                 SUBJECT TO COMPLETION, DATED OCTOBER 11, 2000.

          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY 29, 1999.

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT HAS BEEN DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933. WE WILL DELIVER TO PURCHASERS OF THESE SECURITIES A FINAL PROSPECTUS SUPPLEMENT. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                          FILED PURSUANT TO RULE
                                                          424(b)(5) REGISTRATION
                                                                   NO. 333-69375

                               15,000,000 Shares

                         [BOSTON PROPERTIES, INC. LOGO]

                                  Common Stock
                               ------------------

    Boston Properties, Inc. is offering 15,000,000 shares of common stock by this prospectus supplement. Our common stock is listed on the New York Stock Exchange under the symbol "BXP." The last reported sale price of our common stock on October 10, 2000 was $41.00 per share.

    SEE THE RISK FACTORS INCORPORATED BY REFERENCE IN OUR ANNUAL REPORT ON
FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999, AS WELL AS THE RISK FACTORS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS, TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.
                            ------------------------
    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                                              Per Share      Total
                                                              ---------      -----
Initial price to public.....................................   $          $
Underwriting discount.......................................   $          $
Proceeds, before expenses, to us............................   $          $

    To the extent that the underwriters sell more than 15,000,000 shares of our common stock, the underwriters have the option to purchase up to an additional 2,250,000 shares at the initial price to public less the underwriting discount.
                            ------------------------

    The underwriters expect to deliver the shares against payment in New York,
New York on            , 2000.

                     JOINT BOOKRUNNERS AND JOINT LEAD MANAGERS

GOLDMAN, SACHS & CO.                                  MORGAN STANLEY DEAN WITTER
                              --------------------

                                  CO-LEAD MANAGERS

MERRILL LYNCH & CO.          PRUDENTIAL SECURITIES          SALOMON SMITH BARNEY
                              --------------------

    BANC OF AMERICA SECURITIES LLC DEUTSCHE BANC ALEX. BROWN LEHMAN BROTHERS
                              --------------------

                   Prospectus Supplement dated        , 2000.

Architect model                                Architect model of 111 Huntington Avenue at the
of 5 Times Square                              Prudential Center, Boston, MA
N.Y., N.Y.
Photograph of Democracy Center, Bethesda, MD   Aerial photograph of Embarcadero Center, San
                                               Francisco, CA

    YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, INCLUDING INFORMATION INCORPORATED BY REFERENCE. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT.

                               TABLE OF CONTENTS

       Prospectus Supplement
                                               PAGE
                                     --------------

Forward-Looking Statements.........              ii
Summary............................             S-1
The Company........................             S-7
Use of Proceeds....................            S-17
Capitalization.....................            S-18
Business and Growth Strategies.....            S-19
Business and Properties............            S-23
Indebtedness.......................            S-35
Management.........................            S-38
Additional Federal Income Tax
  Considerations...................            S-42
Underwriting.......................            S-43
Legal Matters......................            S-45
Experts............................            S-45
            Prospectus
                                               PAGE
                                     --------------

Available Information..............               2
Incorporation of Certain Documents
  by Reference.....................               2
Risk Factors.......................               4
The Company........................              15
Use of Proceeds....................              16
Description of Preferred Stock.....              17
Description of Common Stock........              23
Description of Warrants............              24
Restrictions on Transfer...........              25
Certain Provisions of Delaware Law
  and Our Charter and Bylaws.......              29
Certain Federal Income Tax
  Considerations...................              32
Ratios of Combined Earnings to
  Fixed Charges and Preferred Stock
  Dividends........................              46
Plan of Distribution...............              46
Legal Matters......................              48
Experts............................              48

                           FORWARD-LOOKING STATEMENTS

    This prospectus supplement, the accompanying prospectus, and other documents incorporated by reference in this prospectus contain statements that are "forward-looking statements" within the meaning of the federal securities laws. When we use the words "anticipate," "assume," "believe," "estimate," "expect," "intend" and other similar expressions, they generally identify forward-looking statements. Forward-looking statements include, for example, statements relating to acquisitions and related financial information, development activities, business strategy and prospects, future capital expenditures, sources and availability of capital, environmental and other regulations and competition.

    You should exercise caution in interpreting and relying on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and could materially affect our actual results, performance or achievements. In addition to the risk factors incorporated by reference in our annual report on Form 10-K for the year ended December 31, 1999, as well as the risk factors discussed under "Risk Factors" beginning on page 4 of the accompanying prospectus, some of the factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the following:

    - we are subject to general risks affecting the real estate industry, such as the need to enter into new leases or renew leases on favorable terms to generate rental revenues and dependence on our tenants' financial condition;

    - we may fail to identify, acquire, construct or develop additional properties; we may develop properties that do not produce a desired yield on invested capital; or we may fail to effectively integrate acquisitions of properties or portfolios of properties;

    - financing may not be available, or may not be available on favorable terms;

    - we need to make distributions to our stockholders for us to qualify as a real estate investment trust, and if we need to borrow the funds to make such distributions, such borrowings may not be available on favorable terms;

    - we depend on the core markets where our properties are located and these markets may be adversely affected by local economic and market conditions which are beyond our control;

    - we are subject to potential environmental liabilities;

    - we are subject to complex regulations relating to our status as a real estate investment trust and would be adversely affected if we failed to qualify as a real estate investment trust; and

    - market interest rates could adversely affect the market prices for our common stock, as well as our performance and cash flow.

    We caution you that, while forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. In addition, we disclaim any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

    You should read the accompanying prospectus, as well as the documents incorporated by reference in the prospectus, including our financial statements and the notes to the financial statements, before deciding whether to invest in our common stock. Unless the context otherwise requires, all references to "we," "us" or "the company" refer collectively to Boston Properties, Inc. and its subsidiaries, including Boston Properties Limited Partnership, and their respective predecessor entities, considered as a single enterprise.

    WE WILL PROVIDE, WITHOUT CHARGE, AT THE WRITTEN OR ORAL REQUEST OF ANYONE TO WHOM THIS PROSPECTUS SUPPLEMENT IS DELIVERED, COPIES OF THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS, OTHER THAN AN EXHIBIT TO A FILING UNLESS THAT EXHIBIT IS SPECIFICALLY INCORPORATED BY REFERENCE INTO THAT FILING. WRITTEN REQUESTS SHOULD BE DIRECTED TO BOSTON PROPERTIES, INC., 800 BOYLSTON STREET, SUITE 400, BOSTON, MA 02199, ATTENTION: INVESTOR RELATIONS. TELEPHONE REQUESTS MAY BE DIRECTED TO
(617) 236-3300.

                                    SUMMARY

    We are a fully-integrated, self-administered and self-managed real estate investment trust or "REIT" and one of the largest owners and developers of office properties in the United States. We conduct substantially all our business through our affiliate, Boston Properties Limited Partnership, in which we are the sole general partner and hold an approximate 68% economic interest.

    Our properties are concentrated in four core markets--Boston, Washington, D.C., midtown Manhattan and San Francisco--which command higher rental rates than any other major city in the country. As of October 9, 2000, we owned 145 properties, totaling approximately 37.2 million net rentable square feet. Our properties consist of 133 office properties (comprised of 101 Class A office buildings and 32 properties supporting both office and technical uses, including 18 properties we are currently developing), nine industrial properties and three hotels. In the quarter ended June 30, 2000, we reported diluted funds from operations per share of $0.83, a 15.3% increase over the comparable period in 1999. During the same period, property net operating income (property revenues on a straight-line basis minus property expenses, also known as NOI) increased 7.3% for properties owned as of April 1, 1999.

    Our office properties generated 92% of our NOI for the quarter ended June 30, 2000. The following chart shows a breakdown of our NOI by core market for the quarter ended June 30, 2000:

                               NOI BY CORE MARKET

                                      GRAPHIC

    Our four core markets have demonstrated substantial net absorption and rental rate increases, resulting in low vacancies and significant embedded income growth in our portfolio. The following table sets forth information regarding rents and vacancy rates for each central business district, also known as CBD, corresponding to our four core markets:

                                                         CBD               METROPOLITAN
                                                      GROSS RENT             VACANCY
                                                         RANK         ----------------------
                                                        (U.S.)          2Q99          2Q00
                                                      ----------      --------      --------
San Francisco...................................           1            4.0%          1.3%
Midtown Manhattan...............................           2            3.4%          1.9%
Boston..........................................           3            6.6%          3.3%
Washington, D.C.................................           4            5.3%          3.9%

SOURCE: CB RICHARD ELLIS

    For the six months ended June 30, 2000, net rents (contractual base rents less contractual base expense stops) for space in Class A office buildings re-leased after lease expiration were, on average, approximately 44.6% greater than the net rents previously in effect. We expect that our strength in recapturing space quickly at higher rents will result in continued NOI growth. The following table summarizes the amount of office and industrial space expiring in each of our core markets, and the opportunity to re-lease at higher gross rents:

                                                    FOR THE
                                                   SIX MONTHS
                                                     ENDING
                                                  DECEMBER 31,       FOR THE YEARS ENDING DECEMBER 31,
                                                  ------------   -----------------------------------------
CORE MARKET                                           2000         2001       2002       2003       2004
-----------                                       ------------   --------   --------   --------   --------
GREATER BOSTON
  Square footage of expiring leases.............     137,595      713,983    537,527    589,546    669,545
  Annualized Rent per leased sq. ft. w/ future
    step-ups....................................    $  18.40     $  27.48   $  24.05   $  25.61   $  35.54
  Company Quoted Rental Rate per sq. ft.........    $  43.38

GREATER WASHINGTON, D.C.
  Square footage of expiring leases.............     345,143      499,975    707,207    482,668    594,618
  Annualized Rent per leased sq. ft. w/ future
    step-ups....................................    $  17.93     $  20.96   $  24.56   $  27.27   $  29.77
  Company Quoted Rental Rate per sq. ft.........    $  33.87

MIDTOWN MANHATTAN
  Square footage of expiring leases.............      20,512      125,823    901,949    185,331     12,725
  Annualized Rent per leased sq. ft. w/ future
    step-ups....................................    $  63.94     $  55.19   $  53.29   $  38.15   $  56.08
  Company Quoted Rental Rate per sq. ft.........    $  66.63

GREATER SAN FRANCISCO
  Square footage of expiring leases.............      85,427      378,940    334,243    648,377    938,952
  Annualized Rent per leased sq. ft. w/ future
    step-ups....................................    $  25.84     $  26.49   $  29.12   $  36.91   $  32.66
  Company Quoted Rental Rate per sq. ft.........    $  71.20

    We are creating significant value through our development pipeline. Since our initial public offering in June 1997, we have completed the development or redevelopment of 17 properties for a total investment of approximately $418.4 million, of which $307.9 million was our share, and an average stabilized NOI return on development of 14.8%. Stabilized NOI return on development is the annualized property NOI for the first quarter after the property reaches 95% occupancy divided by the total investment for the development of that property. Each of the 17 properties was stabilized prior to June 30, 2000.

    We are currently developing the following 18 office properties, comprised of 16 Class A office buildings and two properties supporting both office and technical uses, totaling more than 4.6 million square feet, for a total projected investment of approximately $1.4 billion, of which $1.3 billion will be invested by us. As of June 30, 2000, we had invested approximately $468.4 million. We expect an average stabilized NOI return on current development of approximately 12%:

                                      ANTICIPATED                                    NET      INVESTMENT
                                        INITIAL                        NUMBER     RENTABLE      AS OF      ANTICIPATED
                                       OCCUPANCY                         OF        SQUARE      JUNE 30,       TOTAL
DEVELOPMENT PROPERTIES                   DATE          LOCATION       BUILDINGS     FEET         2000      INVESTMENT
----------------------                -----------   ---------------   ---------   ---------   ----------   -----------
                                                                                                   (IN THOUSANDS)
OFFICE PROPERTIES
Market Square North.................  Q1 2000       Washington, DC        1         409,843    $101,312    $  123,262
New Dominion Tech Park,
  Building One......................  Q4 2000       Herndon, VA           1         235,201      29,916        48,770
302 Carnegie Center.................  Q4 2000       Princeton, NJ         1          64,565       8,006        12,867
140 Kendrick Street.................  Q1 2001       Needham, MA           3         381,000      62,318        80,856
2600 Tower Oaks Boulevard...........  Q2 2001       Rockville, MD         1         178,216      12,036        38,295
Broad Run Business Park, Building
  E.................................  Q2 2001       Dulles, VA            1         124,650       1,026        14,696
Orbital Sciences, Building Two......  Q2 2001       Dulles, VA            1         160,502       5,065        27,618
ANDOVER OFFICE PARK,
  BUILDING ONE......................  Q2 2001       ANDOVER, MA           1         120,000       1,487        17,381
Quorum Office Park..................  Q3 2001       Chelmsford, MA        2         259,918       4,079        41,747
111 Huntington Avenue...............  Q3 2001       Boston, MA            1         890,000     111,056       291,637
ITT EDUCATIONAL SERVICES BUILDING...  Q4 2001       SPRINGFIELD, VA       1          32,000         619         5,740
5 Times Square......................  Q4 2001       New York, NY          1       1,099,154     216,019       536,115
ONE AND TWO DISCOVERY SQUARE........  Q4 2001       RESTON, VA            2         362,868       1,262(3)     85,994
WALTHAM WESTON CORPORATE CENTER.....  Q4 2001       WALTHAM, MA           1         295,000      11,586        95,446
                                                                         --       ---------    --------    ----------
Total/Weighted Average..............                                     18       4,612,917    $565,787    $1,420,424
                                                                         ==       =========    ========    ==========

Boldface type denotes properties on which we have commenced development since June 30, 2000, totaling 809,868 square feet and requiring a total anticipated investment of $204.6 million.


                                                               PERCENT
                                            PERCENT           LEASED OR
DEVELOPMENT PROPERTIES                     OWNERSHIP         COMMITTED(1)
----------------------                --------------------   ------------

OFFICE PROPERTIES
Market Square North.................                  50%        100%
New Dominion Tech Park,
  Building One......................                 100%        100%
302 Carnegie Center.................                 100%         56%
140 Kendrick Street.................                  25%(2)     100%
2600 Tower Oaks Boulevard...........                 100%        100%
Broad Run Business Park, Building
  E.................................                 100%        100%
Orbital Sciences, Building Two......                 100%        100%
ANDOVER OFFICE PARK,
  BUILDING ONE......................                 100%         50%
Quorum Office Park..................                 100%        100%
111 Huntington Avenue...............                 100%         86%
ITT EDUCATIONAL SERVICES BUILDING...                 100%        100%
5 Times Square......................                 100%        100%
ONE AND TWO DISCOVERY SQUARE........                  50%         49%
WALTHAM WESTON CORPORATE CENTER.....                  --(4)        0%
                                      --------------------       ---
Total/Weighted Average..............                  82%         85%
                                      ====================       ===
Boldface type denotes properties on
feet and requiring a total anticipat

-----------------------------

(1) These percentages include properties currently under lease agreements, as well as those properties subject to letters of intent or similar arrangements reflecting tenant commitment.

(2) Our share of distributions from this project may be as much as 50% upon achievement of specific return objectives.

(3) We have contributed 100% of this investment to date.

(4) The former land holder has a 50% profit interest in this property after we receive a preferred return equal to 110% of our capital investment.

    We currently control the following sites that will support approximately
13.6 million square feet of office development. We anticipate beginning construction on these projects over the next three years with significant pre-leasing, although some development may begin on a speculative basis. We estimate that these developments will require a total investment of $3.7 billion:

                                                        ANTICIPATED   APPROXIMATE
                                                          PROJECT         NET                      ANTICIPATED
                                                           START        RENTABLE     NUMBER OF        TOTAL           CONTROL
DEVELOPMENT PIPELINE             LOCATION                  DATE       SQUARE FEET    BUILDINGS      INVESTMENT       STATUS(1)
--------------------             --------               -----------   ------------   ----------   --------------   --------------
                                                                                                  (IN THOUSANDS)
GREATER BOSTON
The Prudential Center
  --Belvedere
    Condominium/Retail
    Project(2).................  Boston, MA                2000            20,000       N/A         $    2,000     Own
  --Huntington Avenue Retail...  Boston, MA                2001            52,000         1             19,500     Own
  --Boylston Street Office
    Building...................  Boston, MA                2002           257,000         1             96,375     Own
  --Boylston Street
    Residential/Retail.........  Boston, MA                2002           370,000         1            148,000     Own
Andover Office Park, Building
  Two..........................  Andover, MA               2002           110,000         1             16,500     Own
Seven Cambridge Center.........  Cambridge, MA             2002           165,000         1             39,600     Under Contract
MASS TURNPIKE METROWEST........  FRAMINGHAM, MA            2002           300,000         2             60,000     UNDER CONTRACT
CRANE MEADOW...................  MARLBOROUGH, MA           2001           400,000         3             72,000     UNDER CONTRACT
THE CORPORATE CENTER WESTON....  WESTON, MA                2001           350,000         1             91,000     UNDER CONTRACT
                                                                      -----------       ---         ----------
                                                                        2,024,000        11            544,975

GREATER WASHINGTON, D.C.
901 NEW YORK AVENUE(3).........  WASHINGTON, DC            2001           550,000         1            165,960     UNDER CONTRACT
Washingtonian North............  Gaithersburg, MD          2002           850,000         3            187,000     Own
Tower Oaks.....................  Rockville, MD             2001           960,000(4)      5            230,400     Own
Decoverly Business Park........  Rockville, MD             2002           300,000         3             60,000     Own
Broad Run Business Park........  Dulles, VA                2001           937,000         8            168,660     Own
DULLES WORLD CENTER............  DULLES, VA                2002         2,500,000        10            600,000     UNDER CONTRACT
New Dominion Tech Park,
  Building Two.................  Herndon, VA               2001           248,000         1             55,000     Own
599 Van Buren Street...........  Herndon, VA               2001           135,000         1             27,000     Own
Reston Gateway.................  Reston, VA                2002           540,000         2            135,000     Own
Reston, Parcel E...............  Reston, VA                2003           180,000         1             39,600     Own
Virginia 95 Business Park,
  Building 12B.................  Springfield, VA           2002            40,000         1              6,400     Own
                                                                      -----------       ---         ----------
                                                                        7,240,000        36          1,675,020

MIDTOWN MANHATTAN
Times Square Tower.............  New York, NY              2001         1,200,000         1            640,000     Under Contract

GREATER SAN FRANCISCO
611 and 681 Gateway
  Boulevard....................  S. San Francisco, CA      2000           370,000         2            111,000     Own
Plaza at Almaden...............  San Jose, CA              2001           841,000         3            295,000     Under Contract
                                                                      -----------       ---         ----------
                                                                        1,211,000         5            406,000

OTHER
Carnegie Center................  Princeton, NJ             2001         1,900,000        14            418,000     Under Contract
                                                                      -----------       ---         ----------

Total..........................                                        13,575,000        67         $3,683,995
                                                                      ===========       ===         ==========

Boldface type denotes sites we control that we have not previously disclosed, totaling 4.1 million square feet and requiring a total anticipated investment of approximately $1 billion.

-----------------------------

(1) While we anticipate closing on the properties under contract, there can be no assurances that we will acquire these properties.

(2) Excluding development of condominiums by third parties.

(3) We have an agreement to acquire a 25% equity interest in this site and to develop it through our joint venture with the New York State Common Retirement Fund.

(4) We own land that will support approximately 900,000 square feet of development, and we have agreed to acquire land that will support the remaining 60,000 square feet of development.

    We were formed to succeed to the real estate development, redevelopment, acquisition, operating and leasing businesses associated with a predecessor company founded by Mortimer B. Zuckerman and Edward H. Linde in 1970. Over our 30 year history we have completed the development of 86 properties totaling approximately 15.8 million square feet. We believe that we have created significant value for our tenants and investors by developing well-located properties that meet the demands of today's office tenants, redeveloping underperforming assets, and continually improving the marketing and management of our assets.

    We have full-service offices in Boston, New York, Washington, D.C., San Francisco and Princeton, NJ, and achieve efficiencies of scale by operating a centralized financial control and data center at our Boston headquarters. As a full-service real estate company, we have substantial in-house expertise and resources in development, acquisitions, financing, construction management, property management, marketing, leasing, risk management, information systems, accounting, tax and legal services. We have over 600 employees. Our 25 senior officers, together with Mr. Zuckerman, Chairman of our Board of Directors, and Mr. E. Linde, our President and CEO, have an average of 24 years experience in the real estate industry and an average of 14 years tenure with us.

    We believe we have superior access to potential development and acquisition opportunities by virtue of our long-standing reputation and relationships, both nationally and in our core markets, with brokers, tenants, financial institutions, property owners, institutional investors, development agencies and contractors. We utilize our experience with, and understanding of, the development and management of a range of commercial property types to opportunistically pursue developments and acquisitions within our existing and new markets.

    We believe that our experienced personnel, established market position and relationships, hands-on approach to development and management, and substantial portfolio of existing properties and development sites, will enhance our capacity for growth and allow us to exploit the competitive advantages that we enjoy as one of the ten largest publicly-traded REITs (as measured by total market capitalization).

    The cities corresponding to our four core markets command higher rental rates than any other major city in the U.S. in terms of gross rents per square foot due to their desirability as long-term, central locations for office tenants and other users of space. Within our core markets, we focus on submarkets where there are significant barriers to entry and where we have significant expertise, which helps protect the value of our existing assets and provides us with a competitive advantage in developing new properties. When selecting new development sites, we carefully target those that have the potential to command the highest rents in their markets. These premier sites are typically located in in-fill locations, which places a premium on our development expertise and financial strength and also reduces the likelihood of competing projects.

    We believe that our properties are well positioned to provide a base for continued growth. Our tenants operate in a variety of industries and we believe that their creditworthiness and diversity, and our strong relationship with them give us a competitive advantage. In general, our office and industrial properties are located in submarkets with high tenant demand and low vacancy rates, resulting in rising rents. Through our in-house marketing, leasing, tenant construction and property management programs, we have historically achieved high occupancy rates and efficient re-leasing of vacated space.

                                 RECENT EVENTS

    For the quarter ended June 30, 2000, we reported funds from operations per share of $0.83, a 15.3% increase over the comparable period in 1999. During the same period, property NOI increased 7.3% for properties owned as of April 1, 1999.

    Due to strong demand in our core markets, we have accelerated a substantial amount of our development pipeline. In addition to development projects we have previously disclosed, we have commenced development of properties totaling 809,868 square feet and requiring a total anticipated investment of $204.6 million, and entered into agreements to acquire sites that will support
4.1 million square feet, requiring a total anticipated investment of approximately $1 billion (see "The Company--Properties Currently Under Development" and "The Company--Properties in Our Development Pipeline").

    On September 13, 2000, we acquired a 35% interest in 265 Franklin Street in Boston, a 21-story, 326,714-square foot Class A office building, from an affiliate of Westbrook for approximately $34.3 million. We completed this acquisition through our joint venture with the New York State Common Retirement Fund, commonly known as NYSCRF. We anticipate implementing a capital improvement and repositioning plan and re-leasing the approximately 187,000 square feet of space expiring through May 2001.

    On September 29, 2000, we sold 910 and 930 Clopper Road for approximately $24.1 million. These two properties supporting both office and technical uses are located in Gaithersburg, MD and total 240,596 square feet.

    On September 18, 2000, we declared a dividend of $0.53 per share of our common stock for the period July 1, 2000 through September 30, 2000, payable on October 27, 2000 to our shareholders of record on September 29, 2000. Similarly, we declared and paid a dividend of $0.53 per share of our common stock for the second quarter of 2000. Each of these dividends represents an approximate 18% increase over the dividend of $0.45 per share we declared and paid for the first quarter of 2000.

    We have recently increased our unsecured line of credit with Fleet National Bank, as agent, to allow us to borrow up to $605 million. Our unsecured line of credit is a recourse obligation of Boston Properties Limited Partnership. We use our unsecured line of credit principally to fund our development pipeline, other land and property acquisitions and for working capital purposes. As of October 9, 2000, we had an outstanding balance of $221 million (see "Indebtedness").

                                  THE OFFERING

    All of the shares of our common stock offered hereby are being sold by us.


Common stock offered hereby................................       15,000,000
Common stock outstanding after the offering(1).............       84,319,499
Use of proceeds............................................       To fund our current and planned
                                                                  development activities, to create
                                                                  availability under our unsecured line
                                                                  of credit and to fund other land and
                                                                  property acquisitions
NYSE Symbol................................................       BXP

--------------------

(1) Excludes shares reserved for issuance upon the exercise of outstanding options, the conversion of preferred shares and the exchange of units of Boston Properties Limited Partnership (see "Capitalization").

                                  THE COMPANY

GENERAL

    We are a fully integrated, self-administered and self-managed real estate investment trust or "REIT" and one of the largest owners and developers of office properties in the United States. We conduct substantially all our business through our affiliate, Boston Properties Limited Partnership, in which we are the sole general partner and hold an approximate 68% economic interest.

    Our properties are concentrated in four core markets--Boston, Washington, D.C., midtown Manhattan and San Francisco--which command higher rental rates than any other major city in the country. As of October 9, 2000, we owned 145 properties, totaling approximately 37.2 million net rentable square feet. Our properties consist of 133 office properties (comprised of 101 Class A office buildings and 32 properties supporting both office and technical uses, including 18 office buildings we are currently developing), nine industrial properties and three hotels. We consider Class A office buildings to be centrally located buildings that are professionally managed and maintained, attract high-quality tenants and command upper-tier rental rates, and that are modern structures or have been modernized to compete with newer buildings.

    We are creating significant value through our development pipeline. In 1999, we completed the development of 10 properties. We currently have an additional 18 office properties under development (comprised of 16 Class A office properties and two properties supporting both office and technical uses), totaling more than 4.6 million square feet for a total anticipated investment of $1.4 billion. These properties are 85% pre-leased on a weighted average basis. Our largest development property is 5 Times Square in midtown Manhattan. The office space in this building is 100% pre-leased to Ernst & Young. In addition, we control sites that will support approximately 13.6 million square feet of office properties that we estimate will require a total investment of approximately $3.7 billion.

    Our office properties generated 92% of our NOI for the quarter ended June 30, 2000. The following chart shows a breakdown of our NOI by core market for the quarter ended June 30, 2000:

                               NOI BY CORE MARKET

                                      GRAPHIC

    Our four core markets have demonstrated substantial net absorption and rental rate increases, resulting in low vacancies and significant embedded income growth in our portfolio. The following table sets forth information regarding rents and vacancy rates for each CBD corresponding to each of our core markets:

                                                         CBD               METROPOLITAN
                                                      GROSS RENT             VACANCY
                                                         RANK         ----------------------
                                                        (U.S.)          2Q99          2Q00
                                                      ----------      --------      --------
San Francisco...................................           1            4.0%          1.3%
Midtown Manhattan...............................           2            3.4%          1.9%
Boston..........................................           3            6.6%          3.3%
Washington, D.C.................................           4            5.3%          3.9%

SOURCE: CB RICHARD ELLIS

    We were formed to succeed to the real estate development, redevelopment, acquisition, operating and leasing businesses associated with a predecessor company founded by Messrs. Zuckerman and E. Linde in 1970. Over our 30 year history we have completed the development of 86 properties totaling approximately 15.8 million square feet. We believe that we have created significant value for our tenants and investors by developing well-located properties that meet the demands of today's office tenants, redeveloping underperforming assets, and continually improving the marketing and management of our assets.

    We have full-service offices in Boston, New York, Washington, D.C., San Francisco and Princeton, NJ, and achieve efficiencies of scale by operating a centralized financial control and data center at our Boston headquarters that is responsible for operating budgets, billing and payments for all of our existing and development properties. As a result, we believe that we have the capacity to increase the number of properties we own and manage with less than a proportional increase in overhead costs. As a full-service real estate company, we have substantial in-house expertise and resources in development, acquisitions, financing, construction management, property management, marketing, leasing, risk management, information systems, accounting, tax and legal services. We have over 600 employees. Our 25 senior officers, together with Mr. Zuckerman, Chairman of our Board of Directors, and Mr. E. Linde, our President and CEO, have an average of 24 years experience in the real estate industry and an average of 14 years tenure with us.

    We believe we have superior access to potential development and acquisition opportunities by virtue of our long-standing reputation and relationships, both nationally and in our core markets, with brokers, tenants, financial institutions, property owners, institutional investors, development agencies and contractors. We utilize our experience with, and understanding of, the development and management of a range of commercial property types to opportunistically pursue developments and acquisitions within our existing and new markets. In addition to developing Class A office buildings, our extensive experience includes the development of suburban office parks, properties supporting both office and technical uses, hotels and industrial parks. The properties that we have developed and redeveloped have won numerous development, design and building management awards, including "Developer of the Year" from the New York chapter of the National Association of Corporate Real Estate Executives, in recognition of the 5 Times Square development, which was awarded in February 2000; "Developer of the Year" from the Greater Washington Commercial Association of Realtors, in recognition of our numerous development projects in the Greater Washington, D.C. area, which was awarded in May 2000; and the National Commercial Real Estate Customer Service Award for Excellence from a leading provider of real estate benchmarking and performance services throughout the United States, which was awarded in March 2000.

    On a selective basis we also capitalize on opportunities to leverage our experience and reputation by entering into joint ventures with institutions that supply a large percentage of the required equity while we receive a more than proportional return on our investment by virtue of development management, property management and leasing fees and other performance-related promotes. We recently announced a joint venture pursuant to which NYSCRF will contribute up to $270 million to acquire and develop properties in partnership with us. During the term of the agreement, NYSCRF has the right to participate in all of our future acquisition opportunities that meet certain criteria and any development projects that we choose to pursue with an institutional partner. We will manage the development and operation of all joint venture properties.

    The cities corresponding to our four core markets command higher rental rates than any other major city in the U.S. in terms of gross rents per square foot due to their desirability as long-term, central locations for office tenants and other users of space. Within our core markets, we focus on submarkets where there are significant barriers to entry and where we have significant expertise, which helps protect the value of our existing assets and provides us with a competitive advantage in developing new properties. When selecting new development sites, we carefully target those that have the potential to command the highest rents in their markets. These premier sites are typically located in in-fill locations, which places a premium on our development expertise and financial strength and also reduces the likelihood of competing projects.

    We believe that our properties are well positioned to provide a base for continued growth. Our tenants operate in a variety of industries, and we believe that their creditworthiness and diversity, and our strong relationships with them, give us a competitive advantage. In general, our office and industrial properties are located in submarkets with high tenant demand and low vacancy rates, resulting in rising rents. Through our in-house marketing, leasing, tenant construction and property management programs, we have historically achieved high occupancy rates and efficient re-leasing of vacated space.

    We believe that our experienced personnel, established market position and relationships, hands-on approach to development and management, and substantial portfolio of existing properties and development sites, will enhance our capacity for growth and allow us to exploit the competitive advantages that we enjoy as one of the ten largest publicly-traded REITs (as measured by total market capitalization). These advantages include favorable access to debt and equity financing and the ability to acquire properties and sites through the issuance of stock and partnership units, which can be of particular value to potential tax-sensitive sellers. We also believe that, because of our size and reputation, we will be an attractive buyer for institutions or individuals wishing to sell individual properties or portfolios of properties in exchange for an equity position in a publicly-traded real estate company.

    As an example of our ability to successfully attract sellers of desirable assets, in 1999 we acquired the approximately four million-square foot Embarcadero Center complex in San Francisco from the family of David Rockefeller and The Prudential Insurance Company of America. As part of this transaction, these two groups acquired more than $400 million of our equity securities (based on liquidation value), including more than $300 million in units of Boston Properties Limited Partnership.

DEVELOPMENT PROPERTIES DELIVERED SINCE OUR INITIAL PUBLIC OFFERING

    Since our initial public offering in June 1997, we have completed the development or redevelopment of the following properties, for a total investment of approximately $418.4 million, of which $307.9 million was invested by us, and an average stabilized NOI return on development of 14.8%(1):

                                                                                 NET
                                  INITIAL                                     RENTABLE
                                 OCCUPANCY                        NUMBER OF    SQUARE         TOTAL         PERCENT     PERCENT
DELIVERED PROPERTIES               DATE           LOCATION        BUILDINGS     FEET        INVESTMENT     OWNERSHIP    LEASED
--------------------             ---------   ------------------   ---------   ---------   --------------   ---------   ---------
                                                                                          (IN THOUSANDS)
OFFICE PROPERTIES
Sugarland Business Park,
  Building One.................     6/97     Herndon, VA              1          52,797      $  5,962         100%        100%
Sugarland Business Park,
  Building Two.................     6/97     Herndon, VA              1          59,215         5,373         100%        100%
7700 Boston Boulevard, Building
  Twelve.......................    10/97     Springfield, VA          1          82,224        10,327         100%        100%
7501 Boston Boulevard, Building
  Seven........................    11/97     Springfield, VA          1          75,756        11,640         100%        100%
201 Spring Street..............    11/97     Lexington, MA            1         102,500        12,968         100%        100%
One and Two Reston Overlook....     2/99     Reston, VA               2         444,279        65,556         100%(2)     100%
181 Spring Street..............     5/99     Lexington, MA            1          53,595        12,325         100%        100%
The Arboretum..................     5/99     Reston, VA               1          95,584        14,676         100%        100%
200 West Street................     5/99     Waltham, MA              1         248,341        44,907         100%        100%
Eight Cambridge Center.........     6/99     Cambridge, MA            1         177,226        26,199         100%        100%
1301 New York Avenue...........     9/99     Washington, DC           1         168,371        47,981(3)      100%        100%
502 Carnegie Center............    10/99     Princeton, NJ            1         116,374        19,020(4)      100%         98%
One Freedom Square.............    11/99     Reston, VA               1         414,296        81,842(5)       25%        100%
Orbital Sciences, Buildings One
  and Three....................     6/00     Dulles, VA               2         174,832        30,885(6)      100%        100%
                                                                     --       ---------      --------         ---         ---
                                                                     16       2,265,390       389,661          84%        100%

HOTEL
Residence Inn by
Marriott-Registered Trademark-...    2/99    Cambridge, MA            1         187,474        28,782         100%        N/A
                                                                     --       ---------      --------         ---         ---

Total/Weighted Average.........                                      17       2,452,864      $418,443          85%        100%
                                                                     ==       =========      ========         ===         ===

-------------------------

(1) Stabilized NOI return on development is the annualized property NOI for the first quarter after the property is 95% occupied divided by total investment to develop that property. Each of these properties was stabilized before June 30, 2000.

(2) Return is based on our 25% investment in the property during development.

(3) Includes $2.7 million of anticipated finishing costs.

(4) Includes $1.0 million of anticipated finishing costs.

(5) Includes $2.5 million of anticipated finishing costs.

(6) Includes $0.7 million of anticipated finishing costs.

    SUGARLAND BUSINESS PARK, BUILDINGS ONE AND TWO. These single-story buildings totaling 112,012 square feet are located in Herndon, VA, and support both office and technical uses. We purchased these buildings vacant in 1996 and completed improvements to them in June 1997. These buildings are 100% leased to six tenants.

    7700 BOSTON BOULEVARD, BUILDING TWELVE AND 7501 BOSTON BOULEVARD, BUILDING SEVEN. These properties totaling 157,980 square feet are located in our Virginia 95 Office Park in Springfield, VA, and support both office and technical uses. We developed these buildings for, and lease them 100% to Autometric, a subsidiary of Boeing, and the United States government. Their leases expire in 2012 and 2007, respectively.

    201 SPRING STREET. This 102,500-square foot Class A office building is located in Lexington, MA. This building, which was built on a speculative basis, is 100% leased to AT&T Broadband with a lease expiring in 2007.

    ONE AND TWO RESTON OVERLOOK.  This two-building, 444,279-square foot
Class A office complex is located in Reston, VA. We developed this property through a joint venture agreement with an affiliate of Westbrook and subsequently purchased our joint venture partner's interest in January 2000. Both buildings are 100% leased. The major tenant is TRW with a lease expiring in 2011.

    181 SPRING STREET. This 53,595-square foot Class A office building is located adjacent to our 191 and 201 Spring Street properties in Lexington, MA. This building was built on a speculative basis and is 100% leased to Excelergy and ABT Associates. Their leases expire in 2005 and 2009, respectively.

    THE ARBORETUM. This 95,584-square foot Class A office building is located in Reston, VA, adjacent to our other Reston-area properties. This building was 100% pre-leased to Landmark Systems prior to the commencement of development, with a lease expiring in 2011.

    200 WEST STREET. This 248,341-square foot Class A office building is located across the street from our 195 West Street property in Waltham, MA. This building was started on a speculative basis and is 100% leased. The major tenant is Parexel International with a lease expiring in 2009.

    EIGHT CAMBRIDGE CENTER. This 177,226-square foot Class A office building is located in our Cambridge Center development in Cambridge, MA. This building was 100% pre-leased to Cambridge Technology Partners prior to the commencement of development, with a lease expiring in 2009.

    1301 NEW YORK AVENUE. This 168,371-square foot Class A office building is located in Washington, D.C. We purchased and renovated it, then placed it back in service in 1999. This building is 100% pre-leased to the United States government with a lease expiring in 2009.

    502 CARNEGIE CENTER. This 116,374-square foot Class A office building is located in our Carnegie Center development in Princeton, NJ. This building was started on a speculative basis and is 98% leased. The major tenant is Summit Bank with a lease expiring in 2009.

    ONE FREEDOM SQUARE. We have a 25% interest in this 414,296-square foot Class A office building in Reston, VA that we developed with an affiliate of Westbrook through a joint venture. This building is 100% leased and is managed by us. The major tenant is Andersen Consulting with a lease expiring in 2011.

    ORBITAL SCIENCES, BUILDINGS ONE AND THREE. This two-building, 174,832-square foot Class A office complex is located in Dulles, VA, and was 100% pre-leased to Orbital Sciences prior to the commencement of development. This lease expires in 2015.

    RESIDENCE INN BY MARRIOTT-REGISTERED TRADEMARK-. This 221-room limited service, extended-stay hotel is located in our Cambridge Center development in Cambridge, MA. The Residence Inn division of Marriott International manages this hotel. As with our other hotel properties, we lease this hotel to a related party and participate in its gross receipts.

PROPERTIES CURRENTLY UNDER DEVELOPMENT

    We are currently developing the following 18 office properties, comprised of 16 Class A office buildings and two properties supporting both office and technical uses, totaling more than 4.6 million square feet, for a total projected investment of approximately $1.4 billion, of which $1.3 billion will be invested by us. As of June 30, 2000, we had invested approximately
$468.4 million. We expect an average stabilized NOI return on current development of approximately 12%:

                                      ANTICIPATED                                    NET      INVESTMENT
                                        INITIAL                        NUMBER     RENTABLE      AS OF      ANTICIPATED
                                       OCCUPANCY                         OF        SQUARE      JUNE 30,       TOTAL       PERCENT
DEVELOPMENT PROPERTIES                   DATE          LOCATION       BUILDINGS     FEET         2000      INVESTMENT    OWNERSHIP
----------------------                -----------   ---------------   ---------   ---------   ----------   -----------   ---------
                                                                                                   (IN THOUSANDS)
OFFICE PROPERTIES
Market Square North.................  Q1 2000       Washington, DC        1         409,843    $101,312    $  123,262        50%
New Dominion Tech Park,
  Building One......................  Q4 2000       Herndon, VA           1         235,201      29,916        48,770       100%
302 Carnegie Center.................  Q4 2000       Princeton, NJ         1          64,565       8,006        12,867       100%
140 Kendrick Street.................  Q1 2001       Needham, MA           3         381,000      62,318        80,856        25%(2)
2600 Tower Oaks Boulevard...........  Q2 2001       Rockville, MD         1         178,216      12,036        38,295       100%
Broad Run Business Park, Building
  E.................................  Q2 2001       Dulles, VA            1         124,650       1,026        14,696       100%
Orbital Sciences, Building Two......  Q2 2001       Dulles, VA            1         160,502       5,065        27,618       100%
ANDOVER OFFICE PARK,
  BUILDING ONE......................  Q2 2001       ANDOVER, MA           1         120,000       1,487        17,381       100%
Quorum Office Park..................  Q3 2001       Chelmsford, MA        2         259,918       4,079        41,747       100%
111 Huntington Avenue...............  Q3 2001       Boston, MA            1         890,000     111,056       291,637       100%
ITT EDUCATIONAL SERVICES BUILDING...  Q4 2001       SPRINGFIELD, VA       1          32,000         619         5,740       100%
5 Times Square......................  Q4 2001       New York, NY          1       1,099,154     216,019       536,115       100%
ONE AND TWO DISCOVERY SQUARE........  Q4 2001       RESTON, VA            2         362,868       1,262(3)     85,994        50%
WALTHAM WESTON CORPORATE CENTER.....  Q4 2001       WALTHAM, MA           1         295,000      11,586        95,446        --(4)
                                                                         --       ---------    --------    ----------       ---
Total/Weighted Average..............                                     18       4,612,917    $565,787    $1,420,424        82%
                                                                         ==       =========    ========    ==========       ===

Boldface type denotes properties on which we have commenced development since June 30, 2000, totaling 809,868 square feet and requiring a total anticipated investment of $204.6 million.


                                        PERCENT
                                       LEASED OR
DEVELOPMENT PROPERTIES                COMMITTED(1)
----------------------                ------------

OFFICE PROPERTIES
Market Square North.................      100%
New Dominion Tech Park,
  Building One......................      100%
302 Carnegie Center.................       56%
140 Kendrick Street.................      100%
2600 Tower Oaks Boulevard...........      100%
Broad Run Business Park, Building
  E.................................      100%
Orbital Sciences, Building Two......      100%
ANDOVER OFFICE PARK,
  BUILDING ONE......................       50%
Quorum Office Park..................      100%
111 Huntington Avenue...............       86%
ITT EDUCATIONAL SERVICES BUILDING...      100%
5 Times Square......................      100%
ONE AND TWO DISCOVERY SQUARE........       49%
WALTHAM WESTON CORPORATE CENTER.....        0%
                                          ---
Total/Weighted Average..............       85%
                                          ===
Boldface type denotes properties on
requiring a total anticipated invest

-----------------------------

(1) These percentages include properties currently under lease agreements, as well as those properties subject to letters of intent or similar arrangements reflecting tenant commitment.

(2) Our share of distributions from this project may be as much as 50% upon achievement of specific return objectives.

(3) We have contributed 100% of this investment to date.

(4) The former land holder has a 50% profit interest in this property after we receive a preferred return equal to 110% of our capital investment.

    MARKET SQUARE NORTH. We have a 50% ownership interest in this 409,843-square foot Class A office building located in Washington, D.C. We are developing this building through a joint venture with a local developer, with whom we co-manage the development. This building is 100% leased to 13 tenants. Stabilization is expected in the fourth quarter of 2000.

    NEW DOMINION TECH PARK, BUILDING ONE. This 235,201-square foot Class A office building is located in Herndon, VA. This building is 100% pre-leased to the United States government for twenty years. Occupancy is expected in the fourth quarter of 2000.

    302 CARNEGIE CENTER. This 64,565-square foot Class A office property is located in our Carnegie Center complex in Princeton, NJ. This building, which was started on a speculative basis, is approximately 23% leased, and an additional 33% is committed. Initial occupancy is expected in the fourth quarter of 2000, and stabilization is expected in the second quarter of 2001.

    140 KENDRICK STREET. This three-building, 381,000-square foot Class A office complex is located in Needham, MA. We are developing this complex through our joint venture with

NYSCRF. Our share of distributions from this project may be as much as 50% upon achievement of specific return objectives. We manage this development. This complex is 100% pre-leased to Parametric Technology with a lease expiring in 2012. Occupancy is expected in the first quarter of 2001.

    2600 TOWER OAKS BOULEVARD. This 178,216-square foot Class A office building is located in Rockville, MD. It is the first building to be developed in our planned office park totaling approximately 1,100,000 square feet. This building is approximately 53% leased to OTG Software and 18% leased to American Express for ten and seven years, respectively. The remaining space is 100% committed. Initial occupancy is expected in the first quarter of 2001, with stabilization expected in the second quarter of 2001.

    BROAD RUN BUSINESS PARK, BUILDING E. This 124,650-square foot Class A office building is located in Dulles, VA. This building is the first building to be developed in our planned office park totaling approximately 1,062,000 square feet. We began construction of this building on a speculative basis in May 2000. This building is 100% leased to Telegis, with a lease expiring in 2016. Occupancy is expected in the second quarter of 2001.

    ORBITAL SCIENCES, BUILDING TWO. This 160,502-square foot Class A office building is located in Dulles, VA. This building is the second phase of a 335,334-square foot development project (see "Development Properties Delivered Since Our Initial Public Offering--ORBITAL SCIENCES, BUILDINGS ONE AND THREE"). The project was, prior to commencement of construction, 100% pre-leased to Orbital Sciences for 15 years. Occupancy is expected in the second quarter of 2001.

    ANDOVER OFFICE PARK, BUILDING ONE. This 120,000-square foot Class A office building is located in Andover, MA. We began construction in July 2000. This building is 50% pre-leased to Agilent for ten years, with initial occupancy expected in the second quarter of 2001.

    QUORUM OFFICE PARK. This two-building, 259,918-square foot Class A office development is located in Chelmsford, MA. This project was, prior to the commencement of construction, 100% pre-leased to Tellabs with a lease expiring in 2011. Occupancy of these two buildings is expected in the third and fourth quarters of 2001.

    111 HUNTINGTON AVENUE. This 890,000-square foot Class A office tower is located at our mixed-use Prudential Center complex in Boston, MA. The building is 58% pre-leased and 28% committed, with initial occupancy expected in the third quarter of 2001. Stabilization is expected in the fourth quarter of 2002.

    ITT EDUCATIONAL SERVICES BUILDING. This 32,000-square foot building supporting both office and technical uses is located at our Virginia 95 Business Park in Springfield, VA. This building is 100% pre-leased to ITT Educational Service, with a lease expiring in 2012. Occupancy is expected in the fourth quarter of 2001.

    5 TIMES SQUARE. This 1,099,154-square foot Class A office tower is located in midtown Manhattan. The office space is 100% pre-leased to Ernst & Young, with initial occupancy expected in the fourth quarter of 2001. Stabilization is expected in the second quarter of 2002.

    ONE AND TWO DISCOVERY SQUARE. We have a 50% interest in this two-building, 362,868-square foot Class A office complex, located in Reston, VA. This project is being developed through a joint venture with an affiliate of Westbrook. We manage this development. This project is approximately 49% committed, with stabilization expected in the second quarter of 2002.

    WALTHAM WESTON CORPORATE CENTER. This 295,000-square foot Class A office building is located in Waltham, MA. It is being developed through a joint venture with the former land holder in which our joint venture partner has a 50% profit interest after we receive a preferred return equal to our capital investment plus 10%. We manage this development. We began construction of this building on a speculative basis in September 2000 in response to the demand for office space in the Waltham area. Initial occupancy is expected in the fourth quarter of 2001, with stabilization expected in the fourth quarter of 2002.

PROPERTIES IN OUR DEVELOPMENT PIPELINE

    We currently control the following sites that will support approximately
13.6 million square feet of office development. We anticipate beginning construction on these projects over the next three years with significant pre-leasing, although some development may begin on a speculative basis. We estimate that these developments will require a total investment of $3.7 billion:

                                                         ANTICIPATED   APPROXIMATE
                                                           PROJECT         NET                     ANTICIPATED
                                                            START       RENTABLE     NUMBER OF        TOTAL           CONTROL
DEVELOPMENT PIPELINE              LOCATION                  DATE       SQUARE FEET   BUILDINGS      INVESTMENT       STATUS(1)
--------------------              --------               -----------   -----------   ----------   --------------   --------------
                                                                                                  (IN THOUSANDS)
GREATER BOSTON
The Prudential Center
  --Belvedere Condominium/Retail
    Project(2)..................  Boston, MA                2000           20,000       N/A         $    2,000     Own
  --Huntington Avenue Retail....  Boston, MA                2001           52,000         1             19,500     Own
  --Boylston Street Office
    Building....................  Boston, MA                2002          257,000         1             96,375     Own
  --Boylston Street
    Residential/Retail..........  Boston, MA                2002          370,000         1            148,000     Own
Andover Office Park, Building
  Two...........................  Andover, MA               2002          110,000         1             16,500     Own
Seven Cambridge Center..........  Cambridge, MA             2002          165,000         1             39,600     Under Contract
MASS TURNPIKE METROWEST.........  FRAMINGHAM, MA            2002          300,000         2             60,000     UNDER CONTRACT
CRANE MEADOW....................  MARLBOROUGH, MA           2001          400,000         3             72,000     UNDER CONTRACT
THE CORPORATE CENTER WESTON.....  WESTON, MA                2001          350,000         1             91,000     UNDER CONTRACT
                                                                       ----------       ---         ----------
                                                                        2,024,000        11            544,975

GREATER WASHINGTON, D.C.
901 NEW YORK AVENUE(3)..........  WASHINGTON, DC            2001          550,000         1            165,960     UNDER CONTRACT
Washingtonian North.............  Gaithersburg, MD          2002          850,000         3            187,000     Own
Tower Oaks......................  Rockville, MD             2001          960,000(4)      5            230,400     Own
Decoverly Business Park.........  Rockville, MD             2002          300,000         3             60,000     Own
Broad Run Business Park.........  Dulles, VA                2001          937,000         8            168,660     Own
DULLES WORLD CENTER.............  DULLES, VA                2002        2,500,000        10            600,000     UNDER CONTRACT
New Dominion Tech Park, Building
  Two...........................  Herndon, VA               2001          248,000         1             55,000     Own
599 Van Buren Street............  Herndon, VA               2001          135,000         1             27,000     Own
Reston Gateway..................  Reston, VA                2002          540,000         2            135,000     Own
Reston, Parcel E................  Reston, VA                2003          180,000         1             39,600     Own
Virginia 95 Business Park,
  Building 12B..................  Springfield, VA           2002           40,000         1              6,400     Own
                                                                       ----------       ---         ----------
                                                                        7,240,000        36          1,675,020

MIDTOWN MANHATTAN
Times Square Tower..............  New York, NY              2001        1,200,000         1            640,000     Under Contract

GREATER SAN FRANCISCO
611 and 681 Gateway Boulevard...  S. San Francisco, CA      2000          370,000         2            111,000     Own
Plaza at Almaden................  San Jose, CA              2001          841,000         3            295,000     Under Contract
                                                                       ----------       ---         ----------
                                                                        1,211,000         5            406,000

OTHER
Carnegie Center.................  Princeton, NJ             2001        1,900,000        14            418,000     Under Contract
                                                                       ----------       ---         ----------

Total...........................                                       13,575,000        67         $3,683,995
                                                                       ==========       ===         ==========

Boldface type denotes sites we control that we have not previously disclosed, totaling 4.1 million square feet and requiring a total anticipated investment of approximately $1 billion.

-----------------------------

(1) While we anticipate closing on the properties under contract, there can be no assurances that we will acquire these properties.

(2) Excluding development of condominiums by third parties.

(3) We have an agreement to acquire a 25% equity interest in this site and to develop it through our joint venture with NYSCRF.

(4) We own land that will support approximately 900,000 square feet of development, and we have agreed to acquire the land that will support the remaining 60,000 square feet of development.

GREATER BOSTON

    THE PRUDENTIAL CENTER. This 23-acre site, located in Boston, MA, consists of two Class A office buildings totaling approximately 1.7 million square feet, a retail complex totaling 486,428 square feet, 2,700 underground parking spaces and 111 Huntington Avenue, an approximately 890,000-square foot Class A office building that is currently under construction (see "--Properties Currently Under Development--111 HUNTINGTON AVENUE"). This site also has entitlements for the following four additional development projects totaling approximately 850,000 square feet:

        Belvedere Condominium/Retail Project--We are in the process of finalizing a ground lease of a parcel of land to a national condominium developer. We will act as the third-party development manager for the construction of 65 condominium units and approximately 20,000 square feet of retail space. We will retain ownership of all retail space. We expect to commence development in October 2000.

        Huntington Avenue Retail--We are completing the design and planning for an approximately 52,000-square foot retail development on Huntington Avenue. We are in discussions with a tenant for the entire project and plan to commence construction in the second quarter of 2001.

        Boylston Street Office Building--We are designing the last remaining approved office development at the Prudential Center, an approximately 257,000-square foot building. We anticipate commencing construction in the third quarter of 2002.

        Boylston Street Residential/Retail--This project will support approximately 300,000 square feet of residential use and approximately 70,000 square feet of retail space.

    ANDOVER OFFICE PARK, BUILDING TWO. This site is located in Andover, MA. The site is able to support an approximately 110,000-square foot Class A office building. This building will share parking with Andover Office Park, Building One, which we are currently developing (see "--Properties Currently Under Development--ANDOVER OFFICE PARK, BUILDING ONE").

    SEVEN CAMBRIDGE CENTER. This approximately 165,000-square foot Class A office building with a parking structure is the last remaining project planned for our Cambridge Center development in Cambridge, MA. When completed, Cambridge Center will be a 15-building, multi-use complex totaling approximately
2.8 million square feet. We currently own six office buildings, a parking structure, the 431-room Cambridge Marriott Hotel and the 221-room Residence Inn by Marriott-Registered Trademark- in this development. There is a moratorium on development in effect in Cambridge through July 2001 to allow Cambridge to consider possible zoning changes which, if enacted, may have an adverse effect on our ability to develop the currently planned office building on this site.

    MASS TURNPIKE METRO WEST. This 26.8 acre site is located at the intersection of Route 9 and Interstate 90 in Framingham, MA. This site is able to support two Class A office buildings totaling approximately 300,000 square feet and a 150-room limited service hotel.

    CRANE MEADOW. This 50-acre site is located off Interstate 495 in Marlborough, MA. This site is able to support three Class A office buildings totaling approximately 400,000 square feet.

    THE CORPORATE CENTER WESTON. This 74-acre site is located at the intersection of Route 20 and Route 128 in Weston, MA. This site is able to support an approximately 350,000-square foot Class A office building.

GREATER WASHINGTON, D.C.

    901 NEW YORK AVENUE. We are under contract to acquire this site through our joint venture with the NYSCRF, pursuant to which we will have a 25% equity interest in the site. The site is located in Washington, D.C. This site will support an approximately 550,000-square foot, Class A office building that will be developed through the joint venture, through which we would manage the property.

    WASHINGTONIAN NORTH. This 28-acre parcel is located off Interstate 270 in Gaithersburg, MD and can support three Class A office buildings totaling approximately 850,000 square feet.

    TOWER OAKS. This 34-acre site is adjacent to Interstate 270 in Rockville, MD. This site is the location of 2600 Tower Oaks Boulevard, which is currently under construction, and can support five additional Class A office buildings totaling approximately 960,000 square feet.

    DECOVERLY BUSINESS PARK. This 17-acre site is located in Rockville, MD. This site can support three buildings totaling approximately 300,000 square feet. We have granted the National Association of Securities Dealers options to ground lease portions of the site which could support two of the buildings totaling approximately 200,000 square feet. These options expire in 2001 and 2003, respectively.

    BROAD RUN BUSINESS PARK. This 162-acre site is located in Dulles, VA. This site is the location of Building E, which is currently under construction (see "--Properties Currently Under Development--BROAD RUN BUSINESS PARK,
BUILDING E"), and can support eight additional Class A office buildings totaling approximately 937,000 square feet.

    DULLES WORLD CENTER. This 82-acre site is located in Dulles, VA. This site can support approximately 2,500,000 square feet of office development.

    NEW DOMINION TECH PARK, BUILDING TWO. This site, located in Herndon, VA, can support an additional office building. Until November 10, 2001, the United States government, the current tenant of Building One on this site (see "--Properties Currently Under Development--NEW DOMINION TECH PARK, BUILDING ONE"), has an option to require us to develop a building consisting of 240,000 to 280,000 square feet. If the United States government exercises this option, Building Two will be 100% pre-leased to it. The building lease will run for a minimum of ten years and a maximum of twenty years.

    599 VAN BUREN STREET. This site is located in Herndon, VA. This site can support a single Class A office building of approximately 135,000 square feet.

    RESTON GATEWAY. This site is located in Reston, VA. This site is part of our existing Reston Corporate Center project, which currently includes two buildings totaling approximately 261,000 square feet. This site can support two additional Class A office buildings totaling approximately 540,000 square feet.

    RESTON, PARCEL E. This site is located in Reston, VA. This site can support an additional Class A office building of approximately 180,000 square feet.

    VIRGINIA 95 BUSINESS PARK, BUILDING 12B. This site is located in Springfield, VA. We have one remaining site at this park that can support an office building. Until December 31, 2001, Autometric, a subsidiary of Boeing, the current tenant of two other buildings at this park (see "--Development Properties Delivered Since Our Initial Public Offering--7700 BOSTON BOULEVARD, BUILDING TWELVE AND 7501 BOSTON BOULEVARD, BUILDING SEVEN"), has an option to require us to develop a building consisting of at least 38,500 square feet. If Autometric exercises this option, the building will be 100% pre-leased to it for ten years or until the expiration of Autometric's current lease of 7700 Boston Boulevard, Building Twelve, whichever is longer.

MIDTOWN MANHATTAN

    TIMES SQUARE TOWER. This site is located at the intersection of 42nd Street and Seventh Avenue in Times Square and will support an approximately
1.2 million-square foot, Class A office building. While we hold an option to acquire this site through a joint venture with The Prudential Insurance Company of America, Prudential has elected not to exercise their right to participate in the development of Times Square Tower. Under the joint venture agreement, if we do not acquire the site by December 15, 2000, Prudential will have another opportunity at that time to elect to participate in the development, with an interest of up to 33.34%. If Prudential makes that election, they will then be obligated to contribute their full proportionate share of the capital required to fund development. In any event, we will manage the project.

GREATER SAN FRANCISCO

    611 AND 681 GATEWAY BOULEVARD. This site is located in South San Francisco, CA. It is part of our Gateway Center office complex which we acquired in 1999. This site can support two additional Class A office buildings totaling approximately 370,000 square feet. Construction on 611 Gateway Boulevard is expected to start in the fourth quarter of 2000 without a pre-leasing commitment in response to significant demand for office space in the San Francisco Peninsula submarket. Initial occupancy is expected in the second quarter of 2002.

    PLAZA AT ALMADEN. This 3.6-acre site is located at the interchange of Interstate 280 and Highway 87 in San Jose, CA. This site can support three Class A office buildings totaling approximately 841,000 square feet.

OTHER

    CARNEGIE CENTER. These sites are located in Princeton, NJ. As part of our Carnegie Center acquisition in 1998, we acquired a 20-year option to purchase sites that can support up to 2.1 million square feet of additional office development adjacent to our existing buildings. To date, we have developed two buildings (see "--Properties Currently Under Development--302 CARNEGIE CENTER" and "--Development Properties Delivered Since Our Initial Public Offering--502 CARNEGIE CENTER") and have sites remaining under the option agreement that can support an additional 1.9 million square feet of office development.

                                USE OF PROCEEDS

    We expect to receive net proceeds from this offering of approximately
$582.6 million after payment of all anticipated issuance costs and assuming a public offering price of $41.00 per share. We intend to use substantially all of the net proceeds to fund a portion of our development pipeline. Additionally, we may use some of the net proceeds to fund other land and property acquisitions and for other working capital purposes. Immediately after this offering and until such developments and/or acquisitions require our capital, we will use the net proceeds to reduce borrowings under our unsecured credit facility and to increase our cash and cash equivalents (see "Indebtedness").

                                 CAPITALIZATION

    The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2000, and as adjusted to give effect to the sale by us of the 15,000,000 shares of common stock we are offering by this prospectus supplement, after deducting the estimated underwriting discount and offering expenses payable by us and assuming a public offering price of $41.00 per share and the application of the net proceeds as described under "Use of Proceeds."

                                                              HISTORICAL   AS ADJUSTED
                                                              ----------   -----------
                                                                   (IN THOUSANDS)
Cash and cash equivalents...................................  $    6,319   $  367,950
                                                              ==========   ==========

Capitalization:
Debt:
  Mortgage notes............................................  $3,157,068   $3,157,068
  Unsecured line of credit..................................     238,000           --(1)
Minority interests..........................................     797,451      876,167
Series A Convertible Redeemable Preferred Stock, liquidation preference $50.00 per share, 2,000,000 shares issued and
  outstanding...............................................     100,000      100,000
Stockholders' equity:
  Excess stock, $.01 par value, 150,000,000 shares
    authorized, none issued or outstanding..................          --           --
  Common stock, $.01 par value, 250,000,000 shares
    authorized, 68,026,797 historical and 83,026,797 as
    adjusted shares issued and outstanding(2)(3)............         680          830
  Additional paid-in capital................................   1,076,593    1,580,358
  Dividends in excess of earnings...........................     (11,670)     (11,670)
  Unearned compensation.....................................        (954)        (954)
  Accumulated other comprehensive income....................       9,528        9,528
                                                              ----------   ----------
        Total capitalization................................  $5,366,696   $5,711,327
                                                              ==========   ==========

--------------------

(1) Reflects the net effect of the historical balance as adjusted for net repayments of $17.0 million subsequent to June 30, 2000.

(2) Excludes 8,552,813 shares of our common stock subject to options granted under our stock option plan and a total of 34,841,156 common units of Boston Properties Limited Partnership, of which 10,375,937 common units are issuable upon conversion of all outstanding Series One, Series Two and Series Three preferred units as if they had been converted in full on June 30, 2000 (although some of them were not then convertible under their terms). Common units are redeemable by holders for cash or, at our election, may be exchanged for shares of our common stock on a one-for-one basis.

(3) Excludes the issuance of 1,292,702 shares of our common stock subsequent to June 30, 2000, of which 505,776 shares were issued in exchange for units of Boston Properties Limited Partnership.

                         BUSINESS AND GROWTH STRATEGIES

BUSINESS STRATEGY

    Our primary business objective is to maximize return on investment so as to provide our stockholders with the greatest possible total return. Our strategy to achieve this objective is:

    - To concentrate on a few carefully selected markets and to be one of, if not the leading, owner and developer in each of those markets. We select markets and submarkets where tenants have demonstrated a preference for high quality office buildings and other facilities.

    - To emphasize markets and submarkets within those markets where there are barriers to the creation of new supply and where skill, financial strength and diligence are required to successfully develop and manage high quality office, research and development and/or industrial space.

    - To take on complex, technically challenging projects, leveraging the skills of our management team to successfully develop, acquire or reposition properties which other organizations may not have the capacity or resources to pursue.

    - To concentrate on high quality, state-of-the-art real estate designed to meet the demands of today's knowledge-based tenants and to manage those facilities so as to become the landlord of choice for both existing and prospective clients.

    - To opportunistically acquire assets which increase our penetration in the markets in which we have chosen to concentrate and which exhibit an opportunity to improve returns through repositioning, changes in management focus and re-leasing as existing leases terminate.

EXTERNAL GROWTH STRATEGY

    We believe that we are well positioned to realize significant growth through external asset development and acquisition. We believe that our development experience and our organizational depth position us to continue to develop a range of property types, from single-story suburban office properties to high-rise urban developments, within budget and on schedule. Other factors that contribute to our competitive position include:

    - the significant increase in demand for new, high quality office space in our markets;

    - our control of sites (including sites owned or under contract) in our markets that will support approximately 13.6 million square feet of new office development;

    - our reputation gained through the stability and strength of our existing portfolio of properties;

    - our relationships with leading national corporations and public institutions seeking new facilities and development services;

    - our relationships with nationally recognized financial institutions that provide capital to the real estate industry; and

    - the substantial amount of commercial real estate owned by domestic and foreign institutions, private investors and corporations who are seeking to sell these assets in our market areas.

    We have targeted three areas of development and acquisition as significant opportunities to execute our external growth strategy:

    - PURSUE DEVELOPMENT IN SELECTED SUBMARKETS. We believe that development of well-positioned office buildings and research and development properties is and will continue to be justified in many of our submarkets. We believe in acquiring land in response to market conditions that allow for its development in the relative near term. While we purposely concentrate in markets with high barriers to entry, we have demonstrated over our 30 year history an ability to make carefully timed land acquisitions in submarkets where we can become one of the market leaders in establishing rent and other business terms. We believe that there are opportunities in our existing and other markets for a well capitalized developer to acquire land with development potential at key locations.

      In the past, we have been particularly successful at acquiring sites or options to purchase sites that require governmental approval. Because of our development expertise, knowledge of the governmental approval process and reputation for quality development with local government regulatory bodies, we generally have been able to secure the permits necessary to allow development, and profit from the resulting increase in land value. We seek out complex projects where we can add value through the efforts of our experienced and skilled management team leading to significantly enhanced returns on investment.

      As an example of our ability to identify and capitalize on highly complex development opportunities, in August 1999 we acquired 5 Times Square, our first site in Times Square, New York, which will be a 1.1 million-square foot, 37-story tower. Prior to construction commencement in January 2000, the office space was 100% pre-leased to Ernst & Young for 20 years. This project required a $420 million construction loan involving 17 banks from around the world. The building is currently under construction, with rent commencement and stabilization expected in the second quarter of 2002.

    - ACQUIRE ASSETS AND PORTFOLIOS OF ASSETS FROM INSTITUTIONS OR
      INDIVIDUALS. We believe that due to our size, management strength and reputation, we are in an advantageous position to acquire portfolios of assets or individual properties from institutions or individuals. Since our initial public offering in June 1997, we have completed acquisitions totaling $3.9 billion and representing more than 15.6 million square feet, including:

       - the $1.2 billion acquisition of the Embarcadero Center in San Francisco in February 1999;

       - the $546 million acquisition of the Prudential Center in Boston in July 1998;

       - the $258 million acquisition of the Mulligan/Griffin Portfolio in Greater Washington, D.C., in February 1998; and

       - the $323 million acquisition of 280 Park Avenue in midtown Manhattan in September 1997.

      We may acquire properties for cash, but we believe that we are particularly well positioned to appeal to sellers wishing to convert on a tax-deferred basis their ownership of property to the ownership of equity in a diversified real estate operating company that offers liquidity through access to the public equity markets. In addition, we may pursue mergers with and acquisitions of compatible real estate firms. Our ability to offer units in Boston Properties Limited Partnership to sellers who would otherwise recognize a gain upon a sale of assets for cash or our common stock may facilitate this type of transaction on a tax-efficient basis.

      As an example of our ability to successfully attract sellers of desirable assets, in 1999 we acquired the approximately four million-square foot Embarcadero Center complex in San Francisco from the family of David Rockefeller and The Prudential Insurance Company of America. As part of this transaction, these two groups acquired more than $400 million of our equity securities (based on liquidation value), including more than $300 million units of Boston Properties Limited Partnership.

    - ACQUIRE UNDERPERFORMING ASSETS AND PORTFOLIOS OF ASSETS. We continue to actively pursue opportunities to acquire existing buildings that, while currently generating income, are either underperforming the market due to poor management or are currently leased at below market rents with anticipated roll-over of space. These opportunities may include the acquisition of entire portfolios of properties. We believe that because of our in-depth market knowledge and development experience in each of our markets, our national reputation with brokers, financial institutions and others involved in the real estate market and our access to competitively-priced capital, we are well positioned to identify and acquire existing, underperforming properties for competitive prices and to add significant additional value to such properties through our effective marketing strategies and responsive property management program.

      As an example of our ability to substantially improve property operating performance, we acquired the Prudential Center in Boston in July 1998 for total consideration of $546 million, including $27 million allocated to a 50% interest in the development rights, and invested in upgrading and re-tenanting the retail portion of the property to increase its overall appeal to office tenants. Since completing the improvement program, NOI at the property for the six months ended June 30, 2000 increased by 17.6% over the NOI for the same period in 1999.

INTERNAL GROWTH STRATEGY

    We believe that significant opportunities exist to increase cash flow from our existing properties because they are of high quality and in desirable locations in markets that, in general, are experiencing rising rents, low vacancy rates and increasing demand for office and industrial space. In addition, our properties are in markets where, in general, supply is limited by the lack of available sites and the difficulty of receiving the necessary approvals for development on vacant land. Our strategy for maximizing the benefits from these opportunities is two-fold: (1) to provide high quality property management services using our own employees in order to encourage tenants to renew, expand and relocate in our properties, and (2) to achieve speed and transaction cost efficiency in replacing departing tenants through the use of in-house services for marketing, lease negotiation and design and construction of tenant improvements. In addition, we believe that our hotel properties will add to our internal growth because of their desirable locations in the downtown Boston and East Cambridge submarkets, which are experiencing high occupancy rates and continued growth in room rates. The effective management of Marriott International has resulted in high occupancy, guest satisfaction and growth in room rates while limiting increases in operating costs. We expect to continue our internal growth as a result of our ability to:

    - CULTIVATE EXISTING SUBMARKETS. In choosing locations for our properties, we have paid particular attention to transportation and commuting patterns, physical environment, adjacency to established business centers, proximity to sources of business growth and other local factors.

      Many of these submarkets are experiencing increasing rents and, as a result, current market rates often exceed the rents currently being paid by our tenants. For the six months ended June 30, 2000, net rental increases on expiring leases for Class A office buildings were, on average, approximately 44.6% greater than the net rents previously in effect. Based on leases in place at June 30, 2000, leases with respect to 13.6% of our office properties and 13.7% of our industrial properties will expire after June 30, 2000, in calendar years 2000 and 2001. Although we expect that leases expiring over the next three years in these submarkets will be renewed, or space re-let, at higher rents, the actual rental rates at which available space will be renewed or re-let will depend on prevailing market factors at the time.

    - DIRECTLY MANAGE PROPERTIES TO MAXIMIZE THE POTENTIAL FOR TENANT
      RETENTION. We provide property management services ourselves, rather than contracting for this service, to maintain awareness of and responsiveness to tenant needs. We and our properties also benefit from cost efficiencies produced by an experienced work force attentive to preventive maintenance and energy management and from our continuing programs to assure that our property management personnel at all levels remain aware of their important role in tenant relations. Our philosophy has not been to invest significant capital in technology, but to form alliances to provide better tenant service and realize potential incremental revenues with little additional capital investment. For example, we established early relationships with Allied Riser, Captivate Network, Cypress Communications, Teligent and Winstar to provide the most current technology requested by office tenants.

    - REPLACE TENANTS QUICKLY AT BEST AVAILABLE MARKET TERMS AND LOWEST POSSIBLE TRANSACTION COSTS. We believe that we have a competitive advantage in attracting new tenants and achieving rental rates at the higher end of our markets as a result of our well located, well designed and well maintained properties, our reputation for high quality building services and responsiveness to tenants, and our ability to offer expansion and relocation alternatives within our markets.

                            BUSINESS AND PROPERTIES

GENERAL

    As of October 9, 2000, we owned 145 properties, consisting of 133 office properties, nine industrial properties and three hotel properties, including
18 properties we are currently developing. The total square footage of the properties is approximately 37.2 million square feet, including (1) 101 Class A office buildings totaling approximately 27.5 million net rentable square feet, with approximately 5.8 million square feet of structured parking for 16,726 vehicles, (2) 32 buildings supporting both office and technical uses totaling approximately 1.8 million net rentable square feet, (3) nine industrial properties totaling approximately 925,000 net rentable square feet and
(4) three hotel properties with 1,054 rooms, totaling approximately 930,000 square feet.

SUMMARY PROPERTY DATA

    Set forth below is a summary of information regarding our properties, including properties under development:

                                                                               NUMBER OF   NET RENTABLE
PROPERTY NAME                                             SUB MARKET           BUILDINGS   SQUARE FEET
-------------                                     ---------------------------  ---------   ------------
OFFICE PROPERTIES:
CLASS A OFFICE BUILDINGS:
    265 Franklin Street (35% ownership).........  CBD Boston, MA                    1          326,714
    The Prudential Center.......................  CBD Boston, MA                    3        2,149,958
    One Cambridge Center........................  East Cambridge, MA                1          215,385
    Eight Cambridge Center......................  East Cambridge, MA                1          177,226
    Ten Cambridge Center........................  East Cambridge, MA                1          152,664
    Three Cambridge Center......................  East Cambridge, MA                1          107,484
    Eleven Cambridge Center.....................  East Cambridge, MA                1           79,616
    University Place............................  Mid-Cambridge, MA                 1          195,282
    Reservoir Place.............................  Route 128 Mass Turnpike, MA       1          529,991
    200 West Street.............................  Route 128 Mass Turnpike, MA       1          248,341
    Waltham Office Center.......................  Route 128 Mass Turnpike, MA       3          131,479
    170 Tracer Lane.............................  Route 128 Mass Turnpike, MA       1           73,258
    195 West Street.............................  Route 128 Mass Turnpike, MA       1           63,500
    204 Second Avenue...........................  Route 128 Mass Turnpike MA        1           40,974
    Lexington Office Park.......................  Route 128 Northwest, MA           2          167,328
    191 Spring Street...........................  Route 128 Northwest, MA           1          162,700
    10 & 20 Burlington Mall Road................  Route 128 Northwest, MA           2          156,416
    91 Hartwell Avenue..........................  Route 128 Northwest, MA           1          122,135
    201 Spring Street...........................  Route 128 Northwest, MA           1          102,500
    Bedford Business Park.......................  Route 128 Northwest, MA           1           90,000
    33 Hayden Avenue............................  Route 128 Northwest, MA           1           79,564
    32 Hartwell Avenue..........................  Route 128 Northwest, MA           1           69,154
    100 Hayden Avenue...........................  Route 128 Northwest, MA           1           55,924
    181 Spring Street...........................  Route 128 Northwest, MA           1           53,595
    92 Hayden Avenue............................  Route 128 Northwest, MA           1           30,980
    Newport Office Park.........................  Route 128 South, MA               1          168,829
    Sumner Square...............................  CBD Washington, DC                1          209,507
    Metropolitan Square (51% ownership).........  East End Washington, DC           1          578,598
    1301 New York Avenue........................  East End Washington, DC           1          168,371
    Two Independence Square.....................  Southwest Washington, DC          1          579,665
    Capital Gallery.............................  Southwest Washington, DC          1          396,776
    One Independence Square.....................  Southwest Washington, DC          1          337,794
    500 E. Street, N.W..........................  Southwest Washington, DC          1          244,268
    2300 N. Street, N.W.........................  West End Washington, DC           1          276,930
    Democracy Center............................  Montgomery County, MD             3          680,475
    Montvale Center.............................  Montgomery County, MD             1          120,815
    Decoverly Two...............................  Montgomery County, MD             1           77,747
    Decoverly Three.............................  Montgomery County, MD             1           77,040
    One Freedom Square (25% ownership)..........  Fairfax County, VA                1          414,296
    One and Two Reston Overlook.................  Fairfax County, VA                2          444,279
    NIMA Building...............................  Fairfax County, VA                1          263,870

                                                                               NUMBER OF   NET RENTABLE
PROPERTY NAME                                             SUB MARKET           BUILDINGS   SQUARE FEET
-------------                                     ---------------------------  ---------   ------------
    Reston Corporate Center.....................  Fairfax County, VA                2          261,046
    Lockheed Martin Building....................  Fairfax County, VA                1          255,244
    The Arboretum...............................  Fairfax County, VA                1           95,584
    Orbital Sciences, Buildings One and Three...  Loudoun County, VA                2          174,832
    875 Third Avenue............................  East Side, NY                     1          687,876
    280 Park Avenue.............................  Park Avenue, NY                   1        1,156,161
    599 Lexington Avenue........................  Park Avenue, NY                   1        1,000,069
    Embarcadero Center One......................  CBD San Francisco, CA             1          820,817
    Embarcadero Center Two......................  CBD San Francisco, CA             1          779,173
    Embarcadero Center Three....................  CBD San Francisco, CA             1          774,568
    Embarcadero Center Four.....................  CBD San Francisco, CA             1          935,519
    West Tower..................................  CBD San Francisco, CA             1          475,120
    Federal Reserve.............................  CBD San Francisco, CA             1          149,592
    601 and 651 Gateway Boulevard...............  South San Francisco, CA           2          506,395
    100 East Pratt Street.......................  Baltimore, MD                     1          634,236
    Candler Building............................  Baltimore, MD                     1          537,363
    One Tower Center............................  East Brunswick, NJ                1          417,129
    510 Carnegie Center.........................  Princeton, NJ                     1          234,160
    206 Carnegie Center.........................  Princeton, NJ                     1          161,763
    210 Carnegie Center.........................  Princeton, NJ                     1          159,498
    214 Carnegie Center.........................  Princeton, NJ                     1          152,214
    506 Carnegie Center.........................  Princeton, NJ                     1          150,888
    212 Carnegie Center.........................  Princeton, NJ                     1          150,069
    508 Carnegie Center.........................  Princeton, NJ                     1          131,085
    202 Carnegie Center.........................  Princeton, NJ                     1          130,554
    504 Carnegie Center.........................  Princeton, NJ                     1          126,190
    101 Carnegie Center.........................  Princeton, NJ                     1          124,049
    502 Carnegie Center.........................  Princeton, NJ                     1          116,374
    104 Carnegie Center.........................  Princeton, NJ                     1          102,758
    105 Carnegie Center.........................  Princeton, NJ                     1           69,648
    211 Carnegie Center.........................  Princeton, NJ                     1           47,025
    201 Carnegie Center.........................  Princeton, NJ                     -            6,500
    Riverfront Plaza............................  Richmond, VA                      1          892,581
                                                                                  ---       ----------
SUBTOTAL FOR CLASS A OFFICE BUILDINGS...........                                   85       23,037,508
                                                                                  ---       ----------

OFFICE/TECHNICAL PROPERTIES:
    Fourteen Cambridge Center...................  East Cambridge, MA                1           67,362
    Bedford Business Park.......................  Route 128 Northwest, MA           2          383,704
    164 Lexington Road..........................  Route 128 Northwest, MA           1           64,140
    17 Hartwell Avenue..........................  Route 128 Northwest, MA           1           30,000
    Fullerton Square............................  Fairfax County, VA                2          178,294
    7601 Boston Boulevard.......................  Fairfax County, VA                1          103,750
    7435 Boston Boulevard.......................  Fairfax County, VA                1          103,557
    8000 Grainger Court.........................  Fairfax County, VA                1           90,465
    7700 Boston Boulevard.......................  Fairfax County, VA                1           82,224
    7500 Boston Boulevard.......................  Fairfax County, VA                1           79,971
    7501 Boston Boulevard.......................  Fairfax County, VA                1           75,756
    7600 Boston Boulevard.......................  Fairfax County, VA                1           69,832
    7450 Boston Boulevard.......................  Fairfax County, VA                1           60,827
    Sugarland Business Park, Building Two.......  Fairfax County, VA                1           59,215
    7374 Boston Boulevard.......................  Fairfax County, VA                1           57,321
    Sugarland Business Park, Building One.......  Fairfax County, VA                1           52,797
    8000 Corporate Court........................  Fairfax County, VA                1           52,539
    7451 Boston Boulevard.......................  Fairfax County, VA                1           47,001
    7375 Boston Boulevard.......................  Fairfax County, VA                1           28,780
    Hilltop Office Center.......................  South San Francisco, CA           9          144,366
                                                                                  ---       ----------
SUBTOTAL FOR OFFICE/TECHNICAL PROPERTIES........                                   30        1,831,901
                                                                                  ---       ----------

                                                                               NUMBER OF   NET RENTABLE
PROPERTY NAME                                             SUB MARKET           BUILDINGS   SQUARE FEET
-------------                                     ---------------------------  ---------   ------------
INDUSTRIAL PROPERTIES:
    40-46 Harvard Street........................  Route 128 Southwest, MA           1          169,273
    25-33 Dartmouth Road........................  Route 128 Southwest, MA           1           78,045
    6201 Columbia Park Road.....................  Prince Georges County, MD         1          100,337
    2000 South Club Drive.......................  Prince Georges County, MD         1           83,608
    1950 Stanford Court(1)......................  Prince Georges County, MD         1           53,250
    560 Forbes Boulevard........................  South San Francisco, CA           1           40,000
    430 Rozzi Place.............................  South San Francisco, CA           1           20,000
    2391 West Winton Avenue.....................  Hayward, CA                       1          220,213
    38 Cabot Boulevard..........................  Bucks County, PA                  1          161,000
                                                                                  ---       ----------
SUBTOTAL FOR INDUSTRIAL PROPERTIES..............                                    9          925,726
                                                                                  ---       ----------
TOTAL FOR IN-SERVICE OFFICE AND INDUSTRIAL
  PROPERTIES....................................                                  124       25,795,135
                                                                                  ---       ----------

DEVELOPMENT PROPERTIES:
CLASS A OFFICE BUILDINGS:
    111 Huntington Avenue.......................  CBD Boston, MA                    1          890,000
    Waltham Weston Corporate Center.............  Route 128 Mass Turnpike, MA       1          295,000
    140 Kendrick Street (25% ownership).........  Route 128 Mass Turnpike, MA       3          381,000
    Quorum Office Park..........................  Route 495/93 North, MA            2          259,918
    Andover Office Park, Building One...........  Route 495/93 North, MA            1          120,000
    Market Square North (50% ownership).........  East End Washington, DC           1          409,843
    2600 Tower Oaks Boulevard...................  Montgomery County, MD             1          178,216
    New Dominion Tech Park, Building One........  Fairfax County, VA                1          235,201
    One and Two Discovery Square................  Fairfax County, VA                2          362,868
    Orbital Sciences, Building Two..............  Loudoun County, VA                1          160,502
    5 Times Square..............................  Times Square, NY                  1        1,099,154
    302 Carnegie Center.........................  Princeton, NJ                     1           64,565
                                                                                  ---       ----------
SUBTOTAL FOR CLASS A OFFICE DEVELOPMENT
  PROPERTIES....................................                                   16        4,456,267
                                                                                  ---       ----------
OFFICE/TECHNICAL PROPERTIES:
    ITT Educational Services Building...........  Fairfax County, VA                1           32,000
    Broad Run Business Park, Building E.........  Loudoun County, VA                1          124,650
                                                                                  ---       ----------
SUBTOTAL FOR OFFICE/TECHNICAL DEVELOPMENT
  PROPERTIES....................................                                    2          156,650
                                                                                  ---       ----------
TOTAL FOR DEVELOPMENT PROPERTIES................                                   18        4,612,917
                                                                                  ---       ----------

                                                                                                        NUMBER OF
                                                                                                          ROOMS
                                                                                                        ----------
HOTEL PROPERTIES
    Long Wharf Marriott.........................  CBD Boston, MA                    1        420,000           402
    Cambridge Center Marriott...................  East Cambridge, MA                1        320,000           431
    Residence Inn by                              East Cambridge, MA
      Marriott-Registered Trademark-............                                    1        187,474           221
                                                                                  ---      ----------   ----------
TOTAL FOR HOTEL PROPERTIES......................                                    3        927,474         1,054
                                                                                  ---      ----------   ==========

                                                                                                        NUMBER OF
                                                                                                          SPACES
                                                                                                        ----------
TOTAL STRUCTURED PARKING........................                                    -      5,851,221        16,726
                                                                                  ---      ----------   ==========
TOTAL FOR ALL PROPERTIES........................                                  145      37,186,747
                                                                                  ===      ==========

-------------------------

(1) Currently under contract to be sold.

LOCATION OF PROPERTIES

    The following chart shows the geographic location of our in-service office and industrial properties and lists net rentable square feet (excluding storage space) and annualized rent as of June 30, 2000:

                                                                 NET RENTABLE SQUARE FEET OF
                                                               OFFICE AND INDUSTRIAL PROPERTIES
                                                 ------------------------------------------------------------
                                      NUMBER      CLASS A      OFFICE/                               PERCENT
                                        OF         OFFICE     TECHNICAL    INDUSTRIAL                   OF
MARKET/SUBMARKET                    PROPERTIES   BUILDINGS    PROPERTIES   PROPERTIES     TOTAL       TOTAL
----------------                    ----------   ----------   ----------   ----------   ----------   --------
GREATER BOSTON
  CBD Boston, MA (2)..............        3       2,149,958          --           --     2,149,958      8.4%
  East Cambridge, MA..............        6         732,375      67,362           --       799,737      3.1%
  Mid-Cambridge, MA...............        1         195,282          --           --       195,282      0.8%
  Route 128 Mass Turnpike, MA
    Waltham, MA...................        8       1,087,543          --           --     1,087,543      4.2%
  Route 128 Northwest, MA
    Bedford, MA...................        3          90,000     383,704           --       473,704      1.8%
    Billerica, MA.................        1              --      64,140           --        64,140      0.2%
    Burlington, MA................        2         156,416          --           --       156,416      0.6%
    Lexington, MA.................       11         843,880      30,000           --       873,880      3.4%
  Route 128 South, MA
    Quincy, MA....................        1         168,829          --           --       168,829      0.7%
  Route 128 Southwest, MA
    Westwood, MA..................        2              --          --      247,318       247,318      1.0%
                                       ----      ----------   ---------      -------    ----------    -----
Subtotal..........................       38       5,424,283     545,206      247,318     6,216,807     24.2%
GREATER WASHINGTON, D.C.
  CBD Washington, DC..............        1         209,507          --           --       209,507      0.8%
  East End Washington, DC.........        2         746,969          --           --       746,969      2.9%
  SW Washington, DC...............        4       1,558,503          --           --     1,558,503      6.1%
  West End Washington, DC.........        1         276,930          --           --       276,930      1.1%
  Montgomery County, MD
    Bethesda, MD..................        3         680,475          --           --       680,475      2.6%
    Gaithersburg, MD(3)...........        3         120,815     240,596           --       361,411      1.4%
    Rockville, MD.................        2         154,787          --           --       154,787      0.6%
  Prince Georges County, MD
    Landover, MD..................        3              --          --      237,195       237,195      0.9%
  Fairfax County, VA
    Herndon, VA...................        2              --     112,012           --       112,012      0.4%
    Reston, VA....................        8       1,734,319          --           --     1,734,319      6.7%
    Springfield, VA...............       14              --   1,030,317           --     1,030,317      4.0%
  Loudoun County, VA
    Dulles, VA....................        2         174,832          --           --       174,832      0.7%
                                       ----      ----------   ---------      -------    ----------    -----
Subtotal..........................       45       5,657,137   1,382,925      237,195     7,277,257     28.2%
MIDTOWN MANHATTAN
  East Side, NY...................        1         687,876          --           --       687,876      2.7%
  Park Avenue, NY.................        2       2,156,230          --           --     2,156,230      8.4%
                                       ----      ----------   ---------      -------    ----------    -----
Subtotal..........................        3       2,844,106          --           --     2,844,106     11.1%
GREATER SAN FRANCISCO
  CBD San Francisco, CA...........        6       3,934,789          --           --     3,934,789     15.3%
  Hayward, CA.....................        1              --          --      220,213       220,213      0.9%
  South San Francisco, CA.........       13         506,395     144,366       60,000       710,761      2.8%
                                       ----      ----------   ---------      -------    ----------    -----
Subtotal..........................       20       4,441,184     144,366      280,213     4,865,763     19.0%
OTHER
  Baltimore, MD...................        2       1,171,599          --           --     1,171,599      4.6%
  East Brunswick, NJ..............        1         417,129          --           --       417,129      1.6%
  Princeton, NJ...................       14       1,862,775          --           --     1,862,775      7.2%
  Bucks County, PA................        1              --          --      161,000       161,000      0.6%
  Richmond, VA....................        1         892,581          --           --       892,581      3.5%
                                       ----      ----------   ---------      -------    ----------    -----
Subtotal..........................       19       4,344,084          --      161,000     4,505,084     17.5%
                                       ----      ----------   ---------      -------    ----------    -----
TOTAL.............................      125      22,710,794   2,072,497      925,726    25,709,017    100.0%
                                       ====      ==========   =========      =======    ==========    =====
PERCENT OF TOTAL..................                     88.3%        8.1%         3.6%        100.0%
NUMBER OF OFFICE AND INDUSTRIAL
  PROPERTIES......................                       84          32            9           125

                                                       ANNUALIZED RENT OF OFFICE AND
                                                         INDUSTRIAL PROPERTIES (1)
                                    -------------------------------------------------------------------
                                      CLASS A        OFFICE/                                   PERCENT
                                       OFFICE       TECHNICAL     INDUSTRIAL                      OF
MARKET/SUBMARKET                     BUILDINGS     PROPERTIES     PROPERTIES       TOTAL        TOTAL
----------------                    ------------   -----------   ------------   ------------   --------
GREATER BOSTON
  CBD Boston, MA (2)..............  $ 68,895,812            --             --   $ 68,895,812      8.9%
  East Cambridge, MA..............    22,798,551   $ 1,295,391             --     24,093,942      3.1%
  Mid-Cambridge, MA...............     6,156,011            --             --      6,156,011      0.8%
  Route 128 Mass Turnpike, MA
    Waltham, MA...................    31,502,211            --             --     31,502,211      4.0%
  Route 128 Northwest, MA
    Bedford, MA...................     1,890,098     3,429,668             --      5,319,766      0.7%
    Billerica, MA.................            --       584,697             --        584,697      0.1%
    Burlington, MA................     3,682,128            --             --      3,682,128      0.5%
    Lexington, MA.................    22,288,662       292,500             --     22,581,162      2.9%
  Route 128 South, MA
    Quincy, MA....................     3,929,070            --             --      3,929,070      0.5%
  Route 128 Southwest, MA
    Westwood, MA..................            --            --   $  1,836,318      1,836,318      0.2%
                                    ------------   -----------   ------------   ------------    -----
Subtotal..........................   161,142,543     5,602,256      1,836,318    168,581,117     21.7%
GREATER WASHINGTON, D.C.
  CBD Washington, DC..............     6,237,057            --             --      6,237,057      0.8%
  East End Washington, DC.........    26,359,961            --             --     26,359,961      3.4%
  SW Washington, DC...............    55,821,708            --             --     55,821,708      7.2%
  West End Washington, DC.........    13,364,254            --             --     13,364,254      1.7%
  Montgomery County, MD
    Bethesda, MD..................    18,373,276            --             --     18,373,276      2.4%
    Gaithersburg, MD(3)...........     2,548,255     3,615,742             --      6,163,997      0.8%
    Rockville, MD.................     3,383,400            --             --      3,383,400      0.4%
  Prince Georges County, MD
    Landover, MD..................            --            --      1,252,970      1,252,970      0.2%
  Fairfax County, VA
    Herndon, VA...................            --     2,345,108             --      2,345,108      0.3%
    Reston, VA....................    54,591,867            --             --     54,591,867      7.0%
    Springfield, VA...............            --    13,217,690             --     13,217,690      1.7%
  Loudoun County, VA
    Dulles, VA....................     3,983,023            --             --      3,983,023      0.5%
                                    ------------   -----------   ------------   ------------    -----
Subtotal..........................   184,662,801    19,178,540      1,252,970    205,094,311     26.4%
MIDTOWN MANHATTAN
  East Side, NY...................    32,700,302            --             --     32,700,302      4.2%
  Park Avenue, NY.................   106,196,656            --             --    106,196,656     13.6%
                                    ------------   -----------   ------------   ------------    -----
Subtotal..........................   138,896,958            --             --    138,896,958     17.8%
GREATER SAN FRANCISCO
  CBD San Francisco, CA...........   137,040,026            --             --    137,040,026     17.6%
  Hayward, CA.....................            --            --      1,008,360      1,008,360      0.1%
  South San Francisco, CA.........    16,460,370     1,769,568        611,064     18,841,002      2.4%
                                    ------------   -----------   ------------   ------------    -----
Subtotal..........................   153,500,396     1,769,568      1,619,424    156,889,388     20.1%
OTHER
  Baltimore, MD...................    26,758,751            --             --     26,758,751      3.4%
  East Brunswick, NJ..............    13,140,734            --             --     13,140,734      1.7%
  Princeton, NJ...................    48,112,137            --             --     48,112,137      6.2%
  Bucks County, PA................            --            --        714,844        714,844      0.1%
  Richmond, VA....................    20,034,437            --             --     20,034,437      2.6%
                                    ------------   -----------   ------------   ------------    -----
Subtotal..........................   108,046,059            --        714,844    108,760,903     14.0%
                                    ------------   -----------   ------------   ------------    -----
TOTAL.............................  $746,248,757   $26,550,364   $  5,423,556   $778,222,677    100.0%
                                    ============   ===========   ============   ============    =====
PERCENT OF TOTAL..................          95.9%          3.4%           0.7%         100.0%
NUMBER OF OFFICE AND INDUSTRIAL
  PROPERTIES......................            84            32              9            125

-----------------------------
(1) Includes rent received with respect to retail space.
(2) Excludes 265 Franklin Street, which we acquired on September 13, 2000.
(3) Includes 910 and 930 Clopper Road, which we sold on September 29, 2000.

TENANTS

DIVERSIFICATION

    Our properties have over 1,600 tenants from a variety of businesses, including financial services, investment banking, publishing, computer technology, health care services, accounting and law, as well as government offices. The following table sets forth information regarding the leases with respect to the 20 largest tenants at our properties, based on the annualized rental income as of June 30, 2000:

                                  BY RENTAL INCOME
-------------------------------------------------------------------------------------
                                                             PERCENTAGE OF ANNUALIZED
RANK                                  TENANT (1)                  RENTAL INCOME
----                        -------------------------------  ------------------------
          1                 U.S. Government                             8.0%
          2                 Lockheed Martin                             3.3%
          3                 Shearman & Sterling                         2.6%
          4                 Gillette                                    2.1%
          5                 Debevoise & Plimpton                        2.1%
          6                 Shaw Pittman                                1.4%
          7                 Orrick, Herrington & Sutcliffe              1.3%
          8                 Washington Group International              1.3%
          9                 Donaldson, Lufkin & Jenrette                1.3%
         10                 Marsh & McLennan                            1.3%
         11                 AT&T                                        1.3%
         12                 Deutsche Bank                               1.2%
         13                 National Football League                    1.0%
         14                 T. Rowe Price Associates                    1.0%
         15                 Jones, Day, Reavis & Pogue                  1.0%
         16                 Covance                                     1.0%
         17                 Andersen Consulting                         1.0%
         18                 Hunton & Williams                           1.0%
         19                 Parexel International                       0.9%
         20                 TRW                                         0.9%
                                                                       ----
                            Total                                      35.0%
                                                                       ====

--------------------

(1) Includes tenants or guarantors for their obligations.

LEASE EXPIRATIONS FOR OFFICE AND INDUSTRIAL PROPERTIES

    For the six months ended June 30, 2000, net rental increases on expiring leases for Class A office buildings were, on average, approximately 44.6% greater than the net rents previously in effect, and expiring leases for all of our properties were, on average, approximately 39.9% greater than the net rents previously in effect. We expect our strength in recapturing space quickly at higher rents will result in continued NOI growth. The following table sets forth a schedule of lease expirations for leases in place as of June 30, 2000, for the six months ending December 31, 2000 and for each of the eight years beginning January 1, 2001, for our office and industrial properties, on an aggregate basis by property type and submarket, assuming that none of our tenants exercises renewal options and excluding an aggregate of 392,295 square feet of unleased space:

                                                                    SIX MONTHS                 YEAR ENDING DECEMBER 31,
OFFICE PROPERTIES                                                     ENDING            ---------------------------------------
(MARKET/SUBMARKET)                                               DECEMBER 31, 2000         2001          2002          2003
------------------                                            -----------------------   -----------   -----------   -----------
CLASS A OFFICE BUILDINGS
GREATER BOSTON
  CBD BOSTON, MA (1)
    Square footage of expiring leases.......................              8,000             147,028        38,861       249,751
    Annualized Rent (2).....................................        $   189,862         $ 3,215,190   $ 1,297,479   $ 7,039,518
    Annualized Rent w/ future step-ups (3)..................        $   189,862         $ 5,155,888   $ 1,297,479   $ 7,534,994
    Annualized Rent per leased sq. ft.......................        $     23.73         $     21.87   $     33.39   $     28.19
    Annualized Rent per leased sq. ft. w/ future step-ups...        $     23.73         $     35.07   $     33.39   $     30.17
    Company Quoted Rental Rate per sq. ft. (4)..............        $     59.22

  EAST CAMBRIDGE, MA
    Square footage of expiring leases.......................              3,965               8,137        28,836        66,635
    Annualized Rent (2).....................................        $   132,866         $   285,585   $ 1,005,454   $ 2,279,282
    Annualized Rent w/ future step-ups (3)..................        $   132,866         $   285,585   $ 1,005,454   $ 2,967,647
    Annualized Rent per leased sq. ft.......................        $     33.51         $     35.10   $     34.87   $     34.21
    Annualized Rent per leased sq. ft. w/ future step-ups...        $     33.51         $     35.10   $     34.87   $     44.54
    Company Quoted Rental Rate per sq. ft. (4)..............        $     59.41

  MID-CAMBRIDGE, MA
    Square footage of expiring leases.......................              2,559               5,901            --            --
    Annualized Rent (2).....................................        $    87,300         $   197,650            --            --
    Annualized Rent w/ future step-ups (3)..................        $    87,300         $   197,650            --            --
    Annualized Rent per leased sq. ft.......................        $     34.11         $     33.49            --            --
    Annualized Rent per leased sq. ft. w/ future step-ups...        $     34.11         $     33.49            --            --
    Company Quoted Rental Rate per sq. ft. (4)(5)...........        $     30.00

  ROUTE 128 MASS TURNPIKE, MA
    Square footage of expiring leases.......................             43,970             248,299       139,166        49,902
    Annualized Rent (2).....................................        $ 1,187,297         $ 7,004,393   $ 4,210,956   $ 1,573,590
    Annualized Rent w/ future step-ups (3)..................        $ 1,187,297         $ 7,016,917   $ 4,391,708   $ 1,702,425
    Annualized Rent per leased sq. ft.......................        $     27.00         $     28.21   $     30.26   $     31.53
    Annualized Rent per leased sq. ft. w/ future step-ups...        $     27.00         $     28.26   $     31.56   $     34.12
    Company Quoted Rental Rate per sq. ft. (4)..............        $     43.91

  ROUTE 128 NORTHWEST, MA
    Square footage of expiring leases.......................             11,885             222,911       119,169        44,449
    Annualized Rent (2).....................................        $   294,121         $ 4,986,074   $ 3,000,363   $ 1,285,761
    Annualized Rent w/ future step-ups (3)..................        $   294,121         $ 5,057,084   $ 3,005,169   $ 1,367,439
    Annualized Rent per leased sq. ft.......................        $     24.75         $     22.37   $     25.18   $     28.93
    Annualized Rent per leased sq. ft. w/ future step-ups...        $     24.75         $     22.69   $     25.22   $     30.76
    Company Quoted Rental Rate per sq. ft. (4)..............        $     41.85

  ROUTE 128 SOUTH, MA
    Square footage of expiring leases.......................                 --              70,878        93,451            --
    Annualized Rent (2).....................................                 --         $ 1,780,871   $ 2,130,199            --
    Annualized Rent w/ future step-ups (3)..................                 --         $ 1,780,871   $ 2,130,199            --
    Annualized Rent per leased sq. ft.......................                 --         $     25.13   $     22.79            --
    Annualized Rent per leased sq. ft. w/ future step-ups...                 --         $     25.13   $     22.79            --
    Company Quoted Rental Rate per sq. ft. (4)..............        $     29.00

                                                                             YEAR ENDING DECEMBER 31,
OFFICE PROPERTIES                                             ------------------------------------------------------      2008 &
(MARKET/SUBMARKET)                                               2004          2005          2006           2007          BEYOND
------------------                                            -----------   -----------   -----------   ------------   ------------
CLASS A OFFICE BUILDINGS
GREATER BOSTON
  CBD BOSTON, MA (1)
    Square footage of expiring leases.......................      257,879       278,823        42,091         15,566        542,135
    Annualized Rent (2).....................................  $ 9,584,871   $ 8,522,055   $   891,336   $    494,189   $ 17,548,426
    Annualized Rent w/ future step-ups (3)..................  $10,544,978   $ 8,589,309   $ 1,799,501   $    556,453   $ 21,371,370
    Annualized Rent per leased sq. ft.......................  $     37.17   $     30.56   $     21.18   $      31.75   $      32.37
    Annualized Rent per leased sq. ft. w/ future step-ups...  $     40.89   $     30.81   $     42.75   $      35.75   $      39.42
    Company Quoted Rental Rate per sq. ft. (4)..............
  EAST CAMBRIDGE, MA
    Square footage of expiring leases.......................       23,180        99,935        82,424         41,365        376,414
    Annualized Rent (2).....................................  $   949,137   $ 4,109,130   $ 2,918,386   $  1,675,288   $  9,443,423
    Annualized Rent w/ future step-ups (3)..................  $   949,137   $ 4,323,832   $ 3,106,579   $  1,840,737   $ 11,297,307
    Annualized Rent per leased sq. ft.......................  $     40.95   $     41.12   $     35.41   $      40.50   $      25.09
    Annualized Rent per leased sq. ft. w/ future step-ups...  $     40.95   $     43.27   $     37.69   $      44.50   $      30.01
    Company Quoted Rental Rate per sq. ft. (4)..............
  MID-CAMBRIDGE, MA
    Square footage of expiring leases.......................       75,667        42,704        16,899             --         50,494
    Annualized Rent (2).....................................  $ 2,529,821   $ 1,322,490   $   505,125             --   $  1,458,981
    Annualized Rent w/ future step-ups (3)..................  $ 2,750,925   $ 1,429,247   $   589,789             --   $  2,624,453
    Annualized Rent per leased sq. ft.......................  $     33.43   $     30.97   $     29.89             --   $      28.89
    Annualized Rent per leased sq. ft. w/ future step-ups...  $     36.36   $     33.47   $     34.90             --   $      51.98
    Company Quoted Rental Rate per sq. ft. (4)(5)...........
  ROUTE 128 MASS TURNPIKE, MA
    Square footage of expiring leases.......................      167,445        22,494        78,889         73,258        207,094
    Annualized Rent (2).....................................  $ 5,057,643   $   736,180   $ 2,384,949   $  2,930,484   $  6,313,806
    Annualized Rent w/ future step-ups (3)..................  $ 5,456,683   $   741,937   $ 2,632,360   $  2,930,484   $  7,133,066
    Annualized Rent per leased sq. ft.......................  $     30.20   $     32.73   $     30.23   $      40.00   $      30.49
    Annualized Rent per leased sq. ft. w/ future step-ups...  $     32.59   $     32.98   $     33.37   $      40.00   $      34.44
    Company Quoted Rental Rate per sq. ft. (4)..............
  ROUTE 128 NORTHWEST, MA
    Square footage of expiring leases.......................      145,374       230,803       162,700        102,500         22,095
    Annualized Rent (2).....................................  $ 3,806,001   $ 6,039,581   $ 4,462,274   $  2,929,793   $    714,773
    Annualized Rent w/ future step-ups (3)..................  $ 4,096,255   $ 6,300,283   $ 4,755,134   $  3,288,543   $    814,201
    Annualized Rent per leased sq. ft.......................  $     26.18   $     26.17   $     27.43   $      28.58   $      32.35
    Annualized Rent per leased sq. ft. w/ future step-ups...  $     28.18   $     27.30   $     29.23   $      32.08   $      36.85
    Company Quoted Rental Rate per sq. ft. (4)..............
  ROUTE 128 SOUTH, MA
    Square footage of expiring leases.......................           --            --            --             --             --
    Annualized Rent (2).....................................           --            --            --             --             --
    Annualized Rent w/ future step-ups (3)..................           --            --            --             --             --
    Annualized Rent per leased sq. ft.......................           --            --            --             --             --
    Annualized Rent per leased sq. ft. w/ future step-ups...           --            --            --             --             --
    Company Quoted Rental Rate per sq. ft. (4)..............


OFFICE PROPERTIES
(MARKET/SUBMARKET)
------------------
CLASS A OFFICE BUILDINGS
GREATER BOSTON
  CBD BOSTON, MA (1)
    Square footage of expiring leases.......................
    Annualized Rent (2).....................................
    Annualized Rent w/ future step-ups (3)..................
    Annualized Rent per leased sq. ft.......................
    Annualized Rent per leased sq. ft. w/ future step-ups...
    Company Quoted Rental Rate per sq. ft. (4)..............
  EAST CAMBRIDGE, MA
    Square footage of expiring leases.......................
    Annualized Rent (2).....................................
    Annualized Rent w/ future step-ups (3)..................
    Annualized Rent per leased sq. ft.......................
    Annualized Rent per leased sq. ft. w/ future step-ups...
    Company Quoted Rental Rate per sq. ft. (4)..............
  MID-CAMBRIDGE, MA
    Square footage of expiring leases.......................
    Annualized Rent (2).....................................
    Annualized Rent w/ future step-ups (3)..................
    Annualized Rent per leased sq. ft.......................
    Annualized Rent per leased sq. ft. w/ future step-ups...
    Company Quoted Rental Rate per sq. ft. (4)(5)...........
  ROUTE 128 MASS TURNPIKE, MA
    Square footage of expiring leases.......................
    Annualized Rent (2).....................................
    Annualized Rent w/ future step-ups (3)..................
    Annualized Rent per leased sq. ft.......................
    Annualized Rent per leased sq. ft. w/ future step-ups...
    Company Quoted Rental Rate per sq. ft. (4)..............
  ROUTE 128 NORTHWEST, MA
    Square footage of expiring leases.......................
    Annualized Rent (2).....................................
    Annualized Rent w/ future step-ups (3)..................
    Annualized Rent per leased sq. ft.......................
    Annualized Rent per leased sq. ft. w/ future step-ups...
    Company Quoted Rental Rate per sq. ft. (4)..............
  ROUTE 128 SOUTH, MA
    Square footage of expiring leases.......................
    Annualized Rent (2).....................................
    Annualized Rent w/ future step-ups (3)..................
    Annualized Rent per leased sq. ft.......................
    Annualized Rent per leased sq. ft. w/ future step-ups...
    Company Quoted Rental Rate per sq. ft. (4)..............

----------------------------------

See notes on page S-33.

                                                                    SIX MONTHS                 YEAR ENDING DECEMBER 31,
OFFICE PROPERTIES                                                     ENDING            ---------------------------------------
(MARKET/SUBMARKET)                                               DECEMBER 31, 2000         2001          2002          2003
------------------                                            -----------------------   -----------   -----------   -----------
GREATER WASHINGTON, D.C.

  CBD WASHINGTON, DC
    Square footage of expiring leases.......................                 --              12,016            --            --
    Annualized Rent (2).....................................                 --         $   384,477            --            --
    Annualized Rent w/ future step-ups (3)..................                 --         $   384,477            --            --
    Annualized Rent per leased sq. ft.......................                 --         $     32.00            --            --
    Annualized Rent per leased sq. ft. w/ future step-ups...                 --         $     32.00            --            --
    Company Quoted Rental Rate per sq. ft. (4)..............        $     38.00

  EAST END WASHINGTON, DC
    Square footage of expiring leases.......................                 --              33,578        32,033         2,373
    Annualized Rent (2).....................................                 --         $ 1,225,478   $ 1,048,539   $    75,252
    Annualized Rent w/ future step-ups (3)..................                 --         $ 1,237,204   $ 1,086,625   $    78,336
    Annualized Rent per leased sq. ft.......................                 --         $     36.50   $     32.73   $     31.71
    Annualized Rent per leased sq. ft. w/ future step-ups...                 --         $     36.85   $     33.92   $     33.01
    Company Quoted Rental Rate per sq. ft. (4)..............        $     47.30

  SOUTHWEST WASHINGTON, DC
    Square footage of expiring leases.......................             26,335              45,842        34,842        70,119
    Annualized Rent (2).....................................        $   910,102         $ 1,598,269   $ 1,100,580   $ 2,482,601
    Annualized Rent w/ future step-ups (3)..................        $   910,102         $ 1,611,603   $ 1,123,865   $ 2,545,054
    Annualized Rent per leased sq. ft.......................        $     34.56         $     34.86   $     31.59   $     35.41
    Annualized Rent per leased sq. ft. w/ future step-ups...        $     34.56         $     35.16   $     32.26   $     36.30
    Company Quoted Rental Rate per sq. ft. (4)..............        $     43.59

  WEST END WASHINGTON, DC
    Square footage of expiring leases.......................                 --              39,651            --            --
    Annualized Rent (2).....................................                 --         $ 1,202,404            --            --
    Annualized Rent w/ future step-ups (3)..................                 --         $ 1,220,440            --            --
    Annualized Rent per leased sq. ft.......................                 --         $     30.32            --            --
    Annualized Rent per leased sq. ft. w/ future step-ups...                 --         $     30.78            --            --
    Company Quoted Rental Rate per sq. ft. (4)..............        $     42.00

  MONTGOMERY COUNTY, MD
    Square footage of expiring leases.......................            132,928             108,575       169,468       103,667
    Annualized Rent (2).....................................        $ 3,399,942         $ 2,572,956   $ 4,114,503   $ 2,325,122
    Annualized Rent w/ future step-ups (3)..................        $ 3,399,942         $ 2,615,671   $ 4,354,221   $ 2,542,159
    Annualized Rent per leased sq. ft.......................        $     25.58         $     23.70   $     24.28   $     22.43
    Annualized Rent per leased sq. ft. w/ future step-ups...        $     25.58         $     24.09   $     25.69   $     24.52
    Company Quoted Rental Rate per sq. ft. (4)..............        $     32.62

                                                                             YEAR ENDING DECEMBER 31,
OFFICE PROPERTIES                                             ------------------------------------------------------      2008 &
(MARKET/SUBMARKET)                                               2004          2005          2006           2007          BEYOND
------------------                                            -----------   -----------   -----------   ------------   ------------
GREATER WASHINGTON, D.C.
  CBD WASHINGTON, DC
    Square footage of expiring leases.......................           --        43,861            --             --        132,379
    Annualized Rent (2).....................................           --   $ 1,342,182            --             --   $  4,491,620
    Annualized Rent w/ future step-ups (3)..................           --   $ 1,376,363            --             --   $  5,117,167
    Annualized Rent per leased sq. ft.......................           --   $     30.60            --             --   $      33.93
    Annualized Rent per leased sq. ft. w/ future step-ups...           --   $     31.38            --             --   $      38.66
    Company Quoted Rental Rate per sq. ft. (4)..............
  EAST END WASHINGTON, DC
    Square footage of expiring leases.......................       64,558       128,873            --         13,425        440,866
    Annualized Rent (2).....................................  $ 2,416,293   $ 4,621,947            --   $    367,493   $ 15,224,620
    Annualized Rent w/ future step-ups (3)..................  $ 2,668,905   $ 5,362,003            --   $    440,145   $ 17,822,091
    Annualized Rent per leased sq. ft.......................  $     37.43   $     35.86            --   $      27.37   $      34.53
    Annualized Rent per leased sq. ft. w/ future step-ups...  $     41.34   $     41.61            --   $      32.79   $      40.43
    Company Quoted Rental Rate per sq. ft. (4)..............
  SOUTHWEST WASHINGTON, DC
    Square footage of expiring leases.......................       75,170         8,994       347,130        218,042        701,731
    Annualized Rent (2).....................................  $ 2,939,876   $   353,643   $13,495,659   $  6,684,370   $ 25,564,912
    Annualized Rent w/ future step-ups (3)..................  $ 3,038,833   $   349,801   $13,816,472   $  6,684,370   $ 27,513,457
    Annualized Rent per leased sq. ft.......................  $     39.11   $     39.32   $     38.88   $      30.66   $      36.43
    Annualized Rent per leased sq. ft. w/ future step-ups...  $     40.43   $     38.89   $     39.80   $      30.66   $      39.21
    Company Quoted Rental Rate per sq. ft. (4)..............
  WEST END WASHINGTON, DC
    Square footage of expiring leases.......................           --            --       204,154         33,125             --
    Annualized Rent (2).....................................           --            --   $11,130,195   $  1,031,655             --
    Annualized Rent w/ future step-ups (3)..................           --            --   $12,695,535   $  1,277,442             --
    Annualized Rent per leased sq. ft.......................           --            --   $     54.52   $      31.14             --
    Annualized Rent per leased sq. ft. w/ future step-ups...           --            --   $     62.19   $      38.56             --
    Company Quoted Rental Rate per sq. ft. (4)..............
  MONTGOMERY COUNTY, MD
    Square footage of expiring leases.......................       39,088       189,755       133,152             --         91,243
    Annualized Rent (2).....................................  $   949,946   $ 5,146,622   $ 3,247,474             --   $  2,446,142
    Annualized Rent w/ future step-ups (3)..................  $ 1,025,047   $ 5,662,500   $ 3,756,787             --   $  2,977,216
    Annualized Rent per leased sq. ft.......................  $     24.30   $     27.12   $     24.39             --   $      26.81
    Annualized Rent per leased sq. ft. w/ future step-ups...  $     26.22   $     29.84   $     28.21             --   $      32.63
    Company Quoted Rental Rate per sq. ft. (4)..............


OFFICE PROPERTIES
(MARKET/SUBMARKET)
------------------
GREATER WASHINGTON, D.C.
  CBD WASHINGTON, DC
    Square footage of expiring leases.......................
    Annualized Rent (2).....................................
    Annualized Rent w/ future step-ups (3)..................
    Annualized Rent per leased sq. ft.......................
    Annualized Rent per leased sq. ft. w/ future step-ups...
    Company Quoted Rental Rate per sq. ft. (4)..............
  EAST END WASHINGTON, DC
    Square footage of expiring leases.......................
    Annualized Rent (2).....................................
    Annualized Rent w/ future step-ups (3)..................
    Annualized Rent per leased sq. ft.......................
    Annualized Rent per leased sq. ft. w/ future step-ups...
    Company Quoted Rental Rate per sq. ft. (4)..............
  SOUTHWEST WASHINGTON, DC
    Square footage of expiring leases.......................
    Annualized Rent (2).....................................
    Annualized Rent w/ future step-ups (3)..................
    Annualized Rent per leased sq. ft.......................
    Annualized Rent per leased sq. ft. w/ future step-ups...
    Company Quoted Rental Rate per sq. ft. (4)..............
  WEST END WASHINGTON, DC
    Square footage of expiring leases.......................
    Annualized Rent (2).....................................
    Annualized Rent w/ future step-ups (3)..................
    Annualized Rent per leased sq. ft.......................
    Annualized Rent per leased sq. ft. w/ future step-ups...
    Company Quoted Rental Rate per sq. ft. (4)..............
  MONTGOMERY COUNTY, MD
    Square footage of expiring leases.......................
    Annualized Rent (2).....................................
    Annualized Rent w/ future step-ups (3)..................
    Annualized Rent per leased sq. ft.......................
    Annualized Rent per leased sq. ft. w/ future step-ups...
    Company Quoted Rental Rate per sq. ft. (4)..............

----------------------------------

See notes on page S-33.

                                                                    SIX MONTHS                 YEAR ENDING DECEMBER 31,
OFFICE PROPERTIES                                                     ENDING            ---------------------------------------
(MARKET/SUBMARKET)                                               DECEMBER 31, 2000         2001          2002          2003
------------------                                            -----------------------   -----------   -----------   -----------
  FAIRFAX COUNTY, VA
    Square footage of expiring leases.......................                 --                  --       255,244       263,870
    Annualized Rent (2).....................................                 --                  --   $10,140,072   $11,527,080
    Annualized Rent w/ future step-ups (3)..................                 --                  --   $ 7,066,668   $ 7,518,200
    Annualized Rent per leased sq. ft.......................                 --                  --   $     39.73   $     43.68
    Annualized Rent per leased sq. ft. w/ future step-ups...                 --                  --   $     27.69   $     28.49
    Company Quoted Rental Rate per sq. ft. (4)..............        $     36.89
  LOUDOUN COUNTY, VA
    Square footage of expiring leases.......................                 --                  --            --            --
    Annualized Rent (2).....................................                 --                  --            --            --
    Annualized Rent w/ future step-ups (3)..................                 --                  --            --            --
    Annualized Rent per leased sq. ft.......................                 --                  --            --            --
    Annualized Rent per leased sq. ft. w/ future step-ups...                 --                  --            --            --
    Company Quoted Rental Rate per sq. ft. (4)..............        $     25.27
MIDTOWN MANHATTAN
  EAST SIDE, NY
    Square footage of expiring leases.......................                 --              52,000       449,375       152,410
    Annualized Rent (2).....................................                 --         $ 2,757,041   $22,666,778   $ 5,149,990
    Annualized Rent w/ future step-ups (3)..................                 --         $ 2,777,103   $22,683,278   $ 5,149,990
    Annualized Rent per leased sq. ft.......................                 --         $     53.02   $     50.44   $     33.79
    Annualized Rent per leased sq. ft. w/ future step-ups...                 --         $     53.41   $     50.48   $     33.79
    Company Quoted Rental Rate per sq. ft. (4)..............        $     65.52
  PARK AVENUE, NY
    Square footage of expiring leases.......................             20,512              73,823       452,574        32,921
    Annualized Rent (2).....................................        $ 1,311,480         $ 4,167,524   $25,277,748   $ 1,919,943
    Annualized Rent w/ future step-ups (3)..................        $ 1,311,480         $ 4,167,524   $25,385,693   $ 1,919,943
    Annualized Rent per leased sq. ft.......................        $     63.94         $     56.45   $     55.85   $     58.32
    Annualized Rent per leased sq. ft. w/ future step-ups...        $     63.94         $     56.45   $     56.09   $     58.32
    Company Quoted Rental Rate per sq. ft. (4)..............        $     66.99
GREATER SAN FRANCISCO
  CBD SAN FRANCISCO, CA
    Square footage of expiring leases.......................             60,493             243,041       232,999       363,243
    Annualized Rent (2).....................................        $ 1,751,871         $ 8,216,523   $ 7,460,278   $14,967,097
    Annualized Rent w/ future step-ups (3)..................        $ 1,751,871         $ 8,214,336   $ 7,419,535   $15,295,791
    Annualized Rent per leased sq. ft.......................        $     28.96         $     33.81   $     32.02   $     41.20
    Annualized Rent per leased sq. ft. w/ future step-ups...        $     28.96         $     33.80   $     31.84   $     42.11
    Company Quoted Rental Rate per sq. ft. (4)..............        $     79.28
  SOUTH SAN FRANCISCO, CA
    Square footage of expiring leases.......................             13,434              41,202        58,758       254,970
    Annualized Rent (2).....................................        $   329,363         $ 1,060,523   $ 1,615,569   $ 8,071,876
    Annualized Rent w/ future step-ups (3)..................        $   329,363         $ 1,107,878   $ 1,768,347   $ 8,172,047
    Annualized Rent per leased sq. ft.......................        $     24.52         $     25.74   $     27.50   $     31.66
    Annualized Rent per leased sq. ft. w/ future step-ups...        $     24.52         $     26.89   $     30.10   $     32.05
    Company Quoted Rental Rate per sq. ft. (4)..............        $     60.00

                                                                             YEAR ENDING DECEMBER 31,
OFFICE PROPERTIES                                             ------------------------------------------------------      2008 &
(MARKET/SUBMARKET)                                               2004          2005          2006           2007          BEYOND
------------------                                            -----------   -----------   -----------   ------------   ------------
  FAIRFAX COUNTY, VA
    Square footage of expiring leases.......................      301,658        43,587        90,982                       740,764
    Annualized Rent (2).....................................  $ 9,305,866   $ 1,460,071   $ 2,838,845                  $ 19,215,299
    Annualized Rent w/ future step-ups (3)..................  $ 9,414,779   $ 1,641,386   $ 3,024,580                  $ 23,710,227
    Annualized Rent per leased sq. ft.......................  $     30.85   $     33.50   $     31.20                  $      25.94
    Annualized Rent per leased sq. ft. w/ future step-ups...  $     31.21   $     37.66   $     33.24                  $      32.01
    Company Quoted Rental Rate per sq. ft. (4)..............
  LOUDOUN COUNTY, VA
    Square footage of expiring leases.......................           --            --            --             --        174,833
    Annualized Rent (2).....................................           --            --            --             --   $  3,983,023
    Annualized Rent w/ future step-ups (3)..................           --            --            --             --   $  5,268,096
    Annualized Rent per leased sq. ft.......................           --            --            --             --   $      22.78
    Annualized Rent per leased sq. ft. w/ future step-ups...           --            --            --             --   $      30.13
    Company Quoted Rental Rate per sq. ft. (4)..............
MIDTOWN MANHATTAN
  EAST SIDE, NY
    Square footage of expiring leases.......................           --         6,000            --             --             --
    Annualized Rent (2).....................................           --   $   189,150            --             --             --
    Annualized Rent w/ future step-ups (3)..................           --   $   189,150            --             --             --
    Annualized Rent per leased sq. ft.......................           --   $     31.53            --             --             --
    Annualized Rent per leased sq. ft. w/ future step-ups...           --   $     31.53            --             --             --
    Company Quoted Rental Rate per sq. ft. (4)..............
  PARK AVENUE, NY
    Square footage of expiring leases.......................       12,725        46,420        24,365        553,185        907,813
    Annualized Rent (2).....................................  $   713,589   $ 2,205,061   $ 1,103,042   $ 26,201,722   $ 40,824,947
    Annualized Rent w/ future step-ups (3)..................  $   713,589   $ 2,300,323   $ 1,166,042   $ 27,986,164   $ 49,236,274
    Annualized Rent per leased sq. ft.......................  $     56.08   $     47.50   $     45.27   $      47.37   $      44.97
    Annualized Rent per leased sq. ft. w/ future step-ups...  $     56.08   $     49.55   $     47.86   $      50.59   $      54.24
    Company Quoted Rental Rate per sq. ft. (4)..............
GREATER SAN FRANCISCO
  CBD SAN FRANCISCO, CA
    Square footage of expiring leases.......................      643,822       237,799       836,425        343,379        572,314
    Annualized Rent (2).....................................  $25,674,379   $ 8,340,353   $27,335,877   $ 11,571,609   $ 22,413,196
    Annualized Rent w/ future step-ups (3)..................  $25,811,251   $ 8,821,155   $30,787,095   $ 13,968,318   $ 27,531,163
    Annualized Rent per leased sq. ft.......................  $     39.88   $     35.07   $     32.68   $      33.70   $      39.16
    Annualized Rent per leased sq. ft. w/ future step-ups...  $     40.09   $     37.10   $     36.81   $      40.68   $      48.10
    Company Quoted Rental Rate per sq. ft. (4)..............
  SOUTH SAN FRANCISCO, CA
    Square footage of expiring leases.......................       94,917        26,394        10,010             --             --
    Annualized Rent (2).....................................  $ 3,391,317   $ 1,340,229   $   570,570             --             --
    Annualized Rent w/ future step-ups (3)..................  $ 3,633,810   $ 1,551,867   $   694,186             --             --
    Annualized Rent per leased sq. ft.......................  $     35.73   $     50.78   $     57.00             --             --
    Annualized Rent per leased sq. ft. w/ future step-ups...  $     38.28   $     58.80   $     69.35             --             --
    Company Quoted Rental Rate per sq. ft. (4)..............


OFFICE PROPERTIES
(MARKET/SUBMARKET)
------------------
  FAIRFAX COUNTY, VA
    Square footage of expiring leases.......................
    Annualized Rent (2).....................................
    Annualized Rent w/ future step-ups (3)..................
    Annualized Rent per leased sq. ft.......................
    Annualized Rent per leased sq. ft. w/ future step-ups...
    Company Quoted Rental Rate per sq. ft. (4)..............
  LOUDOUN COUNTY, VA
    Square footage of expiring leases.......................
    Annualized Rent (2).....................................
    Annualized Rent w/ future step-ups (3)..................
    Annualized Rent per leased sq. ft.......................
    Annualized Rent per leased sq. ft. w/ future step-ups...
    Company Quoted Rental Rate per sq. ft. (4)..............
MIDTOWN MANHATTAN
  EAST SIDE, NY
    Square footage of expiring leases.......................
    Annualized Rent (2).....................................
    Annualized Rent w/ future step-ups (3)..................
    Annualized Rent per leased sq. ft.......................
    Annualized Rent per leased sq. ft. w/ future step-ups...
    Company Quoted Rental Rate per sq. ft. (4)..............
  PARK AVENUE, NY
    Square footage of expiring leases.......................
    Annualized Rent (2).....................................
    Annualized Rent w/ future step-ups (3)..................
    Annualized Rent per leased sq. ft.......................
    Annualized Rent per leased sq. ft. w/ future step-ups...
    Company Quoted Rental Rate per sq. ft. (4)..............
GREATER SAN FRANCISCO
  CBD SAN FRANCISCO, CA
    Square footage of expiring leases.......................
    Annualized Rent (2).....................................
    Annualized Rent w/ future step-ups (3)..................
    Annualized Rent per leased sq. ft.......................
    Annualized Rent per leased sq. ft. w/ future step-ups...
    Company Quoted Rental Rate per sq. ft. (4)..............
  SOUTH SAN FRANCISCO, CA
    Square footage of expiring leases.......................
    Annualized Rent (2).....................................
    Annualized Rent w/ future step-ups (3)..................
    Annualized Rent per leased sq. ft.......................
    Annualized Rent per leased sq. ft. w/ future step-ups...
    Company Quoted Rental Rate per sq. ft. (4)..............

----------------------------------

See notes on page S-33.

                                                                    SIX MONTHS                 YEAR ENDING DECEMBER 31,
OFFICE PROPERTIES                                                     ENDING            ---------------------------------------
(MARKET/SUBMARKET)                                               DECEMBER 31, 2000         2001          2002          2003
------------------                                            -----------------------   -----------   -----------   -----------
OTHER
  BALTIMORE, MD
    Square footage of expiring leases.......................                 --              46,762       115,874       158,175
    Annualized Rent (2).....................................                 --         $ 1,020,591   $ 2,764,862   $ 3,321,350
    Annualized Rent w/ future step-ups (3)..................                 --         $ 1,146,623   $ 2,788,572   $ 3,404,413
    Annualized Rent per leased sq. ft.......................                 --         $     21.83   $     23.86   $     21.00
    Annualized Rent per leased sq. ft. w/ future step-ups...                 --         $     24.52   $     24.07   $     21.52
    Company Quoted Rental Rate per sq. ft. (4)..............        $     25.41

  EAST BRUNSWICK, NJ
    Square footage of expiring leases.......................             86,595             214,160            --            --
    Annualized Rent (2).....................................        $ 2,676,651         $ 6,914,701            --            --
    Annualized Rent w/ future step-ups (3)..................        $ 2,676,651         $ 6,914,701            --            --
    Annualized Rent per leased sq. ft.......................        $     30.91         $     32.29            --            --
    Annualized Rent per leased sq. ft. w/ future step-ups...        $     30.91         $     32.29            --            --
    Company Quoted Rental Rate per sq. ft. (4)..............        $     30.50

  PRINCETON, NJ
    Square footage of expiring leases.......................             22,786             225,257        30,959       129,132
    Annualized Rent (2).....................................        $   677,525         $ 6,118,121   $   889,142   $ 3,329,693
    Annualized Rent w/ future step-ups (3)..................        $   677,525         $ 6,260,246   $   889,142   $ 3,336,265
    Annualized Rent per leased sq. ft.......................        $     29.73         $     27.16   $     28.72   $     25.79
    Annualized Rent per leased sq. ft. w/ future step-ups...        $     29.73         $     27.79   $     28.72   $     25.84
    Company Quoted Rental Rate per sq. ft. (4)..............        $     30.25
  RICHMOND, VA
    Square footage of expiring leases.......................              6,819             107,489        58,977        23,256
    Annualized Rent (2).....................................        $   135,697         $ 2,550,138   $ 1,241,043   $   486,390
    Annualized Rent w/ future step-ups (3)..................        $   135,697         $ 2,563,862   $ 1,289,648   $   514,477
    Annualized Rent per leased sq. ft.......................        $     19.90         $     23.72   $     21.04   $     20.91
    Annualized Rent per leased sq. ft. w/ future step-ups...        $     19.90         $     23.85   $     21.87   $     22.12
    Company Quoted Rental Rate per sq. ft. (4)..............        $     23.75

TOTAL CLASS A OFFICE BUILDINGS
    Square footage of expiring leases.......................            440,281           1,946,550     2,310,586     1,964,873
    Annualized Rent (2).....................................        $13,084,077         $57,258,509   $89,963,565   $65,834,545
    Annualized Rent w/ future step-ups (3)..................        $13,084,077         $59,715,663   $87,685,603   $64,049,180
    Annualized Rent per leased sq. ft.......................        $     29.72         $     29.42   $     38.94   $     33.51
    Annualized Rent per leased sq. ft. w/ future step-ups...        $     29.72         $     30.68   $     37.95   $     32.60
    Company Quoted Rental Rate per sq. ft. (4)..............        $     50.61

OFFICE/TECHNICAL PROPERTIES
GREATER BOSTON
  EAST CAMBRIDGE, MA
    Square footage of expiring leases.......................                 --                  --            --            --
    Annualized Rent (2).....................................                 --                  --            --            --
    Annualized Rent w/ future step-ups (3)..................                 --                  --            --            --
    Annualized Rent per leased sq. ft.......................                 --                  --            --            --
    Annualized Rent per leased sq. ft. w/ future step-ups...                 --                  --            --            --
    Company Quoted Rental Rate per sq. ft. (4)..............        $     45.00

                                                                             YEAR ENDING DECEMBER 31,
OFFICE PROPERTIES                                             ------------------------------------------------------      2008 &
(MARKET/SUBMARKET)                                               2004          2005          2006           2007          BEYOND
------------------                                            -----------   -----------   -----------   ------------   ------------
OTHER
  BALTIMORE, MD
    Square footage of expiring leases.......................       50,876        69,784       375,051         37,539        278,443
    Annualized Rent (2).....................................  $ 1,080,358   $ 1,907,227   $ 9,799,161   $  1,527,490   $  4,494,044
    Annualized Rent w/ future step-ups (3)..................  $ 1,136,694   $ 2,192,350   $10,892,046   $  1,565,029   $  5,821,468
    Annualized Rent per leased sq. ft.......................  $     21.24   $     27.33   $     26.13   $      40.69   $      16.14
    Annualized Rent per leased sq. ft. w/ future step-ups...  $     22.34   $     31.42   $     29.04   $      41.69   $      20.91
    Company Quoted Rental Rate per sq. ft. (4)..............
  EAST BRUNSWICK, NJ
    Square footage of expiring leases.......................           --            --            --         37,970         78,404
    Annualized Rent (2).....................................           --            --            --   $  1,209,022   $  2,340,360
    Annualized Rent w/ future step-ups (3)..................           --            --            --   $  1,221,193   $  2,575,572
    Annualized Rent per leased sq. ft.......................           --            --            --   $      31.84   $      29.85
    Annualized Rent per leased sq. ft. w/ future step-ups...           --            --            --   $      32.16   $      32.85
    Company Quoted Rental Rate per sq. ft. (4)..............
  PRINCETON, NJ
    Square footage of expiring leases.......................      401,848       133,542        39,462             --        854,667
    Annualized Rent (2).....................................  $11,012,817   $ 3,318,880   $ 1,126,555             --   $ 21,445,939
    Annualized Rent w/ future step-ups (3)..................  $11,024,370   $ 3,515,931   $ 1,205,603             --   $ 24,481,849
    Annualized Rent per leased sq. ft.......................  $     27.41   $     24.85   $     28.55             --   $      25.09
    Annualized Rent per leased sq. ft. w/ future step-ups...  $     27.43   $     26.33   $     30.55             --   $      28.64
    Company Quoted Rental Rate per sq. ft. (4)..............
  RICHMOND, VA
    Square footage of expiring leases.......................       66,935       267,154       300,114             --         42,621
    Annualized Rent (2).....................................  $ 1,319,534   $ 5,720,879   $ 7,537,468             --   $    784,785
    Annualized Rent w/ future step-ups (3)..................  $ 1,455,649   $ 5,814,411   $ 8,198,517             --   $    927,334
    Annualized Rent per leased sq. ft.......................  $     19.71   $     21.41   $     25.12             --   $      18.41
    Annualized Rent per leased sq. ft. w/ future step-ups...  $     21.75   $     21.76   $     27.32             --   $      21.76
    Company Quoted Rental Rate per sq. ft. (4)..............
TOTAL CLASS A OFFICE BUILDINGS
    Square footage of expiring leases.......................    2,421,142     1,876,922     2,743,848      1,469,354      6,214,310
    Annualized Rent (2).....................................  $80,731,448   $56,675,680   $89,346,916   $ 56,623,115   $198,708,296
    Annualized Rent w/ future step-ups (3)..................  $83,720,905   $60,161,848   $99,120,227   $ 61,758,878   $236,222,311
    Annualized Rent per leased sq. ft.......................  $     33.34   $     30.20   $     32.56   $      38.54   $      31.98
    Annualized Rent per leased sq. ft. w/ future step-ups...  $     34.58   $     32.05   $     36.12   $      42.03   $      38.01
    Company Quoted Rental Rate per sq. ft. (4)..............
OFFICE/TECHNICAL PROPERTIES
GREATER BOSTON
  EAST CAMBRIDGE, MA
    Square footage of expiring leases.......................           --            --            --             --         67,362
    Annualized Rent (2).....................................           --            --            --             --   $  1,295,391
    Annualized Rent w/ future step-ups (3)..................           --            --            --             --   $  1,601,888
    Annualized Rent per leased sq. ft.......................           --            --            --             --   $      19.23
    Annualized Rent per leased sq. ft. w/ future step-ups...           --            --            --             --   $      23.78
    Company Quoted Rental Rate per sq. ft. (4)..............


OFFICE PROPERTIES
(MARKET/SUBMARKET)
------------------
OTHER
  BALTIMORE, MD
    Square footage of expiring leases.......................
    Annualized Rent (2).....................................
    Annualized Rent w/ future step-ups (3)..................
    Annualized Rent per leased sq. ft.......................
    Annualized Rent per leased sq. ft. w/ future step-ups...
    Company Quoted Rental Rate per sq. ft. (4)..............
  EAST BRUNSWICK, NJ
    Square footage of expiring leases.......................
    Annualized Rent (2).....................................
    Annualized Rent w/ future step-ups (3)..................
    Annualized Rent per leased sq. ft.......................
    Annualized Rent per leased sq. ft. w/ future step-ups...
    Company Quoted Rental Rate per sq. ft. (4)..............
  PRINCETON, NJ
    Square footage of expiring leases.......................
    Annualized Rent (2).....................................
    Annualized Rent w/ future step-ups (3)..................
    Annualized Rent per leased sq. ft.......................
    Annualized Rent per leased sq. ft. w/ future step-ups...
    Company Quoted Rental Rate per sq. ft. (4)..............
  RICHMOND, VA
    Square footage of expiring leases.......................
    Annualized Rent (2).....................................
    Annualized Rent w/ future step-ups (3)..................
    Annualized Rent per leased sq. ft.......................
    Annualized Rent per leased sq. ft. w/ future step-ups...
    Company Quoted Rental Rate per sq. ft. (4)..............
TOTAL CLASS A OFFICE BUILDINGS
    Square footage of expiring leases.......................
    Annualized Rent (2).....................................
    Annualized Rent w/ future step-ups (3)..................
    Annualized Rent per leased sq. ft.......................
    Annualized Rent per leased sq. ft. w/ future step-ups...
    Company Quoted Rental Rate per sq. ft. (4)..............
OFFICE/TECHNICAL PROPERTIES
GREATER BOSTON
  EAST CAMBRIDGE, MA
    Square footage of expiring leases.......................
    Annualized Rent (2).....................................
    Annualized Rent w/ future step-ups (3)..................
    Annualized Rent per leased sq. ft.......................
    Annualized Rent per leased sq. ft. w/ future step-ups...
    Company Quoted Rental Rate per sq. ft. (4)..............

----------------------------------

See notes on page S-33.

                                                                    SIX MONTHS                 YEAR ENDING DECEMBER 31,
OFFICE PROPERTIES                                                     ENDING            ---------------------------------------
(MARKET/SUBMARKET)                                               DECEMBER 31, 2000         2001          2002          2003
------------------                                            -----------------------   -----------   -----------   -----------
  ROUTE 128 NORTHWEST, MA
    Square footage of expiring leases.......................                 --                  --        94,140        50,704
    Annualized Rent (2).....................................                 --                  --   $   877,197   $   599,458
    Annualized Rent w/ future step-ups (3)..................                 --                  --   $   892,197   $   599,458
    Annualized Rent per leased sq. ft.......................                 --                  --   $      9.32   $     11.82
    Annualized Rent per leased sq. ft. w/ future step-ups...                 --                  --   $      9.48   $     11.82
    Company Quoted Rental Rate per sq. ft. (4)..............        $     18.05

GREATER WASHINGTON, D.C.
  MONTGOMERY COUNTY, MD (6)
    Square footage of expiring leases.......................                 --              23,029        39,629            --
    Annualized Rent (2).....................................                 --         $   386,569   $   686,147            --
    Annualized Rent w/ future step-ups (3)..................                 --         $   386,569   $   704,574            --
    Annualized Rent per leased sq. ft.......................                 --         $     16.79   $     17.31            --
    Annualized Rent per leased sq. ft. w/ future step-ups...                 --         $     16.79   $     17.78            --
    Company Quoted Rental Rate per sq. ft. (4)..............        $     17.93

  FAIRFAX COUNTY, VA
    Square footage of expiring leases.......................            179,755             237,284       175,991        23,439
    Annualized Rent (2).....................................        $ 1,851,337         $ 2,949,259   $ 2,969,185   $   330,438
    Annualized Rent w/ future step-ups (3)..................        $ 1,851,336         $ 3,025,715   $ 3,031,278   $   347,548
    Annualized Rent per leased sq. ft.......................        $     10.30         $     12.43   $     16.87   $     14.10
    Annualized Rent per leased sq. ft. w/ future step-ups...        $     10.30         $     12.75   $     17.22   $     14.83
    Company Quoted Rental Rate per sq. ft. (4)..............        $     15.72

GREATER SAN FRANCISCO
  SOUTH SAN FRANCISCO, CA
    Square footage of expiring leases.......................             11,500              34,697        42,486        30,164
    Annualized Rent (2).....................................        $   125,831         $   426,466   $   526,105   $   428,554
    Annualized Rent w/ future step-ups (3)..................        $   125,831         $   460,658   $   545,994   $   464,832
    Annualized Rent per leased sq. ft.......................        $     10.94         $     12.29   $     12.38   $     14.21
    Annualized Rent per leased sq. ft. w/ future step-ups...        $     10.94         $     13.28   $     12.85   $     15.41
    Company Quoted Rental Rate per sq. ft. (4)..............        $     17.25

TOTAL OFFICE/TECHNICAL PROPERTIES
    Square footage of expiring leases.......................            191,255             295,010       352,246       104,307
    Annualized Rent (2).....................................        $ 1,977,168         $ 3,762,294   $ 5,058,634   $ 1,358,450
    Annualized Rent w/ future step-ups (3)..................        $ 1,977,168         $ 3,872,942   $ 5,174,043   $ 1,411,838
    Annualized Rent per leased sq. ft.......................        $     10.34         $     12.75   $     14.36   $     13.02
    Annualized Rent per leased sq. ft. w/ future step-ups...        $     10.34         $     13.13   $     14.69   $     13.54
    Company Quoted Rental Rate per sq. ft. (4)..............        $     18.18

                                                                             YEAR ENDING DECEMBER 31,
OFFICE PROPERTIES                                             ------------------------------------------------------      2008 &
(MARKET/SUBMARKET)                                               2004          2005          2006           2007          BEYOND
------------------                                            -----------   -----------   -----------   ------------   ------------
  ROUTE 128 NORTHWEST, MA
    Square footage of expiring leases.......................           --            --       203,000         50,000             --
    Annualized Rent (2).....................................           --            --   $ 2,355,210   $    475,000             --
    Annualized Rent w/ future step-ups (3)..................           --            --   $ 2,467,710   $    675,000             --
    Annualized Rent per leased sq. ft.......................           --            --   $     11.60   $       9.50             --
    Annualized Rent per leased sq. ft. w/ future step-ups...           --            --   $     12.16   $      13.50             --
    Company Quoted Rental Rate per sq. ft. (4)..............
GREATER WASHINGTON, D.C.
  MONTGOMERY COUNTY, MD (6)
    Square footage of expiring leases.......................       22,060        90,433            --             --         59,838
    Annualized Rent (2).....................................  $   428,497   $ 1,214,583            --             --   $    899,946
    Annualized Rent w/ future step-ups (3)..................  $   409,856   $ 1,214,583            --             --   $    981,557
    Annualized Rent per leased sq. ft.......................  $     19.42   $     13.43            --             --   $      15.04
    Annualized Rent per leased sq. ft. w/ future step-ups...  $     18.58   $     13.43            --             --   $      16.40
    Company Quoted Rental Rate per sq. ft. (4)..............
  FAIRFAX COUNTY, VA
    Square footage of expiring leases.......................       57,221        57,897            --        107,895        218,009
    Annualized Rent (2).....................................  $   804,944   $   833,779            --   $  2,260,513   $  3,563,343
    Annualized Rent w/ future step-ups (3)..................  $   896,995   $   935,317            --   $  2,306,696   $  4,168,705
    Annualized Rent per leased sq. ft.......................  $     14.07   $     14.40            --   $      20.95   $      16.34
    Annualized Rent per leased sq. ft. w/ future step-ups...  $     15.68   $     16.15            --   $      21.38   $      19.12
    Company Quoted Rental Rate per sq. ft. (4)..............
GREATER SAN FRANCISCO
  SOUTH SAN FRANCISCO, CA
    Square footage of expiring leases.......................           --        22,519            --             --             --
    Annualized Rent (2).....................................           --   $   262,612            --             --             --
    Annualized Rent w/ future step-ups (3)..................           --   $   329,614            --             --             --
    Annualized Rent per leased sq. ft.......................           --   $     11.66            --             --             --
    Annualized Rent per leased sq. ft. w/ future step-ups...           --   $     14.64            --             --             --
    Company Quoted Rental Rate per sq. ft. (4)..............
TOTAL OFFICE/TECHNICAL PROPERTIES
    Square footage of expiring leases.......................       79,281       170,849       203,000        157,895        345,209
    Annualized Rent (2).....................................  $ 1,233,441   $ 2,310,974   $ 2,355,210   $  2,735,513   $  5,758,680
    Annualized Rent w/ future step-ups (3)..................  $ 1,306,851   $ 2,479,514   $ 2,467,710   $  2,981,696   $  6,752,150
    Annualized Rent per leased sq. ft.......................  $     15.56   $     13.53   $     11.60   $      17.32   $      16.68
    Annualized Rent per leased sq. ft. w/ future step-ups...  $     16.48   $     14.51   $     12.16   $      18.88   $      19.56
    Company Quoted Rental Rate per sq. ft. (4)..............


OFFICE PROPERTIES
(MARKET/SUBMARKET)
------------------
  ROUTE 128 NORTHWEST, MA
    Square footage of expiring leases.......................
    Annualized Rent (2).....................................
    Annualized Rent w/ future step-ups (3)..................
    Annualized Rent per leased sq. ft.......................
    Annualized Rent per leased sq. ft. w/ future step-ups...
    Company Quoted Rental Rate per sq. ft. (4)..............
GREATER WASHINGTON, D.C.
  MONTGOMERY COUNTY, MD (6)
    Square footage of expiring leases.......................
    Annualized Rent (2).....................................
    Annualized Rent w/ future step-ups (3)..................
    Annualized Rent per leased sq. ft.......................
    Annualized Rent per leased sq. ft. w/ future step-ups...
    Company Quoted Rental Rate per sq. ft. (4)..............
  FAIRFAX COUNTY, VA
    Square footage of expiring leases.......................
    Annualized Rent (2).....................................
    Annualized Rent w/ future step-ups (3)..................
    Annualized Rent per leased sq. ft.......................
    Annualized Rent per leased sq. ft. w/ future step-ups...
    Company Quoted Rental Rate per sq. ft. (4)..............
GREATER SAN FRANCISCO
  SOUTH SAN FRANCISCO, CA
    Square footage of expiring leases.......................
    Annualized Rent (2).....................................
    Annualized Rent w/ future step-ups (3)..................
    Annualized Rent per leased sq. ft.......................
    Annualized Rent per leased sq. ft. w/ future step-ups...
    Company Quoted Rental Rate per sq. ft. (4)..............
TOTAL OFFICE/TECHNICAL PROPERTIES
    Square footage of expiring leases.......................
    Annualized Rent (2).....................................
    Annualized Rent w/ future step-ups (3)..................
    Annualized Rent per leased sq. ft.......................
    Annualized Rent per leased sq. ft. w/ future step-ups...
    Company Quoted Rental Rate per sq. ft. (4)..............

----------------------------------

See notes on page S-33.

                                                                    SIX MONTHS                 YEAR ENDING DECEMBER 31,
INDUSTRIAL PROPERTIES                                                 ENDING            ---------------------------------------
(MARKET/SUBMARKET)                                               DECEMBER 31, 2000         2001          2002          2003
---------------------                                         -----------------------   -----------   -----------   -----------
GREATER BOSTON
  ROUTE 128 SOUTHWEST, MA
    Square footage of expiring leases.......................             67,216              10,829        23,904       128,105
    Annualized Rent (2).....................................        $   639,711         $   127,969   $   207,563   $   861,075
    Annualized Rent w/ future step-ups (3)..................        $   639,711         $   127,969   $   207,563   $   925,127
    Annualized Rent per leased sq. ft.......................        $      9.52         $     11.82   $      8.68   $      6.72
    Annualized Rent per leased sq. ft. w/ future step-ups...        $      9.52         $     11.82   $      8.68   $      7.22
    Company Quoted Rental Rate per sq. ft. (4)..............        $     10.63
GREATER WASHINGTON, D.C.
  PRINCE GEORGE'S COUNTY, MD
    Square footage of expiring leases.......................              6,125                  --            --        19,200
    Annualized Rent (2).....................................        $    27,563                  --            --   $   128,832
    Annualized Rent w/ future step-ups (3)..................        $    27,563                  --            --   $   128,832
    Annualized Rent per leased sq. ft.......................        $      4.50                  --            --   $      6.71
    Annualized Rent per leased sq. ft. w/ future step-ups...        $      4.50                  --            --   $      6.71
    Company Quoted Rental Rate per sq. ft. (4)..............        $      7.34
GREATER SAN FRANCISCO
  HAYWARD, CA
    Square footage of expiring leases.......................                 --              60,000            --            --
    Annualized Rent (2).....................................                 --         $   256,085            --            --
    Annualized Rent w/ future step-ups (3)..................                 --         $   256,085            --            --
    Annualized Rent per leased sq. ft.......................                 --         $      4.27            --            --
    Annualized Rent per leased sq. ft. w/ future step-ups...                 --         $      4.27            --            --
    Company Quoted Rental Rate per sq. ft. (4)..............        $      4.56
  SOUTH SAN FRANCISCO, CA
    Square footage of expiring leases.......................                 --                  --            --            --
    Annualized Rent (2).....................................                 --                  --            --            --
    Annualized Rent w/ future step-ups (3)..................                 --                  --            --            --
    Annualized Rent per leased sq. ft.......................                 --                  --            --            --
    Annualized Rent per leased sq. ft. w/ future step-ups...                 --                  --            --            --
    Company Quoted Rental Rate per sq. ft. (4)..............        $      8.40
OTHER
  BUCKS COUNTY, PA
    Square footage of expiring leases.......................                 --                  --       161,000            --
    Annualized Rent (2).....................................                 --                  --   $   714,844            --
    Annualized Rent w/ future step-ups (3)..................                 --                  --   $   714,844            --
    Annualized Rent per leased sq. ft.......................                 --                  --   $      4.44            --
    Annualized Rent per leased sq. ft. w/ future step-ups...                 --                  --   $      4.44            --
    Company Quoted Rental Rate per sq. ft. (4)..............        $      4.25
TOTAL INDUSTRIAL PROPERTIES
    Square footage of expiring leases.......................             73,341              70,829       184,904       147,305
    Annualized Rent (2).....................................        $   667,274         $   384,054   $   922,407   $   989,907
    Annualized Rent w/ future step-ups (3)..................        $   667,274         $   384,054   $   922,407   $ 1,053,959
    Annualized Rent per leased sq. ft.......................        $      9.10         $      5.42   $      4.99   $      6.72
    Annualized Rent per leased sq. ft. w/ future step-ups...        $      9.10         $      5.42   $      4.99   $      7.15
    Company Quoted Rental Rate per sq. ft. (4)..............        $      7.09
TOTAL OFFICE AND INDUSTRIAL PROPERTIES
    Square footage of expiring leases.......................            704,877           2,312,389     2,847,736     2,216,485
    Annualized Rent (2).....................................        $15,728,519         $61,404,857   $95,944,606   $68,182,902
    Annualized Rent w/ future step-ups (3)..................        $15,728,519         $63,972,659   $93,782,053   $66,514,977
    Annualized Rent per leased sq. ft.......................        $     22.31         $     26.55   $     33.69   $     30.76
    Annualized Rent per leased sq. ft. w/ future step-ups...        $     22.31         $     27.67   $     32.93   $     30.01
    Company Quoted Rental Rate per sq. ft. (4)..............        $     46.48

                                                                             YEAR ENDING DECEMBER 31,
INDUSTRIAL PROPERTIES                                         ------------------------------------------------------      2008 &
(MARKET/SUBMARKET)                                               2004          2005           2006          2007          BEYOND
---------------------                                         -----------   -----------   ------------   -----------   ------------
GREATER BOSTON
  ROUTE 128 SOUTHWEST, MA
    Square footage of expiring leases.......................           --            --             --            --             --
    Annualized Rent (2).....................................           --            --             --            --             --
    Annualized Rent w/ future step-ups (3)..................           --            --             --            --             --
    Annualized Rent per leased sq. ft.......................           --            --             --            --             --
    Annualized Rent per leased sq. ft. w/ future step-ups...           --            --             --            --             --
    Company Quoted Rental Rate per sq. ft. (4)..............
GREATER WASHINGTON, D.C.
  PRINCE GEORGE'S COUNTY, MD
    Square footage of expiring leases.......................       34,863        20,500             --            --         83,608
    Annualized Rent (2).....................................  $   228,725   $   125,698             --            --   $    742,152
    Annualized Rent w/ future step-ups (3)..................  $   245,374   $   140,832             --            --   $    815,347
    Annualized Rent per leased sq. ft.......................  $      6.56   $      6.13             --            --   $       8.88
    Annualized Rent per leased sq. ft. w/ future step-ups...  $      7.04   $      6.87             --            --   $       9.75
    Company Quoted Rental Rate per sq. ft. (4)..............
GREATER SAN FRANCISCO
  HAYWARD, CA
    Square footage of expiring leases.......................      160,213            --             --            --
    Annualized Rent (2).....................................  $   752,275            --             --            --
    Annualized Rent w/ future step-ups (3)..................  $   790,726            --             --            --
    Annualized Rent per leased sq. ft.......................  $      4.70            --             --            --
    Annualized Rent per leased sq. ft. w/ future step-ups...  $      4.94            --             --            --
    Company Quoted Rental Rate per sq. ft. (4)..............
  SOUTH SAN FRANCISCO, CA
    Square footage of expiring leases.......................       40,000            --             --        20,000
    Annualized Rent (2).....................................  $   388,608            --             --   $   222,456
    Annualized Rent w/ future step-ups (3)..................  $   427,008            --             --   $   258,783
    Annualized Rent per leased sq. ft.......................  $      9.72            --             --   $     11.12
    Annualized Rent per leased sq. ft. w/ future step-ups...  $     10.68            --             --   $     12.94
    Company Quoted Rental Rate per sq. ft. (4)..............
OTHER
  BUCKS COUNTY, PA
    Square footage of expiring leases.......................           --            --             --            --             --
    Annualized Rent (2).....................................           --            --             --            --             --
    Annualized Rent w/ future step-ups (3)..................           --            --             --            --             --
    Annualized Rent per leased sq. ft.......................           --            --             --            --             --
    Annualized Rent per leased sq. ft. w/ future step-ups...           --            --             --            --             --
    Company Quoted Rental Rate per sq. ft. (4)..............
TOTAL INDUSTRIAL PROPERTIES
    Square footage of expiring leases.......................      235,076        20,500             --        20,000         83,608
    Annualized Rent (2).....................................  $ 1,369,608   $   125,698             --   $   222,456   $    742,152
    Annualized Rent w/ future step-ups (3)..................  $ 1,463,108   $   140,832             --   $   258,783   $    815,347
    Annualized Rent per leased sq. ft.......................  $      5.83   $      6.13             --   $     11.12   $       8.88
    Annualized Rent per leased sq. ft. w/ future step-ups...  $      6.22   $      6.87             --   $     12.94   $       9.75
    Company Quoted Rental Rate per sq. ft. (4)..............
TOTAL OFFICE AND INDUSTRIAL PROPERTIES
    Square footage of expiring leases.......................    2,735,499     2,068,271      2,946,848     1,647,249      6,643,127
    Annualized Rent (2).....................................  $83,334,497   $59,112,352   $ 91,702,126   $59,581,084   $205,209,128
    Annualized Rent w/ future step-ups (3)..................  $86,490,864   $62,782,194   $101,587,937   $64,999,357   $243,789,808
    Annualized Rent per leased sq. ft.......................  $     30.46   $     28.58   $      31.12   $     36.17   $      30.89
    Annualized Rent per leased sq. ft. w/ future step-ups...  $     31.62   $     30.35   $      34.47   $     39.46   $      36.70
    Company Quoted Rental Rate per sq. ft. (4)..............


INDUSTRIAL PROPERTIES
(MARKET/SUBMARKET)
---------------------
GREATER BOSTON
  ROUTE 128 SOUTHWEST, MA
    Square footage of expiring leases.......................
    Annualized Rent (2).....................................
    Annualized Rent w/ future step-ups (3)..................
    Annualized Rent per leased sq. ft.......................
    Annualized Rent per leased sq. ft. w/ future step-ups...
    Company Quoted Rental Rate per sq. ft. (4)..............
GREATER WASHINGTON, D.C.
  PRINCE GEORGE'S COUNTY, MD
    Square footage of expiring leases.......................
    Annualized Rent (2).....................................
    Annualized Rent w/ future step-ups (3)..................
    Annualized Rent per leased sq. ft.......................
    Annualized Rent per leased sq. ft. w/ future step-ups...
    Company Quoted Rental Rate per sq. ft. (4)..............
GREATER SAN FRANCISCO
  HAYWARD, CA
    Square footage of expiring leases.......................
    Annualized Rent (2).....................................
    Annualized Rent w/ future step-ups (3)..................
    Annualized Rent per leased sq. ft.......................
    Annualized Rent per leased sq. ft. w/ future step-ups...
    Company Quoted Rental Rate per sq. ft. (4)..............
  SOUTH SAN FRANCISCO, CA
    Square footage of expiring leases.......................
    Annualized Rent (2).....................................
    Annualized Rent w/ future step-ups (3)..................
    Annualized Rent per leased sq. ft.......................
    Annualized Rent per leased sq. ft. w/ future step-ups...
    Company Quoted Rental Rate per sq. ft. (4)..............
OTHER
  BUCKS COUNTY, PA
    Square footage of expiring leases.......................
    Annualized Rent (2).....................................
    Annualized Rent w/ future step-ups (3)..................
    Annualized Rent per leased sq. ft.......................
    Annualized Rent per leased sq. ft. w/ future step-ups...
    Company Quoted Rental Rate per sq. ft. (4)..............
TOTAL INDUSTRIAL PROPERTIES
    Square footage of expiring leases.......................
    Annualized Rent (2).....................................
    Annualized Rent w/ future step-ups (3)..................
    Annualized Rent per leased sq. ft.......................
    Annualized Rent per leased sq. ft. w/ future step-ups...
    Company Quoted Rental Rate per sq. ft. (4)..............
TOTAL OFFICE AND INDUSTRIAL PROPERTIES
    Square footage of expiring leases.......................
    Annualized Rent (2).....................................
    Annualized Rent w/ future step-ups (3)..................
    Annualized Rent per leased sq. ft.......................
    Annualized Rent per leased sq. ft. w/ future step-ups...
    Company Quoted Rental Rate per sq. ft. (4)..............

------------------------------
(1)  Excludes 265 Franklin, which we acquired September 13, 2000.
(2) Annualized Rent is the monthly contractual rent under existing leases as of June 30, 2000 multiplied by twelve. This amount reflects total rent before any rent abatements and includes expense reimbursements, which may be estimates as of such date.
(3) Annualized Rent with Future Step-Ups represents Annualized Rent as described in footnote (2) above, and also reflects contractual increases in monthly base rent that occur after June 30, 2000.
(4) Represents weighted average rental rates per square foot quoted by us as of September 1, 2000, based on total net rentable square feet of our properties in the submarket.
(5)  All expiring space reverts to a master lease at predetermined rates.
(6)  Includes 910 and 930 Clopper Road, which we sold on September 29, 2000.

HISTORICAL TENANT IMPROVEMENTS AND LEASING COMMISSIONS

    The following table sets forth historical information regarding recurring tenant improvement and leasing commission costs for tenants at our office and industrial properties during the years ended December 31, 1995 through December 31, 1999 and the six months ended June 30, 2000:

                                                                                 YEAR ENDED DECEMBER 31,
                                                                   ----------------------------------------------------
TOTAL TENANT IMPROVEMENTS AND LEASING COMMISSIONS PER SQUARE FOOT    1995       1996       1997       1998       1999
-----------------------------------------------------------------  --------   --------   --------   --------   --------
OFFICE PROPERTIES
  Class A office buildings...                                       $10.66     $11.40     $10.83     $9.82      $10.60
  Office/technical properties...                                      6.99      10.45       2.22      3.32        1.94

INDUSTRIAL PROPERTIES...                                              1.00       1.71       0.99      1.13        0.60
                                                                    ------     ------     ------     -----      ------
Weighted average of total tenant improvements and leasing
  commissions per square foot...                                    $ 7.77     $10.31     $ 8.06     $6.57      $ 9.34
                                                                    ======     ======     ======     =====      ======

                                                                    SIX MONTHS
                                                                       ENDED       WEIGHTED
TOTAL TENANT IMPROVEMENTS AND LEASING COMMISSIONS PER SQUARE FOOT  JUNE 30, 2000   AVERAGE
-----------------------------------------------------------------  -------------   --------
OFFICE PROPERTIES
  Class A office buildings...                                          $12.96       $11.29
  Office/technical properties...                                         0.57         4.46
INDUSTRIAL PROPERTIES...                                                 1.22         1.08
                                                                       ------       ------
Weighted average of total tenant improvements and leasing
  commissions per square foot...                                       $10.17       $ 9.01
                                                                       ======       ======

HISTORICAL CAPITAL EXPENDITURES

    The following data sets forth historical information regarding recurring capital expenditures at our office and industrial properties for the years ended December 31, 1995 through December 31, 1999 and the six months ended June 30, 2000:

                                                                        YEAR ENDED DECEMBER 31,                   SIX MONTHS
                                                          ----------------------------------------------------       ENDED
                                                            1995       1996       1997       1998       1999     JUNE 30, 2000
                                                          --------   --------   --------   --------   --------   -------------
Recurring capital expenditures (in thousands)...........   $1,618     $1,083     $1,125     $3,543    $11,611       $4,333

    The following data sets forth historical capital expenditures at our hotel properties incurred for the years ended December 31, 1995 through December 31, 1999 and the six months ended June 30, 2000:

                                                                         YEAR ENDED DECEMBER 31,                   SIX MONTHS
                                                           ----------------------------------------------------       ENDED
                                                             1995       1996       1997       1998       1999     JUNE 30, 2000
                                                           --------   --------   --------   --------   --------   -------------
Hotel improvements, equipment upgrades and replacements
  (in thousands).........................................   $4,420     $3,041     $2,625     $3,872     $2,346       $1,181

HOTEL PROPERTIES

    The following table sets forth historical information regarding occupancy and rental rates at our hotel properties for the years ended December 31, 1996 through December 31, 1999 and the six months ended June 30, 2000:

                                                                         YEAR ENDED DECEMBER 31,                     SIX MONTHS
                                                            --------------------------------------------------          ENDED
                                                              1996          1997          1998          1999        JUNE 30, 2000
                                                            --------      --------      --------      --------      -------------
LONG WHARF MARRIOTT
  Occupancy...........................................        86.0%         87.1%         87.5%         87.7%            90.1%
  Average daily rate..................................      $201.18       $218.23       $226.46       $240.79          $232.84
  REVPAR (1)..........................................      $173.01       $190.08       $198.15       $211.17          $209.79
  REVPAR percent change...............................                       9.9%          4.2%          6.6%            10.8%(2)

CAMBRIDGE CENTER MARRIOTT
  Occupancy...........................................        82.1%         85.3%         83.6%         83.7%            85.7%
  Average daily rate..................................      $150.52       $163.77       $181.15       $191.63          $195.57
  REVPAR (1)..........................................      $123.58       $139.70       $151.44       $160.39          $167.60
  REVPAR percent change...............................                      13.0%          8.4%          5.9%            11.5%(2)

RESIDENCE INN BY MARRIOTT-REGISTERED TRADEMARK- (3)
  Occupancy...........................................                                                  84.6%            90.5%
  Average daily rate..................................                                                $154.64          $164.29
  REVPAR (1)..........................................                                                $130.83          $148.68
  REVPAR percent change...............................                                                                   30.0%(2)

-------------------------

(1) REVPAR is determined by dividing room revenue by available rooms for the applicable period. We believe that REVPAR is an industry standard measure used to present hotel operating data.

(2) Represents change from June 30, 1999 to June 30, 2000.

(3) Operational on February 1, 1999.

                                  INDEBTEDNESS

UNSECURED LINE OF CREDIT

    We maintain an unsecured line of credit through Fleet National Bank, as agent, allowing us to borrow up to $605 million. Our unsecured line of credit is a recourse obligation of Boston Properties Limited Partnership, and bears interest at a floating rate (currently 7.875% annually). Our unsecured line of credit matures on March 31, 2003 and could be terminated by our lenders upon the occurrence of customary events of default.

    We use our unsecured line of credit principally to fund our development pipeline, other land and property acquisitions and for working capital purposes. As of October 9, 2000, we had an outstanding balance of $221 million. We expect to use a portion of the proceeds of this offering to reduce this outstanding balance.

MORTGAGE INDEBTEDNESS

    As of June 30, 2000, we had outstanding approximately $3.2 billion of indebtedness secured by our properties listed below:

                                                                                                   BALANCE AT
                                                   INTEREST RATE       PRINCIPAL      MATURITY    MATURITY(1)
PROPERTIES                                          (PER ANNUM)      (IN THOUSANDS)     DATE     (IN THOUSANDS)
----------                                        ----------------   --------------   --------   --------------
FIXED RATE DEBT
214 Carnegie Center(2)(3).......................           8.19%       $   13,126     10/31/00     $    13,010
202 Carnegie Center(3)..........................           7.25%           19,017     12/01/00          18,865
212 Carnegie Center(3)..........................           7.25%           20,453     12/10/00          20,291
Newport Office Park.............................           8.13%            6,076     07/01/01           5,764
One Independence Square(4)......................           8.12%           74,743     08/21/01          73,938
10 and 20 Burlington Mall Road(5)...............           8.33%           37,000     10/01/01          37,000
280 Park Avenue.................................           7.00%          213,000     09/11/02         200,200
875 Third Avenue(6).............................           8.00%          151,977     12/31/02         146,684
Two Independence Square(4)......................           8.09%          117,354     02/27/03         113,844
2300 N Street...................................           6.88%           66,000     08/03/03          66,000
One and Two Reston Overlook.....................           7.45%           68,468     09/01/04          65,328
599 Lexington Avenue(7).........................           7.00%          225,000     07/19/05         225,000
Embarcadero Center West Tower...................           6.50%           98,196     01/01/06          90,416
101 Carnegie Center.............................           7.66%            8,513     04/01/06           6,516
Capital Gallery.................................           8.24%           57,677     08/15/06          49,703
191 Spring Street...............................           8.50%           22,959     09/01/06          20,428
Reservoir Place(8)..............................           6.88%           74,777     11/01/06          60,570
Montvale Center.................................           8.59%            7,627     12/01/06           6,556
Embarcadero Center Three........................           6.40%          147,243     01/01/07         132,726
510 Carnegie Center.............................           7.39%           27,912     01/01/08          23,520
504, 506 & 508 Carnegie Center..................           7.39%           48,772     01/01/08          40,915
Riverfront Plaza................................           6.61%          116,788     02/01/08          94,713
Embarcadero Center Four.........................           6.79%          155,889     02/01/08         129,351
Reston Corporate Center.........................           6.56%           25,046     05/01/08          20,264
NIMA Building...................................           6.51%           21,700     06/01/08          17,504
Lockheed Martin Building........................           6.61%           26,536     06/01/08          21,456
Prudential Center...............................           6.72%          293,639     07/01/08         256,756
100 East Pratt Street...........................           6.73%           92,619     11/01/08          75,981
Bedford Business Park...........................           8.50%           21,970     12/10/08          15,891
Embarcadero Center One, Two & Federal Reserve...           6.70%          314,748     12/10/08         273,170
Democracy Center................................           7.05%          108,342     04/01/09          90,454
1301 New York Avenue(9).........................           7.19%           33,135     08/15/09          20,524
201 Carnegie Center.............................           7.08%              506     02/01/10              --
Ten Cambridge Center............................           8.27%           35,927     05/01/10          29,354
Eight Cambridge Center..........................           7.73%           28,587     07/15/10          22,477
Hilltop Business Center.........................           6.81%            5,816     03/01/19              --
University Place................................           6.94%           25,525     08/01/21              --
                                                                       ----------                  -----------
                                                                       $2,812,663                  $ 2,485,169
                                                                       ==========                  ===========

-------------------------

See notes on page S-37.

                                                                                                            BALANCE AT
                                                            INTEREST RATE       PRINCIPAL      MATURITY    MATURITY(1)
PROPERTIES                                                   (PER ANNUM)      (IN THOUSANDS)     DATE     (IN THOUSANDS)
----------                                                 ----------------   --------------   --------   --------------
VARIABLE RATE DEBT
601 and 651 Gateway Boulevard(10)........................   LIBOR + 1.60%       $   75,000     09/30/00     $    75,000
New Dominion Tech Park, Building One(11).................   LIBOR + 1.60%           24,188     01/04/01          48,600
Orbital Sciences, Buildings One and Three................   LIBOR + 1.65%           22,460     08/09/02          27,000
280 Park Avenue..........................................   LIBOR + 1.00%            7,000     09/11/02              --
111 Huntington Avenue....................................   LIBOR + 2.00%           33,890     09/27/02         203,000
2600 Tower Oaks Boulevard................................   LIBOR + 1.90%            4,226     10/10/02          32,000
5 Times Square...........................................   LIBOR + 2.00%          149,680     01/26/03         420,000
302 Carnegie Center......................................   LIBOR + 1.90%            3,754     03/15/03          10,000
Orbital Sciences, Building Two...........................   LIBOR + 1.65%              554     06/13/03          25,056
Sumner Square............................................   LIBOR + 1.50%           23,653     04/22/04          30,000
                                                                                ----------                  -----------
                                                                                $  344,405                  $   870,656
                                                                                ==========                  ===========

-------------------------

(1) Assumes that total construction loans are fully drawn. Some of our construction loans have repayment and completion guarantees that are recourse obligations of ours.

(2) The principal amount and interest rate shown has been adjusted to reflect the effective rate on the loan. The actual principal balance at June 30, 2000 was $13,115 and the interest rate was 8.40% per annum.

(3) We have replaced these loans with a $63 million loan encumbering 202, 206 and 214 Carnegie Center for ten years bearing interest at a fixed rate of 8.13% per annum.

(4) The principal amount and interest rate shown has been adjusted to reflect the effective rates on the loans. The actual principal balances at June 30, 2000 were $74,938 and $117,594, respectively. The actual interest rates are 8.50% per annum and continue at such rate through the loan expiration.

(5) Includes outstanding indebtedness secured by 91 Hartwell Avenue and 92 and 100 Hayden Avenue.

(6) The principal amount and interest rate shown has been adjusted to reflect the fair value of the note. The actual principal balance at June 30, 2000 was $149,473 and the interest rate was 8.75% per annum.

(7) At maturity the lender has the option to purchase a 33.33% interest in this property in exchange for the cancellation of the principal balance of approximately $225 million.

(8) The principal amount and interest rate shown has been adjusted to reflect the fair value of the note. The actual principal balance at June 30, 2000 was $65,774 and the interest rate was 9.65% per annum.

(9) Includes outstanding principal in the amounts of $20,000, $8,742 and $4,393 that bear interest at fixed rates of 6.70%, 8.54% and 6.75% per annum, respectively.

(10) We have replaced this mortgage with a ten-year mortgage for a principal amount of $90 million that bears interest at a fixed rate of 8.4% per annum.

(11) We have entered into a commitment to replace this construction loan. If consummated, this new 20-year bond financing will be for a principal amount of $57.6 million and bear interest at a rate equivalent to 7.58% per annum.

    As of June 30, 2000, the aggregate balances that will be due on maturity of our fixed and variable mortgage indebtedness for each of the following years were as follows:

                         2000       2001       2002       2003       2004       2005       2006       2007     2008 AND BEYOND
                       --------   --------   --------   --------   --------   --------   --------   --------   ----------------
Fixed................  $ 52,166   $116,702   $346,884   $179,844   $65,328    $225,000   $234,189   $132,726      $1,132,330
Variable.............    75,000     48,600    262,000    455,056    30,000          --         --         --              --
                       --------   --------   --------   --------   -------    --------   --------   --------      ----------
Total................  $127,166   $165,302   $608,884   $634,900   $95,328    $225,000   $234,189   $132,726      $1,132,330
                       ========   ========   ========   ========   =======    ========   ========   ========      ==========

                         TOTAL
                       ----------
Fixed................  $2,485,169
Variable.............     870,656
                       ----------
Total................  $3,355,825
                       ==========

                                   MANAGEMENT

    The following table sets forth certain information with respect to our directors and executive officers as of October 9, 2000:

NAME                                          AGE                       POSITION
----                                        --------                    --------
Mortimer B. Zuckerman.....................     63      Chairman of the Board
Edward H. Linde...........................     59      President, Chief Executive Officer and
                                                       Director
Alan J. Patricof..........................     65      Director
Ivan G. Seidenberg........................     53      Director
Martin Turchin............................     59      Director
Alan B. Landis............................     57      Director
Richard E. Salomon........................     57      Director
Robert E. Burke...........................     62      Executive Vice President for Operations
Raymond A. Ritchey........................     50      Executive Vice President and National
                                                       Director of Acquisitions and Development
Bryan J. Koop.............................     42      Senior Vice President and Regional Manager
                                                       of our Boston Office
Douglas T. Linde..........................     37      Senior Vice President, Chief Financial
                                                       Officer and Treasurer
E. Mitchell Norville......................     42      Senior Vice President and Operations
                                                       Manager of our Washington, D.C. Office
Robert E. Pester..........................     43      Senior Vice President and Regional Manager
                                                       of our San Francisco Office
Robert E. Selsam..........................     54      Senior Vice President and Regional Manager
                                                       of our New York Office

    The following is a biographical summary of the experience of our directors and executive and senior officers:

    MR. MORTIMER B. ZUCKERMAN serves as Chairman of our Board of Directors and has been a director since June 23, 1997. Mr. Zuckerman co-founded Boston Properties in 1970 after spending seven years at Cabot, Cabot & Forbes where he rose to the position of Senior Vice President and Chief Financial Officer.
Mr. Zuckerman serves as a trustee of New York University, a trustee of Memorial Sloan-Kettering Cancer Institute, a trustee of the Institute for Advanced Studies at Princeton and a member of the Council on Foreign Relations and the International Institute for Strategic Studies. He is also Chairman and Editor-in-Chief of U.S. News & World Report, Chairman and Co-Publisher of the New York Daily News and Chairman of the Board of Applied Graphics Technologies and a member of the Board of Directors of Snyder Communications, Chase Manhattan Corporation National Advisory Board, Loews Cineplex and WNET/Channel Thirteen. Mr. Zuckerman is a graduate of McGill University in Montreal where he received an undergraduate degree in 1957 and a degree in law in 1961. He received an MBA with distinction from the Wharton School, University of Pennsylvania in 1961 and an LLM from Harvard University in 1962. He has also received three honorary degrees. He is 63 years old.

    MR. EDWARD H. LINDE serves as President, Chief Executive Officer and has been a director since June 23, 1997. Mr. Linde co-founded Boston Properties in 1970 after spending five years at Cabot, Cabot & Forbes, where he became Vice President and Senior Project Manager. Mr. Linde serves as a trustee of the Boston Symphony Orchestra and a Director of Jobs for Massachusetts. He is also a member of the Board of Directors of the John Hancock Mutual Life Insurance

Company and Homeruns.com. Mr. Linde received a BS in Civil Engineering from MIT in 1962 and an MBA from Harvard Business School, where he was a Baker Scholar, in 1964. He is 59 years old. Mr. Linde's son, Douglas T. Linde, serves as our Senior Vice President, Chief Financial Officer and Treasurer.

    MR. ALAN J. PATRICOF has been a director since June 23, 1997. Mr. Patricof is Chairman of the Board of Directors of Patricof & Co. Ventures, the company that he founded in 1969. He serves as a director of CoreComm, Johnny Rockets Group and NTL. Mr. Patricof received a BS in finance from The Ohio State University and an MBA from Columbia University Graduate School of Business, where he is currently on the Board of Overseers. He is 65 years old.

    MR. IVAN G. SEIDENBERG has been a director since June 23, 1997.
Mr. Seidenberg has served as the President and Co-Chief Executive Officer for Verizon Communications since its formation by the merger of Bell Atlantic and GTE. Prior to this merger, Mr. Seidenberg served as the Chairman and Chief Executive Officer for Bell Atlantic since 1998. From 1997 through
December 1998, Mr. Seidenberg served as the Vice Chairman, President and Chief Operating Officer of Bell Atlantic. Prior to the merger of Bell Atlantic and NYNEX, from 1995 to 1997, Mr. Seidenberg served as the Chairman and Chief Executive Officer of NYNEX where he held various positions since 1991. As a chief executive, he has led efforts during two of the largest mergers in business history--Bell Atlantic's merger with NYNEX in August 1997 and the recently completed Verizon merger. Mr. Seidenberg is a member of the Board of Directors of Honeywell International, American Home Products, CVS, Pace University, The Museum of Television and Radio, The National Urban League, The New York Hall of Science, The New York Hospital, Verizon Communications and Viacom. Mr. Seidenberg received a BA in mathematics from City University of New York and an MBA from Pace University. He is 53 years old.

    MR. MARTIN TURCHIN has been a director since June 23, 1997. Since 1985,
Mr. Turchin has served as Vice-Chairman of Insignia/ESG, a subsidiary of Insignia Financial Group, one of the nation's largest commercial real estate brokerage, consulting and management firms. Prior to joining Insignia/ESG, he spent 14 years with Kenneth E. Laub & Company, where he was involved in real estate acquisition, financing, leasing and consulting. Mr. Turchin has more than 30 years experience as a commercial real estate broker, consultant and advisor and has been involved in some of the largest real estate transactions in the United States. During his career, he has orchestrated more than 50 million square feet of real estate transactions. Mr. Turchin is a three time recipient of the Real Estate Board of New York's "Most Ingenious Deal of the Year Award" and a recipient of the "Robert T. Lawrence Award." Mr. Turchin holds a BS from City College of the University of New York and a JD from St. John's Law School. He is 59 years old.

    MR. ALAN B. LANDIS has been a director since June 30, 1998. He also serves as the Chief Executive Officer of The Landis Group, a real estate development and management organization which is the developer of Carnegie Center located in Princeton, NJ. Since 1967, Mr. Landis has held various positions with The Landis Group or its predecessors. He has served as the Co-Chairman of the Foundation Fighting Blindness Celebrity Golf Classic since 1988 and has been appointed to the Advisory Board to Prevent Child Abuse. He was named a trustee to the Hun School at Princeton in 1988. Mr. Landis has been the recipient of several awards, including The Urban Land Institute Award for Excellence, The American and National Planning Association Awards, The American Institute of Architects Award for Precedent Setting Achievements in Land Use and Development, The American Society of Landscape Architects Environmental Enhancement Award, The National Association of Industrial Office Parks Impact Award/ Developer of the Year Award, the MSM Community Development Award and the Israel Peace Medal. He received a BS in Accounting from New York University in 1965. He is 57 years old.

Mr. Landis was appointed to the Board of Directors pursuant to a directorship agreement in connection with our acquisition of a portfolio of properties in New Jersey. We agreed that the Board of Directors will nominate Mr. Landis for re-election as a director at each annual meeting of stockholders in a year in which his term expired as long as Mr. Landis (together with parties related to him) continue to beneficially own at least one percent of the aggregate number of outstanding shares of common stock and units of limited partnership interest in Boston Properties Limited Partnership. Additionally, Mr. Landis must comply with the policies of our Board of Directors and attend a certain number of the meetings of the Board of Directors.

    MR. RICHARD E. SALOMON has been a director since November 12, 1998. He is a Managing Director of Spears, Benzak, Salomon & Farrell, an investment advisory firm. Mr. Salomon has been with Spears, Benzak, Salomon & Farrell since 1982. Mr. Salomon serves as Senior Advisor to Mr. David Rockefeller. He represented Rockefeller interests on the Executive Committee of Embarcadero Center from 1977-98. In addition, he is Chairman of the Advisory Board of Blackstone Alternative Asset Management. He is a director of Cousins Properties, Rockefeller & Associates Realty, Rockefeller Center and Strategic Hotel Capital. He is a trustee of the Museum of Modern Art, The New York Public Library and Rockefeller University. Mr. Salomon serves as the Chairman of the Investment Committee of Rockefeller University and is a member of the Investment Committee at The Council of Foreign Relations, The New York Public Library, the Museum of Modern Art and the Sloan Foundation. He received a BA from Yale University in 1964 and an MBA from Columbia University Graduate School of Business in 1967. Mr. Salomon is 57 years old.

    MR. ROBERT E. BURKE serves as Executive Vice President for Operations, with responsibility for administrative policy and day-to-day control of our operations. Prior to his appointment in April 1998 to this position, he served for 12 years as Senior Vice President and Co-Manager of our Washington, D.C. office. He joined us in 1979 to open our Washington area office, serving as General Manager in charge of operations of that office until 1998. Prior to 1979, Mr. Burke spent over seven years as General Manager of the development of the John Fitzgerald Kennedy Library Corporation. He received dual degrees in 1960 when he earned a BS from Bates College and a Bachelor of Civil Engineering degree from Rensselaer Polytechnic Institute. He is 62 years old.

    MR. RAYMOND A. RITCHEY serves as Executive Vice President and National Director of Acquisitions and Development. He also is principal in charge of our Washington, D.C. office. Prior to his appointment in April 1998 to this position, he served as Senior Vice President and Co-Manager of our Washington, D.C. office. In his current position, Mr. Ritchey is responsible for all business development, leasing and marketing as well as new opportunity origination in the Washington, D.C. area. He also directly oversees similar activities on a national basis. Mr. Ritchey joined us in 1980, leading our expansion to become one of the dominant real estate firms in the Washington, D.C. metropolitan area. For four years prior to joining us, Mr. Ritchey was one of the leading commercial real estate brokers in the Washington, D.C. area with Coldwell Banker. He is a 1972 graduate of the U.S. Naval Academy and a 1973 graduate of the U.S. Naval Post Graduate School in Monterey, CA. He is 50 years old.

    MR. BRYAN J. KOOP serves as Senior Vice President and Regional Manager of our Boston office. Mr. Koop is responsible for overseeing the operation of our existing assets and development activities. His responsibilities further include identifying, seizing and capitalizing on new business opportunities. Prior to joining us in 1999, Mr. Koop was at Trammel Crow, where he served as Managing Director and City Leader of the New England commercial and retail division.
Mr. Koop received a BBA in 1980 and an MBA in 1982 from Texas Christian University. He is 42 years old.

    MR. DOUGLAS T. LINDE serves as Senior Vice President and was recently appointed Chief Financial Officer and Treasurer. He previously served as Senior Vice President for Financial and Capital Markets. Mr. Linde oversees the accounting, control and financial management departments and is also responsible for capital raising, financial strategy, planning and acquisitions. In addition, Mr. Linde has played a key role in our acquisition program, including the purchase and financing of the Prudential Center in Boston, the Embarcadero Center in San Francisco, the Carnegie Center Portfolio in Princeton, NJ, University Place in Cambridge, MA and Reservoir Place in Waltham, MA. He joined us in January 1997 as Vice President of Acquisitions and New Business to help identify and execute acquisitions and to develop new business opportunities. Prior to joining us, Mr. Linde served from 1993 to 1997 as President of Capstone Investments, a Boston real estate investment company. From 1989 to 1993, he served as Project Manager and Assistant to the Chief Financial Officer of Wright Runstad and Company, a private real estate developer in Seattle, WA. He began his career in the real estate industry with Salomon Brothers' Real Estate Finance Group. Mr. Linde received a BA from Wesleyan University and an MBA from Harvard Business School. Mr. Linde is on the Board of Overseers for the Beth Israel Deaconess Medical Center. He is 37 years old. Mr. Linde's father, Edward
H. Linde, serves as President, Chief Executive Officer and a director.

    MR. E. MITCHELL NORVILLE serves as Senior Vice President and Operations Manager of our Washington, D.C. office. He is in charge of all development activities as well as being responsible for all administrative, project, construction and property management activities for our Washington, D.C. office, with a staff of more than 200 people. From 1994 to 1998, he served as Senior Vice President and Senior Project Manager of our Washington, D.C. office, with responsibilities for various project developments. Mr. Norville has been directly responsible for over four million square feet of new development and renovation projects. Prior to joining us in 1984, Mr. Norville worked as a process engineer with Exxon in Baytown, TX. He received a BS in Mechanical Engineering from Clemson University in 1980 and an MBA from the University of Virginia in 1984. He is 42 years old.

    MR. ROBERT E. PESTER serves as Senior Vice President and Regional Manager of our San Francisco office, with responsibility for all of our activities on the West Coast. Mr. Pester is responsible for overseeing existing operations at the Embarcadero Center and the Gateway Center in South San Francisco and developing new business opportunities in the area. Prior to joining us in 1998, he served as Executive Vice President and Chief Investment Officer of Bedford Property Investors, a real estate investment trust in Lafayette, CA, where he led the acquisitions and development program. Prior to 1994, he was President of Bedford Property Development, a private West Coast development concern that held more than $2 billion in real estate assets. From 1980 to 1989, he was a leading commercial real estate broker with Cushman & Wakefield in northern California, where he last served as Vice President. He is a graduate of the University of California at Santa Barbara with a BA in economics and political science. He is 43 years old.

    MR. ROBERT E. SELSAM serves as Senior Vice President and Regional Manager of our New York office. He oversees all aspects of our New York activities, including development, acquisitions, leasing and building operations. He joined us as a Vice President in 1984, prior to which he was Director of Planning for the Metropolitan Transportation Authority of the State of New York. Mr. Selsam is a member of the Board of Governors and serves as Chairman of the Transportation Committee of the Real Estate Board of New York. He is a board member of the New York Building Congress, is Executive Vice President and past Co-Chairman of the Associated Builders and Owners of Greater New York, a member of the Executive Committee of the Association for a Better New York and a trustee of the Salvadori Center. He received a BA from the University of Pennsylvania in 1968 and an MS in Urban Planning from the Columbia University School of Architecture in 1970. He is 54 years old.

                  ADDITIONAL FEDERAL INCOME TAX CONSIDERATIONS

    The following is a supplemental discussion of the material federal income tax considerations and consequences associated with an investment in our common stock, which supplements the considerations discussed under "Certain Federal Income Tax Considerations," beginning on page 32 of the accompanying prospectus.

    WE URGE YOU, AS A PROSPECTIVE INVESTOR, TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO YOU OF THE PURCHASE, HOLDING AND SALE OF OUR COMMON STOCK.

    The REIT Modernization Act, effective for taxable years beginning after December 31, 2000, reduced the minimum distribution requirement necessary in order for us to be taxed as a REIT from 95% of our "REIT taxable income" to 90% of our "REIT taxable income" (calculated, in each case, without regard to our dividends paid deduction or capital gain). In addition, the REIT Modernization Act liberalized the asset tests which we must satisfy in order to qualify to be taxed as a REIT. As of January 1, 2001, the REIT Modernization Act permits us to own up to 100% of the voting securities or value of any issuer provided that the issuer elects to be a "taxable REIT subsidiary." In general, "taxable REIT subsidiaries" are subject to corporate taxation and are permitted to render non-customary services to our tenants (in addition to engaging in any other activity), without causing income we receive from our tenants to fail to qualify as "rents from real property."

                                  UNDERWRITING

    We and Goldman, Sachs & Co. and Morgan Stanley and Co. Incorporated, as the co-representatives of the underwriters for the offering, have entered into an underwriting agreement with respect to the shares being offered by this prospectus supplement. Subject to conditions, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, the 15,000,000 shares of our common stock offered hereby.

                        UNDERWRITERS                          NUMBER OF SHARES
                        ------------                          ----------------
Goldman, Sachs & Co.........................................
Morgan Stanley and Co. Incorporated.........................
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................
Prudential Securities Incorporated..........................
Salomon Smith Barney Inc....................................
Banc of America Securities LLC..............................
Deutsche Bank Securities Inc................................
Lehman Brothers Inc.........................................
                                                                 ----------
  Total.....................................................     15,000,000
                                                                 ==========

    If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 2,250,000 shares from us to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

    The following table shows the per share and total underwriting discount to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 2,250,000 additional shares.

                   PAID BY ISSUER                      NO EXERCISE   FULL EXERCISE
                   --------------                      -----------   -------------
Per Share............................................    $              $
Total................................................    $              $

    Shares sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be
sold at a discount of up to $    per share from the initial price to public. Any
such securities dealers may resell any shares purchased from the underwriters to
certain other brokers or dealers at a discount of up to $    per share from the
initial price to public. If all the shares are not sold at the initial price to public, the co-representatives may change the offering price and the other selling terms.

    In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

    The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the co-representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

    We have agreed with the underwriters not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of such common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of the underwriters, other than (A) the granting of stock options or the issuance of stock under our current employee benefit plans, (B) the issuance of shares of our common stock in exchange for outstanding partnership units of Boston Properties Limited Partnership in accordance with terms of the partnership agreement of Boston Properties Limited Partnership and (C) the issuance of shares of our common stock or partnership units of Boston Properties Limited Partnership in connection with the acquisition of properties in the ordinary course of business. Mr. Zuckerman, Chairman, and Mr. E. Linde, President and Chief Executive Officer, have entered into similar agreements with the underwriters.

    A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters. The co-representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the co-representatives to underwriters that may make Internet distributions on the same basis as other allocations.

    We estimate that our total share of expenses for the offering, excluding underwriting discount, will be approximately $850,000.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    The underwriters have provided from time to time, and may provide in the future, investment banking and other financial services to us. In the ordinary course of business, the underwriters may actively trade our securities for their own accounts or for accounts of customers and, accordingly, they may at any time hold long or short positions in those securities. In addition, affiliates of Prudential Securities Incorporated have in the past several years been parties to a variety of property disposition, equity financing and debt financing transactions with us and our affiliates, including the following material transactions: our acquisition of the Embarcadero Center complex in San Francisco in which affiliates of Prudential Securities Incorporated acquired in the aggregate $108.4 million of our equity securities; our acquisition of the Prudential Center in Boston and the associated development rights in which affiliates of Prudential Securities Incorporated acquired in the aggregate $180.5 million of our equity securities; and our acquisition of the 5 Times Square development site in midtown Manhattan in which affiliates of Prudential Securities Incorporated received in the aggregate $152.5 million in cash.

                                 LEGAL MATTERS

    Certain legal matters, including the validity of our common stock offered through this prospectus supplement will be passed upon for us by Goodwin, Procter & Hoar LLP. Gilbert G. Menna, the sole stockholder of Gilbert G. Menna, P.C., a partner of Goodwin, Procter & Hoar LLP, serves as one of our Assistant Secretaries. Mr. Menna and other partners of Goodwin, Procter & Hoar LLP, together own approximately 20,000 shares of our common stock. Goodwin, Procter & Hoar LLP occupies approximately 26,000 square feet at our property at 599 Lexington Avenue, New York, NY under a lease that expires in 2002. Skadden, Arps, Slate, Meagher & Flom LLP, New York, NY has represented the underwriters in this transaction. Skadden, Arps, Slate, Meagher & Flom LLP occupies approximately 41,000 square feet at our property at Four Embarcadero Center, San Francisco, CA, under a lease that expires in 2001.

                                    EXPERTS

    The financial statements of Boston Properties, Inc. as of December 31, 1999 and 1998 and for the years ended December 31, 1999 and 1998 and for the period from June 23, 1997 to December 31, 1997, and of the Boston Properties predecessor group for the period from January 1, 1997 to June 22, 1997, all incorporated by reference in our annual report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance upon the reports of PricewaterhouseCoopers LLP, independent accountants given on the authority of said firm as experts in accounting and auditing.

PROSPECTUS

                                 $1,500,000,000

                            BOSTON PROPERTIES, INC.

                                PREFERRED STOCK
                                  COMMON STOCK
                                    WARRANTS

                               ------------------

    Boston Properties, Inc. develops, acquires, owns and manages a diverse portfolio of office, industrial and hotel properties in the United States. Our properties are predominantly located in Greater Boston; Midtown Manhattan; Greater Washington, D.C.; San Francisco, California; Princeton/ East Brunswick, New Jersey; Richmond, Virginia; and Baltimore, Maryland. We are one of the largest owners and developers of office properties in the United States. We are a self-administered and self-managed real estate investment trust.

    By this prospectus we may offer Preferred Stock, Common Stock and Warrants. Throughout this prospectus we will refer to our Preferred Stock, Common Stock and Warrants as "Securities." This prospectus refers to and incorporates certain filings we have made with the Securities and Exchange Commission. This prospectus, together with those filings, provides a general description of the Securities we may offer. Each time we sell Securities we will provide a prospectus supplement that will contain specific information about the terms of such offering. That prospectus supplement may also add, update or change information in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in our Securities. This prospectus may not be used to consummate sales of Securities unless it is accompanied by a prospectus supplement.

    We may sell the offered Securities: (a) directly to one or more purchasers;
(b) through agents; or (c) through underwriters or dealers. If we sell Securities through agents or underwriters, we will name them in a prospectus supplement and describe in that prospectus supplement any applicable purchase price, fees, commissions or discounts.

    SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE YOU INVEST IN OUR SECURITIES.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is January 29, 1999

                             AVAILABLE INFORMATION

    We have filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This prospectus is part of the Registration Statement. This prospectus does not contain all the information contained in the Registration Statement because we have omitted certain parts of the Registration Statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the Registration Statement, which you may read and copy at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies at the prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including Boston Properties, Inc., that file electronically with the SEC. You may access the SEC's web site at http://www.sec.gov.

    We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and we are required to file reports and proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Our Common Stock is listed on the New York Stock Exchange ("NYSE"). You may also read our reports, proxy and other information statements and other information which we file at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose in this prospectus important information to you by referring you to those documents. The information below is incorporated in this prospectus by reference and is an important part of this prospectus, and certain information that we file after the date of this prospectus with the SEC will automatically be incorporated in this prospectus and update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the Securities.

    - Our Annual Report on Form 10-K for the year ended December 31, 1997.

    - Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 and our Report on Form 10-Q/A filed on December 1, 1998, amending the Report on Form 10-Q for the quarter ending September 30, 1998.

    - The description of the Common Stock contained in our Registration Statement on Form 8-A, filed on June 12, 1997, and all amendments and reports updating the description.

    - The description of the rights to purchase shares of the Company's
      Series E Junior Participating Cumulative Preferred Stock contained in our Registration Statement on Form 8-A, filed on June 12, 1997, and the description contained in our Registration Statement on Form 8-A/A filed on June 16, 1997 amending such description, and all amendments and reports updating such description.

    - Our Current Reports on Form 8-K filed on September 26, 1997, November 6, 1997, November 26, 1997, December 16, 1997, January 12, 1998, January 26,
      1998, February 6, 1998,

      June 9, 1998, July 15, 1998, July 17, 1998, July 27, 1998, October 27,
      1998 and November 25, 1998 and our Current Reports on Form 8-K/A filed on November 14, 1997 and November 25, 1997, amending our Current Report on Form 8-K filed on September 26, 1997, our Current Reports on Form 8-K/A filed on November 14, 1997 and December 4, 1997, amending our Current Report on Form 8-K filed on November 6, 1997 and our Current Report on Form 8-K/A filed on August 25, 1998, amending our Current Reports on
      Form 8-K filed on July 15, 1998, July 17, 1998 and July 27, 1998.

    WE WILL PROVIDE, WITHOUT CHARGE, AT THE WRITTEN OR ORAL REQUEST OF ANYONE TO WHOM THIS PROSPECTUS IS DELIVERED, COPIES OF THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OTHER THAN AN EXHIBIT TO A FILING UNLESS THAT
EXHIBIT IS SPECIFICALLY INCORPORATED BY REFERENCE INTO THAT FILING. WRITTEN REQUESTS SHOULD BE DIRECTED TO BOSTON PROPERTIES, INC., 800 BOYLSTON STREET, BOSTON, MASSACHUSETTS 02199, ATTENTION: CHIEF FINANCIAL OFFICER. TELEPHONE REQUESTS MAY BE DIRECTED TO (617) 236-3300.

    You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. Any statement contained in this prospectus or in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded to the extent that a statement contained in this prospectus (in the case of a statement in a previously filed document incorporated by reference herein), in any applicable prospectus supplement or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any accompanying prospectus supplement. Subject to the foregoing, all information appearing in this prospectus and each accompanying prospectus supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

    We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

    Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement or as an exhibit to another filing, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

                                  RISK FACTORS

    BEFORE YOU INVEST IN OUR SECURITIES, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS IN MAKING SUCH AN INVESTMENT, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS TOGETHER WITH ALL OF THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE YOU DECIDE TO PURCHASE OUR SECURITIES. THIS SECTION INCLUDES OR REFERS TO CERTAIN FORWARD-LOOKING STATEMENTS; YOU SHOULD REFER TO THE EXPLANATION OF THE QUALIFICATIONS AND LIMITATIONS ON SUCH FORWARD-LOOKING STATEMENTS DISCUSSED ON PAGE 14.

    UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES TO "WE," "US" OR THE "COMPANY" REFER (I) TO BOSTON PROPERTIES, INC., A DELAWARE CORPORATION, AND ITS SUBSIDIARIES, INCLUDING BOSTON PROPERTIES LIMITED PARTNERSHIP, A DELAWARE LIMITED PARTNERSHIP (THE "OPERATING PARTNERSHIP"), OF WHICH BOSTON
PROPERTIES, INC. IS THE SOLE GENERAL PARTNER, AND (II) TO THE PREDECESSORS THEREOF (THE "PREDECESSOR"). ALL ACTIVITIES PRIOR TO JUNE 23, 1997 REFER TO ACTIVITIES OF THE PREDECESSOR.

OUR PERFORMANCE AND VALUE IS SUBJECT TO RISKS ASSOCIATED WITH THE REAL ESTATE
  INDUSTRY

    GENERAL REAL ESTATE OWNERSHIP RISKS

    Our economic performance and the value of our real estate assets are subject to the following risks generally associated with the ownership and operation of real estate:

    - changes in national economic conditions;

    - increased operating costs (including real estate taxes and utilities);

    - changes in interest rates and the availability of financing;

    - other market and economic conditions that may affect regional real estate markets, which are described below; and

    - changes in laws and governmental regulations (including those governing real estate usage, zoning and taxes).

    If our properties do not generate sufficient income to meet operating expenses, including future debt service costs, it will adversely affect our ability to make distributions to our stockholders.

    RISKS ASSOCIATED WITH LOCAL MARKET CONDITIONS

    Currently, our properties are located primarily in seven markets: Greater Boston; Midtown Manhattan; Greater Washington, D.C.; San Francisco, California; Princeton/East Brunswick, New Jersey; Richmond, Virginia; and Baltimore, Maryland. Local real estate market conditions may include a large supply of competing space, and we will need to compete for tenants based on rental rates, attractiveness and location of a property, and quality of maintenance and management services. Local economic conditions may affect the ability of our tenants to make lease payments. The economic condition of each of these local markets may be dependent on one or more industries, and therefore an economic downturn in one of these industry sectors may adversely affect our performance in such market.

    DIFFICULTY OF SELLING REAL ESTATE INVESTMENTS

    Real estate investments can be hard to sell, especially if local market conditions are poor. This may limit our ability to change our portfolio promptly in response to economic or other conditions. In addition, certain significant expenditures, such as debt service costs (if any), real estate taxes, and operating and maintenance costs, generally are not reduced when market conditions are poor, resulting in a reduction in income from the investment under such circumstances. These and any other factors or events that would impede the Company from responding to changes in the performance of our investments could adversely affect our financial condition and results of operations.

    INABILITY TO RENEW LEASES OR RE-LEASE SPACE

    We may not be able to renew leases or obtain new tenants to whom space may be re-leased as leases expire, and the terms of a renewal or a new lease (including the cost of required renovations or concessions to tenants) may be less favorable than current lease terms. If we are unable to re-lease substantial amounts of vacant space promptly, if the rental rates upon a renewal or new lease are significantly lower than expected, or if reserves for costs of re-leasing prove inadequate, then our cash flow will decrease and our ability to make distributions to our stockholders will be adversely affected.

    RISKS ASSOCIATED WITH OPERATING HOTEL PROPERTIES

    At present we own two hotel properties and are developing a third hotel property. We lease the hotel properties to a lessee ("ZL Hotel LLC") in which Messrs. Zuckerman and Linde are the sole member-managers. Messrs. Zuckerman and Linde have a 9.8% economic interest in such lessee and two unaffiliated public charities have a 90.2% economic interest. Marriott International, Inc. manages the two in-service hotel properties under the Marriott(-Registered Trademark-) name pursuant to a management agreement with ZL Hotel LLC. ZL Hotel LLC pays us a percentage of the gross receipts that the hotel properties receive. We intend to make similar arrangements with respect to a third hotel property under development. Because the lease payments to the Company are based on a participation in the gross receipts of the hotel properties, if the hotel properties do not generate sufficient receipts, our cash flow would be decreased and it could adversely affect our ability to pay distributions to our stockholders. The following factors, among others, are common to the hotel industry, and may reduce the receipts generated by our hotel properties:

    - our hotel properties compete for guests with other hotels and a number of these hotels have greater marketing and financial resources than our hotel operating business partners;

    - if there is an increase in operating costs resulting from inflation and other factors, ZL Hotel LLC may be unable to offset such increase by increasing room rates;

    - our hotels are subject to the fluctuating and seasonal demands of business and commercial travelers and tourism;

    - increases in energy costs and other expenses of travel may reduce the travel by potential guests of our hotels; and

    - our hotels are subject to general and local economic conditions that may affect demand for travel.

    AMERICANS WITH DISABILITIES ACT COMPLIANCE

    The Americans with Disabilities Act (the "ADA") generally requires that public accommodations, including office buildings and hotels, be accessible to disabled persons. We believe that our properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. However, in the event that we are not in compliance with the ADA, the federal government could fine the Company or private litigants could be awarded damages against the Company. If, pursuant to the ADA, we are required to make substantial alterations in one or more of our properties, our financial condition and results of operations, as well as the amount of cash available for distribution to our stockholders, could be adversely affected.

    UNINSURED LOSSES

    We carry comprehensive liability, fire, flood, extended coverage and rental loss insurance, as applicable, with respect to our properties. We believe our coverage is of the type and amount customarily obtained for or by an owner of such properties. We believe all of our properties are adequately insured. However, there are certain types of losses (such as from wars or catastrophic acts of nature) for which we cannot obtain insurance or for which we cannot obtain insurance at a reasonable cost. In the event of an uninsured loss or a loss in excess of our insurance limits, we could lose the revenues generated from the affected property, as well as the capital we have invested in the affected property. We would continue to be obligated to repay any mortgage indebtedness or other obligations related to the property. Any such loss could materially and adversely affect our business and financial condition and results of operations.

    OBTAINING NEW OWNER'S TITLE INSURANCE POLICIES IN CONNECTION WITH CERTAIN
     PROPERTIES

    We acquired from our Predecessor certain properties at the completion of our initial public offering of Common Stock on June 23, 1997 (the "Initial Offering"). Each of these acquired properties was, prior to its acquisition by us, insured by title insurance policies that insured the owner of the property. New owner's title insurance policies were not obtained in connection with our acquisition of such properties. Nevertheless, because in many instances we acquired the owner of the property and the owner remained in existence, certain of these title insurance policies may continue to benefit subsidiaries of the Company, although each such title insurance policy may be in an amount less than the current value of the applicable property. If there was a title defect related to any of these properties, or to any of the properties acquired at the time of the Initial Offering that no longer are covered by title insurance policies, we could lose both our capital invested in and our anticipated profits from such property. We have obtained title insurance policies for any properties that we acquired after the Initial Offering.

    CHANGES IN TAX AND ENVIRONMENTAL LAWS

    Generally, our leases provide the ability to pass costs resulting from increases in real estate taxes through to tenants. However, we generally do not pass increases in income, service or transfer taxes through to our tenants. Similarly, changes in laws increasing the potential liability for environmental conditions existing on our properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures. These increased costs could adversely affect our financial condition and results of operations and the amount of cash available for distribution to stockholders.

RISKS ASSOCIATED WITH PROPERTY ACQUISITIONS

    Since the Initial Offering, we have made large acquisitions of properties and portfolios of properties. We intend to continue to investigate and pursue acquisitions of properties and portfolios of properties, including large portfolios that could continue to significantly increase our size and alter our capital structure. Our ability to manage our growth effectively requires us to integrate successfully new acquisitions into our existing operations. We cannot assure our stockholders that we will be able to quickly and efficiently integrate such new acquisitions, particularly acquisitions of portfolios of properties. If we are unable to successfully manage our growth or integrate our new acquisitions, our results of operations and financial condition could be adversely affected.

    Newly acquired properties may fail to perform as expected. We may underestimate the costs necessary to bring an acquired property up to standards established for its intended market position. Additionally, we expect that other real estate investors with significant capital will compete with us for attractive investment opportunities. This competition has increased prices for properties of the type we would likely pursue. We expect to acquire properties with cash from secured or unsecured financings and proceeds from offerings of equity or debt. We may not be in a position or have the opportunity in the future to make suitable property acquisitions on favorable terms.

OUR INVESTMENTS IN PROPERTY DEVELOPMENT MAY BE MORE COSTLY THAN ANTICIPATED

    We intend to continue to develop and substantially renovate office, industrial and hotel properties. To the extent that we engage in such development activities, we will be subject to the risks normally associated with such activities. These risks include, among others, the following:

    - occupancy rates and rents at newly completed properties may not be sufficient to enable us to achieve our intended return on investment;

    - expenses of operating a completed development may be higher than anticipated;

    - we may be unsuccessful or delayed in obtaining necessary zoning, land use, building, occupancy, and other governmental permits and regulatory approvals;

    - we may incur construction costs for developing a property which exceed our estimates due to factors beyond our control, such as weather, labor conditions or material shortages; and

    - we may not be able to obtain construction financing on favorable terms.

    These risks could result in substantial unanticipated delays or expense that could prevent completion or cause us to abandon development activities which we have already begun to explore. If any of these events occur, it could adversely affect our ability to achieve our projected yields on properties under development and could prevent us from making expected distributions to our stockholders.

    In addition, development and construction activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention.

    We intend to develop properties in joint ventures with other persons or entities. The use of a joint venture vehicle creates a risk of a dispute or a risk that we will have to acquire a joint venturer's interest in a development for a price or at a time that we would otherwise not purchase such interest.

WE DEPEND ON KEY PERSONNEL WHOSE CONTINUED SERVICE IS NOT GUARANTEED

    We depend on the efforts of key personnel, particularly Mortimer B. Zuckerman, Chairman of the Board of Directors, and Edward H. Linde, President and Chief Executive Officer. Among the reasons that Messrs. Zuckerman and Linde are important to the success of the Company is that each has a national reputation which attracts business and investment opportunities and assists us in negotiations with lenders. If we lost their services, our relationships with lenders, potential tenants and industry personnel would diminish. The other executive officers of the Company who serve as managers of the Company's offices have strong regional reputations. Their strong regional reputations aid us in identifying opportunities, having opportunities brought to us, and negotiating with tenants and build-to-suit prospects. While we believe that we could find replacements for these key personnel, the loss of their services could materially and adversely effect our operations because of diminished relationships with lenders, prospective tenants and industry personnel.

    Mr. Linde and the Company's other executive officers have employment agreements in which they agree to devote substantially all of their business time to the Company's business and affairs and not to have substantial outside business interests. Because these officers may resign or be terminated at any time, these employment agreements cannot guarantee that they will remain with the Company for any particular period of time. The Company does not have an employment agreement with Mr. Zuckerman. Mr. Zuckerman has substantial outside business interests, including, serving as Chairman of the Board of Directors of U.S. NEWS & WORLD REPORT, THE ATLANTIC MONTHLY, THE NEW YORK DAILY NEWS and Applied Graphics Technologies, and serving as a member of the Board of Directors of Snyder Communications. Such outside business interests could interfere with his ability to devote time to the Company's business and affairs. Over the last twenty years, Mr. Zuckerman has devoted a significant portion, although not a majority, of his business time to the affairs of the Company. He cannot assure the Company that he will continue to devote any specific portion of his time to the Company and has therefore declined to enter into an employment agreement with the Company. At present, Mr. Zuckerman has no commitments which would prevent him from maintaining his current level of involvement with the Company.

POTENTIAL LIABILITY FOR ENVIRONMENTAL MATTERS COULD ADVERSELY AFFECT OUR
  FINANCIAL CONDITION

    Under various federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real property may be required (often regardless of knowledge or responsibility) to investigate and remediate the effects of hazardous or toxic substances or petroleum product releases at a property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and remediation costs incurred by them in connection with such contamination. These costs and liabilities could be substantial and could exceed the value of the affected real estate. If such substances were present on one of our properties, our ability to borrow against, sell or rent the affected property could be adversely affected. We have not been notified by any governmental authority of any noncompliance, liability or other claim in connection with any of our properties, and we are not aware of any other environmental condition with respect to any of our properties that we believe would have a material adverse effect on our business, assets, or results of operations.

    Some of our properties are located in urban and industrial areas where fill or current or historic industrial uses of the areas have caused site contamination. Independent environmental consultants have been retained in the past to conduct or update Phase I environmental assessments (which generally do not involve invasive techniques such as soil or groundwater sampling) and asbestos surveys on all of our properties. These environmental surveys have not revealed any environmental conditions that we believe will have a material adverse effect on our business, assets or results of operations, and we are not aware of any other environmental condition with respect to any of our properties which we believe would have such a material adverse effect. However, we are aware of environmental conditions at three of our properties that may require remediation:

    - With respect to 17 Hartwell Avenue in Lexington, Massachusetts, we received a Notice of Potential Responsibility from the state regulatory authority on January 9, 1997, related to groundwater contamination. In addition, we received Notices of Downgradient Property Status Submittals from third parties concerning contamination at two downgradient properties. On January 15, 1997, we notified the state regulatory authority that we would cooperate with and monitor the tenant at the property (which investigated the matter and undertook remedial actions). That investigation identified the presence of hazardous substances in and near a catch basin along the property line. The tenant completed an Immediate Response Action at the site in April 1998. We expect the tenant will likewise take any additional necessary response actions.

    - The 91 Hartwell Avenue property in Lexington, Massachusetts was listed by the state regulatory authority as an unclassified Confirmed Disposal Site in connection with groundwater contamination. We engaged a specially licensed environmental consultant to perform the necessary investigation and assessment and to prepare submittals to the state regulatory authority. On August 1, 1997, such consultant submitted to the state regulatory authority a Phase I--Limited Site Investigation Report and Downgradient Property Status Opinion. This Opinion concluded that the property qualifies for Downgradient Property Status under the state regulatory program, which eliminates certain deadlines for conducting response actions at a site and may qualify us for liability relief under recent statutory amendments. Although we believe that the current or former owners of the upgradient source properties may ultimately be responsible for some or all of the costs of such response actions, we will take any necessary further response actions.

    - An investigation at the 200 West Street property in Waltham, Massachusetts identified groundwater contamination. We engaged a specially licensed environmental consultant to perform the necessary investigation and assessment and to prepare submittals to the state regulatory authority. On March 11, 1998, the consultant submitted to the state regulatory authority a Release Notification and Downgradient Property Status Opinion. This Opinion concluded that the property qualifies for Downgradient Property Status under the state regulatory program, which eliminates certain deadlines for conducting response actions at a site and may qualify us for liability relief under recent statutory amendments. Although we believe that the current or former owners of the upgradient source properties may ultimately be responsible for some or all of the costs of such response actions, we will take any necessary further response actions.

    No assurance can be given that the environmental assessments and updates identified all potential environmental liabilities, that no prior owner created any material environmental condition not known to us or the independent consultants preparing the assessments, that no environmental liabilities may have developed since such environmental assessments were prepared, or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in imposition of environmental liability.

OUR USE OF DEBT TO FINANCE ACQUISITIONS AND DEVELOPMENTS COULD ADVERSELY AFFECT
  OUR CASH FLOW

    REQUIRED REPAYMENT OF DEBT OR PAYMENT OF INTEREST ON DEBT

    We currently have, and may in the future incur, indebtedness that bears interest at variable rates. Variable rate debt creates higher debt service requirements if market rates increase, which could adversely affect our cash flow and the amounts available to pay distributions to our stockholders. We are subject to risks normally associated with debt financing, including the risk that our cash flow will be insufficient to make required payments of principal and interest, the risk that any indebtedness will not be able to be refinanced, the risk that the terms of any refinancing will not be as favorable as the terms of such indebtedness and the risk of a default under the terms of any indebtedness and an acceleration resulting from such default.

    NO LIMITATION ON DEBT

    We do not have a policy limiting the amount of debt that we may incur. Accordingly, our management and Board of Directors have discretion to increase the amount of the Company's outstanding debt at any time. We could become more highly leveraged, resulting in an increase in debt service costs that could adversely affect our cash flow and the amount available for distribution to our stockholders. If we increase our debt we may also increase the risk of default on our debt.

    FINANCIAL COVENANTS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

    If a property is mortgaged to secure payment of indebtedness and we are unable to meet mortgage payments, the mortgagee could foreclose on the property, resulting in loss of income and asset value. The mortgages on our properties contain customary negative covenants which, among other things, limit our ability, without the prior consent of the lender, to further mortgage the property or to discontinue insurance coverage. In addition, our credit facilities contain certain customary restrictions, requirements and other limitations on our ability to incur indebtedness, including total debt to assets ratios, secured debt to total asset ratios, debt service coverage ratios and minimum ratios of unencumbered assets to unsecured debt. Foreclosure on mortgaged properties or an inability to refinance existing indebtedness would likely have a negative impact on our financial condition and results of operations.

    OUR DEGREE OF LEVERAGE COULD LIMIT OUR ABILITY TO OBTAIN ADDITIONAL
     FINANCING.

    Our Debt to Market Capitalization Ratio (total debt as a percentage of total debt plus the market value of the outstanding Common Stock, OP Units and Preferred Units (assuming conversion of all

Preferred Units)) is approximately 43.6% as of September 30, 1998. A real estate company's degree of leverage could have important consequences to its security holders, because leverage affects a company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes and makes a company more vulnerable to a downturn in the economy generally.

    To qualify as a REIT, we must distribute to our stockholders each year at least 95% of our net taxable income (excluding any net capital gain). See "Certain Federal Income Tax Considerations" below. Because of these distribution requirements, it is not likely that we will be able to fund all future capital needs, including for acquisitions and developments, from income from operations. We therefore will have to rely on third-party sources of capital, which may or may not be available on favorable terms or at all. Our access to third-party sources of capital depends on a number of things, including the market's perception of our growth potential and our current and potential future earnings. Moreover, additional equity offerings may result in substantial dilution of security holders' interests, and additional debt financing may substantially increase our leverage.

FAILURE TO QUALIFY AS A REIT WOULD CAUSE US TO BE TAXED AS A CORPORATION

    The Company is a real estate investment trust as defined in the Internal Revenue Code (the "Code"). Entities that have this characterization under the Code are also known as "REITs." In general, qualification as a REIT enables us to deduct from our federal taxable income the amount of any dividends paid to our stockholders and requires us to pay to our stockholders a certain amount of our taxable income. If we fail to qualify as a REIT, we will be taxed as a corporation for both current and past years. Qualification as a REIT involves the application of highly technical and complex provisions under the Code, as to which there are only limited judicial and administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within our control. Therefore, although we believe that we are organized and operate as a REIT, there is a risk that we will fail to maintain our status as a REIT. In addition, we cannot assure you that future legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws (or their application) with respect to qualification as a REIT for federal income tax purposes or the federal income tax consequences of such qualification.

    If, in any taxable year, we failed to qualify as a REIT, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, we would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax liability resulting from the failure to qualify as a REIT would significantly reduce or eliminate the amount of funds available for distribution to our stockholders. In addition, we would no longer be required to make distributions to our stockholders. See "Certain Federal Income Tax Considerations" on page 32.

THE ABILITY OF OUR STOCKHOLDERS TO CONTROL OUR POLICIES AND AFFECT A CHANGE OF
  CONTROL OF THE COMPANY IS LIMITED, WHICH MAY NOT BE IN THE STOCKHOLDERS' BEST INTERESTS

    CHANGE IN COMPANY POLICIES WITHOUT STOCKHOLDERS' APPROVAL

    Our operating and financial policies, including the Company's policies with respect to acquisitions, growth, operations, indebtedness, capitalization and distributions, are determined by the Company's Board of Directors. Accordingly, as a stockholder, you will have little direct control over our policies.

    ENGAGEMENT IN INVESTMENT ACTIVITY WITHOUT STOCKHOLDERS' APPROVAL

    We expect to continue to acquire additional real estate assets pursuant to our investment strategies and consistent with our investment policies. As a stockholder, you will generally not be entitled to vote on any such acquisitions. You will not receive past financial statements regarding the real estate assets to be acquired. Instead, our stockholders must rely entirely on the decisions of management (although in the case of material acquisitions, we will, as required by federal securities law, provide financial information following the acquisition in filings with the SEC.)

    STOCK OWNERSHIP LIMIT

    To maintain qualification as a REIT for federal income tax purposes, not more than 50% in value of the Company's outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the federal income tax laws applicable to REITs) at any time during the last half of any year. See "Certain Federal Income Tax Considerations" on page 32. The Company's Amended and Restated Certificate of Incorporation (the "Charter") generally prohibits ownership, directly or by virtue of the attribution provisions of the Code, by any single stockholder (which does not include certain pension plans or mutual funds) of more than 6.6% of the issued and outstanding shares of the Company's Common Stock (the "Ownership Limit"). The Board of Directors may waive or modify the Ownership Limit with respect to one or more persons if it is satisfied that ownership in excess of this limit will not jeopardize the Company's status as a REIT for federal income tax purposes. Notwithstanding the above, the Charter provides that each of Messrs. Zuckerman and Linde, along with certain family members and affiliates of each of Messrs. Zuckerman and Linde, respectively, as well as, in general, pension plans and mutual funds, may actually and beneficially own up to 15% of the outstanding shares of Common Stock. The Ownership Limit may have the effect of inhibiting or impeding a change in control and, therefore, could adversely affect our stockholders' ability to realize, in connection with such a transaction, a premium over the then-prevailing market price for the Common Stock. See "Restrictions on Transfer" on page 25.

    CHARTER AND BYLAW PROVISIONS

    Certain provisions of the Company's Charter and bylaws, as amended and restated (the "Bylaws"), could make it more difficult for someone to acquire control of the Company. The Company's Board of Directors is divided into three classes, with the members of each class serving a three-year term. The Charter authorizes the Board of Directors to issue up to 50 million shares of Preferred Stock without stockholder approval. The Board of Directors may establish the preferences and rights of any Preferred Stock issued. These and other restrictions may preclude acquisitions that could otherwise provide our stockholders with the opportunity to realize a premium over the then-prevailing market price of such shares.

    OPERATING PARTNERSHIP AGREEMENT

    We are the sole general partner of the Operating Partnership and, in connection with most matters which could require a consent or vote of the Operating Partnership's partners, hold approximately 65.0% of the voting power therein (assuming conversion of all preferred units of limited partnership ("Preferred Units")). We have agreed in the limited partnership agreement of the Operating Partnership (the "Operating Partnership Agreement") not to engage in certain business combinations unless the limited partners who hold the remaining common units of limited partnership ("Common Units" or "OP Units") receive, or have the opportunity to receive, the same consideration per OP Unit as our holders of Common Stock receive per share of Common Stock in the transaction. If holders of OP Units do not receive such consideration, we cannot engage in the transaction unless 75% of the limited partners (other than the Company) vote to approve the transaction. In addition, we have agreed in the Operating Partnership Agreement that we will not consummate certain business combinations in which we conducted a vote of the stockholders unless (i) a vote of holders of OP Units is conducted and (ii) the matter would have been approved had holders of OP Units been able to vote as stockholders on the transaction. The Operating Partnership Agreement does not enable us or require us to engage in a business combination requiring our stockholders' approval if our stockholders do not in fact give the required approval. Rather, if our stockholders approve a business combination that requires a vote of stockholders, we are therefore authorized under the Charter to engage in such transaction but we are contractually prohibited under the Operating Partnership Agreement from consummating the transaction unless:

    - holders of OP Units (including the Company) vote on the matter;

    - the Company votes the OP Units it holds in the Operating Partnership (which at all times equals the number of shares of Common Stock outstanding) in the same proportion as our stockholders voted on the matter at the stockholder vote; and

    - the result of such vote of the OP Unit holders (including the proportionate vote of the Company's OP Units) is such that had such vote been a vote of stockholders holding a number of shares equal to the number of outstanding OP Units, the business combination would have been approved by our stockholders.

    As a result of these provisions of the Operating Partnership, a third party may be deterred from making an acquisition proposal that it would otherwise make and we may be prohibited by contract from engaging in a proposed business combination even though the Company's stockholders approve of the combination and we have the authority to engage in the combination under our Charter.

    SHAREHOLDER RIGHTS AGREEMENT

    We have adopted a Shareholder Rights Agreement. Under the terms of this agreement, we can in effect prevent a person or group from acquiring more than 15% of the outstanding shares of our Common Stock (an "Acquiring Person") because, unless we approve of the Acquiring Person's purchase, after the Acquiring Person acquires more than 15% of the outstanding Common Stock, all stockholders (other than the Acquiring Person) will have the right to purchase securities from us at a price that is less than their then fair market value. Such purchases by the other stockholders would substantially reduce the value and influence of the shares of our Common Stock owned by the Acquiring Person. However, the Board of Directors can prevent the Shareholder Rights Agreement from operating in this manner and thus has significant discretion to approve of an acquiror's efforts to acquire a large interest in the Company. See "Restrictions on Transfer--Shareholder Rights Agreement" on page 26.

    PROVISIONS OF DELAWARE LAW

    As a Delaware corporation, we are subject to the provisions of the Delaware General Corporation Law (the "DGCL"), which imposes restrictions on certain business combinations and requires compliance with certain procedures before certain mergers and acquisitions can occur. The DGCL may delay or prevent offers to acquire us and increase the difficulty of consummating any such offers, even if an acquisition would be in our stockholders' best interest.

CONFLICTS OF INTEREST EXIST BETWEEN THE COMPANY AND CERTAIN HOLDERS OF OP UNITS
  AND PREFERRED UNITS IN CONNECTION WITH THE OPERATION OF THE COMPANY

    SALES OF PROPERTIES AND REPAYMENT OF RELATED INDEBTEDNESS WILL HAVE
     DIFFERENT EFFECTS ON OP UNITHOLDERS THAN ON STOCKHOLDERS

    Certain holders of OP Units and Preferred Units, including
Messrs. Zuckerman and Linde, will incur adverse tax consequences upon the sale of certain of our properties and on the repayment of related indebtedness which are different from the tax consequences to the Company and our stockholders. Consequently, such holders of OP Units and Preferred Units may have different objectives regarding the appropriate pricing and timing of any such sale or repayment of indebtedness. While the Company has exclusive authority under the Operating Partnership Agreement to determine whether, when, and on what terms to sell a property (subject, in the case of certain properties, to the contractual commitments described below) or when to refinance or repay indebtedness, any such decision would require the approval of the Board of Directors. As directors and executive officers of the Company, Messrs. Zuckerman and Linde have substantial influence with respect to any such decision. Their influence could be exercised in a manner inconsistent with the interests of some, or a majority, of our stockholders, including in a manner which could prevent completion of a sale of a property or the repayment of indebtedness.

    AGREEMENT NOT TO SELL CERTAIN PROPERTIES

    Under the terms of the Operating Partnership Agreement, we have agreed not to sell or otherwise transfer certain of our properties, prior to specified dates, in any transaction that would trigger taxable income, without first obtaining the consent of Messrs. Zuckerman and Linde. However, we are not required to obtain their consent if, during the applicable period, each of them does not hold at least 30% of his original OP Units. In addition, we have entered into similar agreements with respect to other properties that we have acquired for partnership interests in the Operating Partnership. There are a total of 16 properties subject to these restrictions, and those 16 properties are estimated to have accounted for approximately 68% of the Company's total revenue on a pro forma basis for the year ended December 31, 1997.

    The Operating Partnership has also entered into agreements providing Messrs. Zuckerman and Linde and others with the right to guarantee additional and/or substitute indebtedness of the Company in the event that certain other indebtedness is repaid or reduced.

    The agreements described above may hinder actions that the Company would otherwise desire to take because the Company would be required to make payments to the beneficiaries of such agreements if the Company violates these agreements.

    MESSRS. ZUCKERMAN AND LINDE WILL CONTINUE TO ENGAGE IN OTHER ACTIVITIES

    Messrs. Zuckerman and Linde have a broad and varied range of investment interests. Either one could acquire an interest in a company which is not currently involved in real estate investment activities but which may acquire real property in the future. However, pursuant to Mr. Linde's employment agreement and Mr. Zuckerman's non-compete agreement with the Company, Messrs. Zuckerman and Linde will not, in general, have management control over such companies and, therefore, they may not be able to prevent one or more such companies from engaging in activities that are in competition with our activities.

POSSIBLE ADVERSE IMPACT OF MARKET CONDITIONS ON MARKET PRICE

    As with other publicly traded equity securities, the value of our Common Stock depends on various market conditions which may change from time to time. Among the market conditions that may affect the value of our publicly traded securities are the following: the extent of institutional investor interest in the Company; the reputation of REITs and office REITs generally and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate companies); our financial condition and performance; and general financial market conditions.

    One of the factors that investors may consider important in deciding whether to buy or sell shares of a REIT is the dividend with respect to such REIT's shares (as a percentage of the price of such shares) relative to market interest rates. If market interest rates go up, prospective purchasers of REIT shares may expect a higher distribution rate. Higher market interest rates would not, however, result in more funds for us to distribute and, in fact, would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our publicly traded securities to go down in order to increase our dividend as a percentage of the price of a share.

                           FORWARD-LOOKING STATEMENTS

    Certain statements incorporated by reference or made under the captions "Risk Factors" and "The Company" and elsewhere in this prospectus are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements include, without limitation, statements relating to acquisitions (including related pro forma financial information) and other business development activities, future capital expenditures, financing sources and availability and the effects of regulations (including environmental regulation) and competition. When we use the words "anticipate," "assume," "believe," "estimate," "expect," "intend" and other similar expressions in this prospectus, they are generally forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and could materially affect our actual results, performance or achievements. Factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the following:

    - we are subject to general risks affecting the real estate industry such as the need to enter into new leases or renew leases on favorable terms to generate rental revenues and dependence on our tenants' financial condition;

    - we may fail to identify, acquire, construct or develop additional properties; we may develop properties that do not produce a desired yield on invested capital; or we may fail to effectively integrate acquisitions of properties or portfolios of properties;

    - financing may not be available, or may not be available on favorable terms;

    - we need to make distributions to our stockholders for us to qualify as a REIT and if we need to borrow the funds to make such distributions such borrowings may not be available on favorable terms;

    - we depend on the primary markets where our properties are located and these markets may be adversely affected by local economic and market conditions which are beyond our control;

    - we are subject to potential environmental liabilities;

    - we are subject to complex regulations relating to our status as a REIT and would be adversely affected if we failed to qualify as a REIT; and

    - market interest rates could adversely affect the market prices for our Common Stock and our performance and cash flow.

                                  THE COMPANY

BOSTON PROPERTIES, INC.

    Boston Properties, Inc., a Delaware corporation, develops, acquires, owns and manages a diverse portfolio of office, industrial and hotel properties in the United States. We are one of the largest owners and developers of office properties in the United States, with a significant presence in Greater Boston; Midtown Manhattan; Greater Washington, D.C.; San Francisco, California; Princeton/East Brunswick, New Jersey; Richmond, Virginia; and Baltimore, Maryland. As of December 14, 1998, we owned 121 properties aggregating over
31.4 million square feet (including nine properties currently under development that will aggregate approximately 1.9 million square feet). The Company's properties consist of 108 office properties, including 76 "Class A" office properties (including nine under development) and 31 "research and development" properties; nine industrial properties; three hotels (including one under development); and one parking garage. The Company considers Class A office properties to be centrally located buildings that are professionally managed and maintained, attract high-quality tenants and command upper-tier rental rates, and that are modern structures or have been modernized to compete with newer buildings. The Company considers research and development properties to be properties that are designed to address the market for research and development and other technical uses as well as to be suitable for office use.

    We are a self-administered and self-managed REIT. We have elected to be treated as a REIT under the Code beginning with our taxable year ended December 31, 1997. We are listed on the NYSE under the symbol "BXP."

    Our initial public offering of Common Stock was in June 1997. Contemporaneously with such offering, the Company and its Operating Partnership subsidiary were formed to succeed to the ownership of real estate, and the real estate development, redevelopment, acquisition, management, operating and leasing businesses, associated with the predecessor organization founded by Messrs. Zuckerman and Linde in 1970.

    We are a full-service real estate company, with substantial in-house expertise and resources in acquisitions, development, financing, construction management, property management, marketing, leasing, accounting, tax and legal services. Our headquarters are located at 800 Boylston Street, Boston, Massachusetts 02199 and our telephone number is (617) 236-3300. In addition, we have regional offices at the U.S. International Trade Commission Building at 500
E. Street, SW, Washington, D.C. 20024, at 599 Lexington Avenue, New York, New York 10022, at Four Embarcadero Center, Suite 2600, San Francisco, California, 94111 and 101 Carnegie Center, Princeton, New Jersey 08540. The Company's headquarters and regional offices are located in properties owned by the Company.

BOSTON PROPERTIES LIMITED PARTNERSHIP

    Boston Properties Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), owns all of our assets (either directly or through subsidiaries) and is the entity through which we conduct substantially all of our business. This structure is commonly referred to as an umbrella partnership REIT or UPREIT. Boston Properties, Inc. is the sole general partner of the Operating Partnership and thus manages the affairs of the Operating Partnership. On December 14, 1998, Boston Properties, Inc. owned an approximate 65.0% general and limited partnership interest in the Operating Partnership (assuming conversion of all preferred units). The other partners of the Operating Partnership are the investors who contributed their direct or indirect interests in certain properties to the Operating Partnership in exchange for an interest in the Operating Partnership, either at the completion of the Initial Offering or upon subsequent acquisitions of other properties or interests therein by the Operating Partnership.

    Partnership interests in the operating partnership are denominated as "common units of partnership interest" (also referred to as "OP Units" or "Common Units") and preferred units of limited partnership ("Preferred Units"). A holder of an OP Unit may present such OP Unit to the Operating Partnership for redemption at any time (subject to agreements upon the issuance of OP Units to particular holders that may restrict such right for a period of time, generally not less than one year). Upon presentation of an OP Unit for redemption, the Operating Partnership must redeem such OP Unit for cash equal to the then value of a share of common stock of the Company ("Common Stock"), except that the Company may, at its election, in lieu of a cash redemption acquire such OP Unit for one share of Common Stock. With each such redemption or acquisition, our percentage ownership interest in the Operating Partnership will increase. In addition, whenever we sell or issue shares of Common Stock, we will be obligated to contribute any net proceeds from such sale or issuance to the Operating Partnership, and the Operating Partnership will be obligated to issue an equivalent number of OP Units to us. Because the number of shares of Common Stock outstanding at all times equals the number of OP Units that the Company owns, one share of Common stock is generally the economic equivalent of one OP Unit, and the quarterly distribution that may be paid to the holder of an OP Unit equals the quarterly dividend that may be paid to the holder of a share of Common Stock. Each series of Preferred Units bears a distribution that is set in accordance with an amendment to the partnership agreement of the Operating Partnership. Preferred Units may also be convertible into OP Units at the election of the holder thereof or the Company.

    All references in this prospectus to the Company or to "we" or similar terms refer to Boston Properties, Inc. and its subsidiaries, including the Operating Partnership, collectively, unless the context otherwise requires.

    Generally, pursuant to the terms of the Operating Partnership Agreement, we have the exclusive power to manage and conduct the business of the Operating Partnership. Under the Operating Partnership Agreement, we generally have the maximum rights and powers permitted to the general partner of a Delaware limited partnership. Limited partners of the Operating Partnership generally have only such rights and powers as are reserved to limited partners expressly by Delaware law, and have no authority to transact business for, or participate in the management activities or decisions of, the Operating Partnership. The limited partners do not have the right to remove us as general partner. The limited partners of the Operating Partnership do have the right to vote, under certain circumstances, on business combinations of Boston Properties, Inc. or the Operating Partnership.

                                USE OF PROCEEDS

    Except as we may describe otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the sale of Securities for general corporate and working capital purposes, including, without limitation, to repay debt, to acquire or invest in new properties and to develop and maintain currently-owned properties.

                         DESCRIPTION OF PREFERRED STOCK

    This section describes the general terms and provisions of the Preferred Stock that we may offer by this prospectus. We may issue Preferred Stock in one or more series; each series of Preferred Stock will have its own rights and preferences. We will describe in a prospectus supplement (1) the specific terms of the series of any Preferred Stock offered through that prospectus supplement and (2) any general terms outlined in this section that will not apply to those shares of Preferred Stock. This summary of terms is not complete. For additional information before you buy any Preferred Stock you should read our Charter and Bylaws that are in effect on the date that we offer any Preferred Stock, as well as any applicable amendment to our Charter designating terms of a series of Preferred Stock (a "Designating Amendment").

GENERAL

    Under the Company's Charter, the Company has the authority to issue up to 250 million shares of Common Stock, 150 million shares of Excess Stock ("Excess Stock") and 50 million shares of Preferred Stock. Prior to issuing shares of Preferred Stock of a particular series, the Company's Board of Directors will determine or fix the terms of that series of Preferred Stock, as described below (see "Terms").

    When we issue shares of Preferred Stock, they will be fully paid and nonassessable. This means the full purchase price for the outstanding Preferred Stock will be paid at issuance and that you, as the purchaser of such shares of Preferred Stock, will not be required later to pay us any additional monies for such Preferred Stock. The Preferred Stock will have no preemptive rights to subscribe for any additional securities which we may issue in the future. This means, you will not receive any rights, as holder of Preferred Stock, to buy any portion of the securities which we may issue in the future. Because the Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Stock, the Board of Directors may grant the holders of any series or class of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of Common Stock. The issuance or possibility of issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company.

TERMS

    The Preferred Stock will have the dividend, liquidation, redemption, voting and conversion rights described in this section unless we state otherwise in the applicable prospectus supplement. You should read the prospectus supplement relating to the particular series of the Preferred Stock for specific terms, including:

    - the title and liquidation preference of such Preferred Stock and the number of shares offered;

    - the initial offering price of such Preferred Stock;

    - the dividend rate or rates (or method of calculation), the dividend periods, the date(s) on which dividends will be payable and whether the dividends will be cumulative or noncumulative, and, if cumulative, the dates from which the dividends will start to cumulate;

    - procedures for any auction and remarketing, if any;

    - any listing of such Preferred Stock on any securities exchange;

    - any conversion provisions;

    - any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

    - discussion of federal income tax considerations applicable to such Preferred Stock;

    - relative ranking and preference of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of our business;

    - any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of our business; and

    - any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT.

RANK

    Unless we state otherwise in the applicable prospectus supplement, each series of Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank:

    - senior to our Common Stock and any of our other equity securities ranking junior to such series of Preferred Stock;

    - on a parity with all our equity securities which according to their terms rank on a parity with the Preferred Stock; and

    - junior to all our equity securities which according to their terms rank senior to such series of Preferred Stock.

    The term "equity securities" does not include any convertible debt securities we may issue.

DIVIDENDS

    As a holder of shares of Preferred Stock, you will be entitled to receive cash dividends, if declared by the Board of Directors, out of our assets that we can legally use to pay dividends. The prospectus supplement relating to a particular series of Preferred Stock will state the dividend rates and dates on which the dividends will be payable for such series. We will pay dividends to the holders of record as they appear on our stock transfer books on the record dates fixed by the Board of Directors.

    The applicable prospectus supplement will also state whether the dividends on any series of the Preferred Stock are cumulative or non-cumulative. Dividends, if cumulative, will accumulate from and after the dates stated in the applicable prospectus supplement. If the Board of Directors does not declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend for the dividend period ending on such dividend payment date and we will not be obligated to pay the dividend accrued for such period, even if the Board of Directors declares a dividend in the future.

    The Company will not pay a dividend on any class or series of stock ranking as to dividends equal with or junior to a series of Preferred Stock unless:

    - if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid (or declared and sufficient money is set apart for payment); or

    - if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid (or declared and sufficient money is set apart for the payment).

    If at any time full dividends will not be paid (or declared and sufficient money set apart for payment) on all shares of Preferred Stock ranking equal as to dividends, then:

    - we will declare any dividends pro rata among all shares of Preferred Stock ranking equal as to dividends. This means that the dividends we declare per share on each series of such Preferred Stock (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) will bear the same relationship to each other that the full accrued dividends per share on each such series of Preferred Stock bear to each other;

    - other than pro rata dividends, we will not declare or pay any dividends or set any money aside for payment of dividends (except dividends paid in the form of securities ranking junior to the Preferred Stock as to dividends and upon liquidation) or declare or make any distributions upon any security ranking junior to or equal with the Preferred Stock as to dividends or upon liquidation; and

    - we will not redeem, purchase or otherwise acquire (or set aside money for a sinking fund for) any securities ranking junior to or equal with the Preferred Stock as to dividends or upon liquidation (except by conversion into or exchange for shares junior to the Preferred Stock as to dividends and upon liquidation).

REDEMPTION

    A series of Preferred Stock may be redeemable, in whole or in part, at our option and may be subject to mandatory redemption pursuant to a sinking fund, or otherwise, as we may describe in the applicable prospectus supplement.

    If a series of Preferred Stock is subject to mandatory redemption, we will specify the following in the applicable prospectus supplement:

    - the date on which such mandatory redemption shall commence and the number of shares of such Preferred Stock that we will redeem each year after such date;

    - the redemption price; and

    - whether the redemption price will be paid in cash or other property together with an amount equal to all accrued and unpaid dividends (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) to the date of redemption.

If we are only permitted to pay the redemption price of a series of Preferred Stock from the net proceeds of the issuance of shares of our capital stock and the proceeds from such issuance are insufficient or no such issuance has occurred, then the terms of that series may provide that such Preferred Stock will automatically and mandatorily be converted into shares of our capital stock pursuant to conversion provisions which we will specify in the applicable prospectus supplement.

    Even if the terms of a series of Preferred Stock permit us to redeem such shares of Preferred Stock in whole or in part, if any dividends, including accumulated dividends, on that series are past due, we will not:

    - redeem any Preferred Stock of that series unless we simultaneously redeem all outstanding shares of Preferred Stock of that series; and

    - purchase or otherwise acquire any Preferred Stock of that series (except by conversion into or exchange for shares of our capital stock ranking junior to such Preferred Stock as to dividends and upon liquidation).

The prohibitions regarding redemption discussed in the prior sentence will not restrict us from purchasing or acquiring Preferred Stock of any series to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to all holders of that series.

    If fewer than all of the outstanding shares of any series of Preferred Stock are to be redeemed, the Board of Directors will determine the number of shares to be redeemed. Except when such redemption is to preserve our status as a REIT, we may redeem the shares pro rata from the holders of record in proportion to the number of such shares held by them or for which such holder requested redemption (with adjustments to avoid redemption of fractional shares) or by any other equitable manner that we determine.

    We will give notice of redemption by mailing a notice to each record holder of shares to be redeemed between 30 and 60 days prior to the date fixed for redemption. Each notice shall state:

    - the redemption date;

    - the number of shares and series of the Preferred Stock to be redeemed;

    - the redemption price;

    - the place or places where the holders of such Preferred Stock may surrender the certificates for payment of the redemption price;

    - that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

    - the date upon which the holder's conversion rights, if any, will terminate.

If we redeem fewer than all shares of any series of Preferred Stock, we will specify in the notice to each holder the number of shares to be redeemed from such holder. If we have given notice of redemption of any Preferred Stock and we have set aside the funds necessary for the payment of the redemption price, then beginning on the redemption date, the dividends on the Preferred Stock called for redemption will no longer accrue and the holders will no longer have any rights as stockholders except to receive the redemption price.

LIQUIDATION RIGHTS

    Unless we state otherwise in the applicable prospectus supplement, if we voluntarily or involuntarily liquidate, dissolve or wind up the Company, the holders of each series of Preferred Stock will be entitled to receive:

    - liquidating distributions, if any, in the amount or proportion stated in the applicable prospectus supplement; and

    - all accrued and unpaid dividends (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend).

    We will pay these amounts to the holders of shares of each series of the Preferred Stock, and all amounts owing on any other class or series of our capital stock ranking senior to or equally with such series of Preferred Stock as to distributions upon liquidation, out of our assets legally available for distribution to our stockholders before we make any distribution or payment to holders of any of our securities ranking junior to such series of Preferred Stock. After we pay the full amount of the liquidating distributions to the holders of Preferred Stock to which they are entitled, such holders will have no right or claim to any of our remaining assets

    If we voluntarily or involuntarily liquidate, dissolve or wind up the Company and our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of each series of Preferred Stock and any other shares of our stock ranking senior to or equal with such series as to any such distribution, then we will only make pro rata distributions to the holders of all shares ranking equal as to distributions upon dissolution, liquidation or winding up of the Company.

    If we have paid the full liquidation preference to all holders of Preferred Stock, we will distribute our remaining assets among the holders of any other classes or series of our capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up of the Company, according to their respective rights and preferences. For such purposes, our consolidation with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or business, will not be considered a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

    As a holder of Preferred Stock, you will not have any voting rights, except as we describe in this section or in the applicable prospectus supplement or as required by law.

    Unless we receive the consent of at least two-thirds of all the outstanding shares of such series of Preferred Stock (except as provided otherwise for any series of Preferred Stock), we will not:

    - authorize or create, or increase the authorized or issued amount of, any class or series of shares of capital stock ranking senior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our business;

    - reclassify any authorized capital stock into such shares of capital stock ranking senior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our business;

    - create, authorize or issue any obligation or security convertible into or evidencing the right to purchase shares of capital stock ranking senior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our business; or

    - amend, alter or repeal our Charter, whether by merger, consolidation or otherwise (such occurrence, an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders of that stock.

    As a holder of Preferred Stock, you may give your consent in person or by proxy, either in writing or at a meeting (each series voting separately as a class). We are not required to obtain your consent, as a holder of Preferred Stock, for the following actions as such actions will be deemed in the Designating Amendment not to adversely affect any right, preference, or voting power of your series of Preferred Stock:

    - if upon the occurrence of an Event, such series of Preferred Stock remain outstanding with its terms materially unchanged, taking into account that upon the occurrence of an Event, we may not be the surviving entity;

    - any increase in the amount of the authorized Preferred Stock, or the creation or issuance of any other series of Preferred Stock (provided such series of Preferred Stock ranks equal with or junior to your series of Preferred Stock); or

    - any increase in the amount of authorized shares of a series of Preferred Stock, in each case ranking equal with or junior to the Preferred Stock of such series with respect to payment of dividends, or the distribution of our assets upon liquidation, dissolution or winding-up of the Company.

    The foregoing voting provisions will not apply if we redeem or call for redemption all shares of a series of Preferred Stock outstanding at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected. All outstanding shares of a series of Preferred Stock will be deemed to have been redeemed or called for redemption provided sufficient funds will have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

    We will specify in the applicable prospectus supplement the terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock. Such terms will include:

    - the number of shares of Common Stock to be received on conversion of each share of such Preferred Stock;

    - the conversion price or rate (or method of calculation);

    - the conversion period;

    - whether conversion is at our and/or at the option of the holder of Preferred Stock;

    - any events resulting in adjustment of the conversion price; and

    - rights of conversion in the event we call for redemption such series of Preferred Stock.

RESTRICTIONS ON OWNERSHIP

    For us to maintain our qualification as a REIT for federal income tax purposes, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined for federal income tax purposes to include certain entities) during the last half of a taxable year. To assist us in meeting this requirement and to otherwise protect us from the consequences of a concentration of ownership among our stockholders, our Charter provides that, in general, no one person may own more than 6.6% of the outstanding shares of any class or series of capital stock, including any series of Preferred Stock. See "Restrictions on Transfer" on page 25.

TRANSFER AGENT

    We will name the transfer agent and registrar for the Preferred Stock in the applicable prospectus supplement.

                          DESCRIPTION OF COMMON STOCK

    THIS SECTION DESCRIBES THE GENERAL TERMS AND PROVISIONS OF THE SHARES OF THE COMPANY'S COMMON STOCK THAT WE MAY OFFER BY THIS PROSPECTUS. THE SUMMARY IS NOT COMPLETE. WE HAVE INCORPORATED BY REFERENCE OUR CHARTER AND BYLAWS AS EXHIBITS TO THIS REGISTRATION STATEMENT. YOU SHOULD READ OUR CHARTER AND BYLAWS BEFORE YOU ACQUIRE ANY COMMON STOCK.

GENERAL

    As of December 14, 1998, our authorized Common Stock was 250,000,000 shares, of which 63,527,819 shares were issued and outstanding. All shares of Common Stock will, when issued, be duly authorized, fully paid and nonassessable. This means that the full price for our Common Stock will be paid at issuance and that you, as a purchaser of such shares of Common Stock, will not be later required to pay us any additional monies for such Common Stock.

DIVIDENDS

    As a holder of Common Stock, you may receive dividends, out of our funds that we can legally use to pay dividends, when and if such dividends are declared by the Company's Board of Directors.

VOTING RIGHTS

    Subject to the provisions of our Charter regarding Excess Stock, as a holder of Common Stock you have the exclusive power to vote on all matters presented to our stockholders unless Delaware law or the Designating Amendment for an outstanding series of Preferred Stock gives the holders of any outstanding Preferred Stock the right to vote on certain matters or generally. As a holder of Common Stock, you are entitled to one vote per share. There is no cumulative voting in the election of our Directors which means that at any meeting of our stockholders the holders of a majority of the outstanding shares of Common Stock can cast all of their votes for each Director to be elected at such meeting, thus electing all of the Directors then standing for election, and the votes held by the holders of the remaining Common Stock will not be sufficient to elect any Director.

OTHER RIGHTS

    Subject to the provisions of our Charter regarding Excess Stock, each share of Common Stock has equal dividend, distribution, liquidation and other rights, and has no preference, appraisal (except as provided by Delaware law) or exchange rights.

    As a holder of Common Stock, you have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company.

    We intend to furnish our stockholders with annual reports containing our audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm.

    Pursuant to Delaware law, a merger or consolidation involving a Delaware corporation, such as the Company, generally requires the approval of a majority of the outstanding shares that are entitled to vote on such matters. However, Delaware law provides that no vote of our stockholders is required to authorize a merger in which we are the surviving corporation following the merger if:

    - our Charter is not amended in any respect by the merger;

    - each share of stock outstanding prior to the merger is to be an identical share of stock after the effective date of the merger; and

    - any shares of common stock (together with any other securities convertible into shares of common stock) to be issued or delivered under the plan of merger aggregate to no more than

      20% of the number of shares of common stock outstanding immediately prior to the effective date of the merger.

TRANSFER AGENT

    The transfer agent and registrar for our Common Stock is BankBoston, N.A.

                            DESCRIPTION OF WARRANTS

    We have no Warrants or other share purchase rights outstanding (other than options issued under our 1997 Stock Option and Incentive Plan). Each OP Unit issued by our Operating Partnership subsidiary, however, may generally be redeemed by the holder thereof for cash equal to the fair market value of one share of Common Stock, except that the Company may at its election acquire any OP Unit so presented for redemption for one share of Common Stock. In addition, as of December 14, 1998, the Operating Partnership had outstanding Preferred Units that at present or at a future date may be converted into an aggregate of 10,454,301 OP Units, with each such OP Unit having the right described in the preceding sentence.

    We may issue Warrants for the purchase of Preferred Stock or Common Stock by this prospectus. Warrants may be issued independently, together with any other Securities offered by any prospectus supplement or through a dividend or other distribution to our stockholders and may be attached to or separate from such Securities. We may issue Warrants under a warrant agreement to be entered into between us and a warrant agent. We will name any warrant agent in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the Warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. In the applicable prospectus supplement, we will describe the terms of the Warrants and applicable warrant agreement, including, where applicable, the following:

    - the title of such Warrants;

    - their aggregate number;

    - the price or prices at which we will issue them;

    - the designation, number and terms of the Preferred Stock or Common Stock that can be purchased upon exercise of them;

    - the designation and terms of the other Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Security;

    - the date, if any, on and after which they and the related Preferred Stock or Common Stock, if any, will be separately transferable;

    - the price at which each share of Preferred Stock or Common Stock that can be purchased upon exercise of such Warrants may be purchased;

    - the date on which the right to exercise them shall commence and the date on which such right shall expire;

    - the minimum or maximum amount of such Warrants which may be exercised at any one time;

    - information with respect to book-entry procedures, if any;

    - a discussion of certain federal income tax considerations, and

    - any other terms of such Warrants, including terms, procedures and limitations relating to the transferability, exchange and exercise of such Warrants.

                            RESTRICTIONS ON TRANSFER

    OWNERSHIP LIMIT. Among the requirements that we must meet to qualify as a REIT under the Code is that not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the federal income tax laws applicable to REITs) during the last half of a taxable year (other than the first year). Additionally, such shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. In order to protect us against the risk of losing our status as a REIT and to otherwise protect us from the consequences of a concentration of ownership among our stockholders, our Charter, subject to certain exceptions, provides that no single person (which includes any "group" of persons) (other than "Related Parties," as defined below, and certain "Look-Through Entities," as defined below), may "beneficially own" more than 6.6% (the "Ownership Limit") of the aggregate number of outstanding shares of any class or series of capital stock. Under our Charter, a person generally "beneficially owns" shares if (i) such person has direct ownership of such shares, (ii) such person has indirect ownership of such shares taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, or (iii) such person would be deemed to "beneficially own" such shares pursuant to Rule 13d-3 under the Exchange Act. These ownership limitations may have the effect of precluding acquisition of control of the Company.

    RELATED PARTY OWNERSHIP LIMIT. The effect of clause (iii) of the preceding paragraph is that a person will generally be deemed, for purposes of the Ownership Limit, to beneficially own any shares with respect to which such person has the direct or indirect power to vote or cause their disposition. Notwithstanding the above, (a) a Related Party will not be deemed to beneficially own shares by virtue of clause (iii) of the preceding paragraph; and (b) a "group" of which a Related Party is a member will generally not have attributed to the group's beneficial ownership any shares beneficially owned by such Related Party. Each of Mr. Zuckerman and his respective heirs, legatees and devises, and any other person whose beneficial ownership of shares of Common Stock would be attributed under the Code to Mr. Zuckerman, is a "Related Party," and such persons are subject to a "Related Party Ownership Limit" of 15%, such that none of such persons shall be deemed to beneficially own shares in excess of the Ownership Limit unless, in the aggregate, such persons own shares of any class or series of capital stock in excess of 15% of the number of shares of such class or series outstanding. A similar Related Party Ownership Limit is applied to Mr. Linde and persons with a similar relationship to Mr. Linde, all of whom are also Related Parties under our Charter.

    LOOK-THROUGH OWNERSHIP LIMIT. Our Charter provides that pension plans described in Section 401(a) of the Code and mutual funds registered under the Investment Company Act of 1940 ("Look-Through Entities") are subject to a 15% "Look-Through Ownership Limit." Pension plans and mutual funds are among the entities that are not treated as holders of stock under the Five or Fewer Requirement and the beneficial owners of such entities will be counted as holders for this purpose.

    WAIVER OF OWNERSHIP LIMITS BY THE BOARD OF DIRECTORS. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. The Board of Directors may, in its sole discretion, waive the Ownership Limit, the Look-Through Ownership Limit and the Related Party Ownership Limit in any particular instance if evidence satisfactory to the Board of Directors is presented that the waiver of the Limit will not jeopardize our REIT status and the Board of Directors otherwise decides that such action is in our best interest.

    TRANSFERS IN VIOLATION OF OUR TRANSFER RESTRICTIONS WILL BE NULL AND
VOID. Any purported transfer of shares of capital stock or of any security convertible into shares of capital stock that would create a direct or indirect ownership of shares of capital stock in excess of the Ownership Limit, the Look-Through Ownership Limit or the Related Party Ownership Limit, as applicable, or that would result in our disqualification as a REIT, including any transfer that results in the shares of capital stock being owned by fewer than 100 persons or results in the Company being "closely held" within the meaning of Section 856(h) of the Code or results in the Company constructively owning 10% or more of the ownership interests in a tenant of ours within the meaning of Section 318 of the Code as modified by Section 856(d)(5) of the Code, shall be null and void and of no force or effect with respect to the purported transferee (the "Prohibited Transferee") as to that number of shares in excess of the applicable limit. The Prohibited Transferee will acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such shares in excess of the applicable limit (the "Prohibited Owner") will cease to own any right or interest) in such excess shares. Any such excess shares described above will be converted automatically into an equal number of shares of Excess Stock (the "Excess Shares"). The Excess Shares will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by us (the "Beneficiary"). Such automatic transfer will be deemed to be effective as of the close of business on the Trading Day (as defined in our Charter) prior to the date of such violative transfer. As soon as practical after the transfer of shares to the trust, the trustee of the trust (who shall be designated by us and be unaffiliated with us and any Prohibited Transferee or Prohibited Owner) will be required to sell such Excess Shares to a person or entity who could own such shares without violating the applicable limit, and distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for such Excess Shares or the sales proceeds received by the trust for such Excess Shares. In the case of any Excess Shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell such Excess Shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of such Excess Shares as of the date of such event or the sales proceeds received by the trust for such Excess Shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any such Excess Shares by the trust, the trustee will be entitled to receive in trust for the Beneficiary all dividends and other distributions paid by us with respect to such Excess Shares.

    In addition, shares of stock of the Company held in the trust will be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date we, or our designee, accepts such offer. We will have the right to accept such offer for a period of 90 days. Upon such a sale to us, the interest of the Beneficiary in the shares sold will terminate and the trustee shall distribute the net proceeds of the sale to the Prohibited Transferee (or, in the case of a devise or gift, the Prohibited Owner).

    These restrictions do not preclude settlement of transactions through the NYSE.

    DISCLOSURE OF STOCK OWNERSHIP BY OUR STOCKHOLDERS. Our Charter provides that our stockholders are required upon demand to disclose to us in writing any information with respect to their direct, indirect and constructive ownership of capital stock as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

SHAREHOLDER RIGHTS AGREEMENT

    On June 11, 1997, the Board of Directors adopted a Shareholder Rights Agreement (the "Rights Agreement"). The adoption of the Rights Agreement could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, the Company or a large block of the Company's Common Stock.

    In accordance with the Rights Agreement, one Preferred Stock Purchase Right (a "Right") is attached to each outstanding share of Common Stock, and one Right will be attached to each share of Common Stock issued before the Distribution Date (as defined below). Under certain conditions, each Right entitles the registered holder to purchase from the Company one one-thousandth (1/1000) of a share (a "Series E Unit") of Series E Junior Participating Cumulative Preferred Stock, par value $.01 per share, of the Company (the "Series E Preferred Stock"), at a cash exercise price of $100.00 per Series E Unit (the "Exercise Price"), subject to adjustment. The Company has designated 200,000 shares of Series E Preferred Stock and has reserved such shares for issuance under the Rights Agreement.

    The Rights are not exercisable until the Distribution Date and will expire on June 11, 2007, unless previously redeemed or exchanged by the Company as described below. Until a Right is exercised, the holder will have no rights as a stockholder of the Company (beyond those as an existing stockholder), including the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Series E Units, other securities of the Company, other consideration or for common stock of an acquiring company.

    Initially, the Rights are attached to and trade with the outstanding shares of Common Stock. The Rights will separate from the Common Stock and will become exercisable upon the earlier of the close of business on:

    (i) the tenth calendar day following the first public announcement that a person or a group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of more than 15% of the sum of the outstanding shares of Common Stock and Excess Stock ("Common Shares") (the date of said announcement being referred to as the "Stock Acquisition Date"); or

    (ii) the tenth business day (or such other calendar day as the Board of Directors may determine) following the commencement of a tender offer or exchange offer that would result upon its consummation in a person or group becoming the beneficial owner of more than 15% of the outstanding Common Shares (the earlier of such dates being herein referred to as the "Distribution Date").

Under the Rights Agreement, shares of Common Stock that may be issued in exchange for outstanding OP Units are not included in the definition of beneficial ownership. Also, a person who became a partner of the Operating Partnership at the time of the Initial Offering will not be an Acquiring Person if such person does not acquire a greater percentage of (A) the sum of (i) the outstanding shares of Common Stock plus (ii) the outstanding OP Units held by persons other than the Company than (B) the percentage that such person had at the completion of the Initial Offering. Furthermore, no "group" of which a Related Party is a member will be deemed to beneficially own the Common Shares beneficially owned by such Related Party.

    In the event that a Stock Acquisition Date occurs, proper provision will be made so that each holder of a Right (other than an Acquiring Person or its associates or affiliates, whose Rights shall become null and void) will thereafter have the right to receive upon exercise that number of Series E Units of Series E Preferred Stock having a market value of two times the exercise price of the Right (such right being referred to as the "Subscription Right"). In addition, if at anytime following the Stock Acquisition Date the Company engages in certain business combinations with an acquiring company, each holder of a Right shall have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the Right (such right being referred to as the "Merger Right") if:

     (i) the Company consolidates with, or merges with and into, any other person, and the Company is not the continuing or surviving corporation;

     (ii) any person consolidates with the Company, or merges with and into the Company and the Company is the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the shares of Common Stock are changed into or exchanged for stock or other securities of any other person or cash or any other property; or

    (iii) 50% or more of the Company's assets or earning power is sold, mortgaged or otherwise transferred.

The holder of a Right will continue to have the Merger Right whether or not such holder has exercised the Subscription Right.

    The Exercise Price payable, and the number of Series E Units of Series E Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution.

    At any time after the Stock Acquisition Date, the Board of Directors may, at its option, exchange all or any part of the then outstanding and exercisable Rights for shares of Common Stock or Units of Series E Preferred Stock at an exchange ratio of one share of Common Stock or one Unit of Series E Preferred Stock per Right. However, the Board of Directors generally will not be empowered to effect such exchange at any time after any person becomes the beneficial owner of 50% or more of the Common Stock of the Company.

    The Rights may be redeemed in whole, but not in part, at a price of $0.001 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board of Directors) by the Board of Directors only until the earlier of (i) the close of business on the tenth calendar day after the Stock Acquisition Date, or (ii) the expiration date of the Rights Agreement. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the redemption price.

    Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), (a) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (b) new Common Stock certificates issued after the Record Date will contain a notation incorporating the Shareholder Rights Agreement by reference, and (c) the surrender for transfer of any certificates for Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

    As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

    The Board of Directors in its sole discretion may amend the Rights Agreement until the Distribution Date. After the Distribution Date, the Board of Directors may, subject to certain limitations set forth in the Rights Agreement, amend the Rights Agreement only to cure any ambiguity, defect or inconsistency, to shorten or lengthen any time period, or to make changes that do not adversely affect the interests of Rights holders (excluding the interests of an Acquiring Person or its associates or affiliates).

    A copy of the Rights Agreement has been filed with the SEC. A copy of the Rights Agreement is also available from the Company upon written request. The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.

                     CERTAIN PROVISIONS OF DELAWARE LAW AND
                             OUR CHARTER AND BYLAWS

    The Company's Charter and Bylaws contain certain provisions that could make more difficult an acquisition of the Company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Board of Directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms. The description set forth below is intended as a summary only and is qualified in its entirety by reference to our Charter and Bylaws, which have been filed with the SEC. See also "Restrictions on Transfers" on page 25.

AMENDMENT OF OUR CHARTER AND BYLAWS

    Amendments to the Charter must be approved by the Board of Directors and generally by the vote of a majority of the votes entitled to be cast at a meeting of stockholders. However, amendments dealing with certain articles of our Charter (for example, articles relating to stockholder action; the powers, election of, removal of and classification of directors; limitation of liability; and amendment of our Bylaws or Charter) require the affirmative vote of not less than 75% of the outstanding votes entitled to be cast on the matter. Unless otherwise required by law, the Board of Directors may amend our Bylaws by the affirmative vote of a majority of the directors then in office. Our Bylaws may also be amended by our stockholders, at an annual meeting or at a special meeting called for such purpose, by the affirmative vote of at least seventy-five percent of the votes entitled to be cast on the matter; provided, that if the Board of Directors recommends that our stockholders approve such amendment at such meeting, such amendment will require the affirmative vote of only a majority of the shares present at such meeting and entitled to vote.

DISSOLUTION OF THE COMPANY

    The DGCL and our Charter permit the Company to be dissolved by (i) the affirmative vote of 75% of the directors then in office declaring such dissolution to be advisable and directing that the proposed dissolution be submitted for consideration at an annual or special meeting of our stockholders, and (ii) upon proper notice, stockholder approval by the affirmative vote of a majority of the votes entitled to be cast on the matter.

MEETINGS OF STOCKHOLDERS

    Under our Bylaws, we will hold annual meetings of our stockholders at such date and time as determined by the Board of Directors, the Chairman of our Board or our President. Our Bylaws establish an advance notice procedure for our stockholders to make nominations of candidates for directors or bring other business before an annual meeting of stockholders. Special meetings of our stockholders may be called only by a majority of the Directors then in office and only matters set forth in the notice of the meeting may be considered and acted upon at such a meeting.

BOARD OF DIRECTORS

    Our Charter provides that the Company's Board of Directors will initially consist of five directors and thereafter the number of directors of the Company may be established by the Board of Directors. However, the number of directors may not be fewer than the minimum number required by the DGCL nor more than eleven. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect directors and to fill vacancies in the Board of Directors relating thereto, any vacancy will be filled, including any vacancy created by an increase in the number of directors, at any regular meeting or at any special meeting called for the purpose, by a majority of the remaining directors. Pursuant to the terms of our Charter, the directors are divided into three classes. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualified. The use of a classified board of directors may render more difficult a change in control of the Company or removal of incumbent management. We believe, however, that classification of the Board of Directors will help to assure the continuity and stability of our business strategies and policies.

    Our Charter provides that the affirmative vote of more than 75% of the directors then in office is required to approve certain transactions or actions, including a change of control (as defined) of the Company or of the Operating Partnership, any amendment to the Operating Partnership Agreement, any waiver of the limitations on ownership contained in our Charter, certain issuances of equity securities by the Company or termination of our status as a REIT.

SHAREHOLDER RIGHTS PLAN AND OWNERSHIP LIMITATIONS

    We have adopted a Shareholder Rights Agreement. In addition, our Charter contains provisions that limit the ownership by any person of shares of any class or series of capital stock of the Company. See "Restrictions on Transfer--Shareholder Rights Agreement" on page 26 and "Restrictions on Transfer" on page 25).

LIMITATION OF LIABILITY AND INDEMNIFICATION

    Our Charter generally limits the liability of our directors to the Company to the fullest extent permitted from time to time by Delaware law. The DGCL permits, but does not require, a corporation to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the DGCL shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. The DGCL permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of a corporation, provided that each such person acted in good faith and in a manner that he or she reasonably believed was in or not opposed to such corporation's best interests and, in the case of a criminal proceeding, provided such person had no reasonable cause to believe his or her conduct was unlawful. The DGCL does not allow indemnification of directors in the case of an action by or in the right of a corporation (including stockholder derivative suits) unless the directors successfully defend the action or indemnification is ordered by the court.

    Our Bylaws provide that our directors and officers will be, and, in the discretion of the Board of Directors, non-officer employees may be, indemnified by the Company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities actually and reasonably incurred in connection with service for or on behalf of the Company. Our Bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders, or otherwise. Our Charter contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

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
    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

BUSINESS COMBINATIONS

    We are subject to the provisions of section 203 ("Section 203") of the DGCL.
Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless:

    - the transaction resulting in a person becoming an interested stockholder, or the business combination, was approved by the board of directors of the corporation before the consummation of such transaction;

    - the interested stockholder owned 85% or more of the outstanding voting stock of the corporation immediately after the transaction in which it became an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or

    - on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder.

Under Section 203, an "interested stockholder" is defined (with certain exceptions) as any person who, together with affiliates and associates, owns or within the prior three years did own, 15% or more of the corporation's outstanding voting stock.

INDEMNIFICATION AGREEMENTS

    We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require, among other things, that we indemnify our directors and executive officers to the fullest extent permitted by law and advance to our directors and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by our directors and executive officers seeking to enforce their rights under the indemnification agreements and may cover our directors and executive officers under our directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to our directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or stockholders to eliminate the rights it provides.

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
                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    THE FOLLOWING IS A GENERAL SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH AN INVESTMENT IN THE SECURITIES. IN THIS SECTION WHEN WE REFER TO "THE CODE" WE MEAN THE INTERNAL REVENUE CODE, AS AMENDED. THE FOLLOWING DISCUSSION IS NOT EXHAUSTIVE OF ALL POSSIBLE TAX CONSIDERATIONS AND IS NOT TAX ADVICE. MOREOVER, THIS SUMMARY DOES NOT DEAL WITH ALL TAX ASPECTS THAT MIGHT BE RELEVANT TO YOU, AS A PARTICULAR PROSPECTIVE STOCKHOLDER IN LIGHT OF YOUR PERSONAL CIRCUMSTANCES; NOR DOES IT DEAL WITH PARTICULAR TYPES OF STOCKHOLDERS THAT ARE SUBJECT TO SPECIAL TREATMENT UNDER THE CODE, SUCH AS INSURANCE COMPANIES, FINANCIAL INSTITUTIONS AND BROKER-DEALERS. THE CODE PROVISIONS GOVERNING THE FEDERAL INCOME TAX TREATMENT OF REITS ARE HIGHLY TECHNICAL AND COMPLEX. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE APPLICABLE CODE PROVISIONS, RULES AND REGULATIONS PROMULGATED THEREUNDER, AND ADMINISTRATIVE AND JUDICIAL INTERPRETATIONS THEREOF. THE FOLLOWING DISCUSSION IS BASED ON CURRENT LAW. UNLESS THE CONTEXT REQUIRES OTHERWISE, REFERENCES TO "US," "WE," AND THE "COMPANY" IN THIS "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS" SECTION REFER ONLY TO BOSTON PROPERTIES, INC.

    WE URGE YOU, AS A PROSPECTIVE INVESTOR, TO CONSULT YOUR OWN TAX ADVISER REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF THE SECURITIES AND OF OUR ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE.

                             OPINION OF TAX COUNSEL

    In the opinion of our counsel, Goodwin, Procter & Hoar LLP, commencing with our taxable year ended December 31, 1997, we qualified to be taxed as a REIT under the Code, provided that the Company and the Operating Partnership operated and continue to operate in accordance with various assumptions and factual representations made by the Company and the Operating Partnership concerning their business, properties and operations. It must be emphasized that Goodwin, Procter & Hoar LLP's opinion is based on various assumptions and is conditioned upon such assumptions and representations made by the Company and the Operating Partnership concerning their business and properties. In addition, Goodwin, Procter & Hoar LLP's opinion is based upon the factual representations of the Company and the Operating Partnership concerning its business and properties. Moreover, such qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Goodwin, Procter & Hoar LLP. Accordingly, no assurance can be given that the actual results of our operations for any one taxable year will satisfy such requirements. See "Risk Factors--Failure to Qualify as a REIT" on page 10.

    The opinion of Goodwin, Procter & Hoar LLP is also based upon existing law as currently applicable, Internal Revenue Service ("IRS") regulations, currently published administrative positions of the IRS and judicial decisions, which are subject to change either prospectively or retroactively. No assurance can be given that any such changes would not modify the conclusions expressed in their opinion. Moreover, unlike a tax ruling (which we will not seek), an opinion of counsel is not binding on the IRS and no assurance can be given that the IRS will not successfully challenge our status as a REIT.

    If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that we distribute currently to our stockholders. The REIT provisions of the Code generally allow a REIT to deduct dividends paid to its stockholders. This substantially eliminates the federal "double taxation" on earnings (taxation at both the corporate level and stockholder level) that usually results from investments in a corporation.

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
    Even if we qualify for taxation as a REIT, we will be subject to federal income tax, as follows:

    - we will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gains;

    - under certain circumstances, we will be subject to the "alternative minimum tax";

    - if we have net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income;

    - if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax;

    - if we fail to satisfy either the 75% or 95% gross income test (discussed below) but have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on the net income attributable to the greater of the amount by which we fail the 75% or 95% test, multiplied by a fraction intended to reflect our profitability;

    - if we fail to distribute during each year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed; and

    - if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a carryover-basis transaction and we subsequently recognize gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which we acquired the asset, then, to the extent of the excess of (a) the fair market value of the asset as of the beginning of the applicable Recognition Period over (b) our adjusted basis in such asset as of the beginning of such Recognition Period (the "Built-In Gain"), such gain will be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the IRS (the "Built-In Gain Rules").

                         REQUIREMENTS FOR QUALIFICATION

    We elected to be taxable as a REIT for our taxable year ended December 31, 1997. In order for us to have so qualified, we must have met and we must continue to meet the requirements, discussed below relating to our organization, source of income, nature of assets and distributions of income to our stockholders.

ORGANIZATIONAL REQUIREMENTS

    DEFINITION OF REIT UNDER THE CODE

    The Code defines a REIT as a corporation, trust or association:

    - (i)   that is managed by one or more directors or trustees;

    - (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

    - (iii) that would be taxable as a domestic corporation but for the REIT requirements;

    - (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

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
    - (v)   the beneficial ownership of which is held by 100 or more persons;
            and

    - (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities). In addition, certain other tests, described below, regarding the nature of its income and assets also must be satisfied.

The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) (the "100 Stockholder Requirement" and "Five or Fewer Requirement", respectively) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions (v) and (vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (vi).

    PROTECTION FROM STOCK OWNERSHIP CONCENTRATION

    In order to protect us from a concentration of ownership of stock that would cause us to fail the Five or Fewer Requirement, our Charter provides that stock owned, or deemed to be owned or transferred to a stockholder in excess of the Ownership Limit or the Look-Through Ownership Limit will automatically be converted into Excess Stock (as defined below) and transferred to a charity for resale. The original stockholder is entitled to receive certain proceeds from such a resale. See "Restrictions on Transfers" on page 25. Excess Stock is a separate class of our capital stock that is entitled to no voting rights but shares ratably with the Common Stock in dividends and rights upon dissolution. Because of the absence of authority on this issue, however, we cannot assure you that the operation of the Excess Stock or other provisions contained in our Charter will, as a matter of law, prevent a concentration of ownership of stock in excess of the Ownership Limit from causing us to violate the Five or Fewer Requirement. If there were such a concentration of ownership and the operation of the Excess Stock or other provisions contained in our Charter were not held to cure such violation, we would be disqualified as a REIT. In rendering its opinion that we are organized in a manner that permits us to qualify as a REIT, Goodwin, Procter & Hoar LLP is relying on our representation that the ownership of our stock (without regard to the Excess Stock provisions) satisfies the Five or Fewer Requirement. Goodwin, Procter & Hoar LLP expresses no opinion as to whether, as a matter of law, the Excess Stock or other provisions contained in our Charter preclude us from failing the Five or Fewer Requirement.

    CALENDAR YEAR REQUIREMENT

    A corporation may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

    CERTAIN TREASURY REGULATIONS RELATING TO OUR STATUS AS A REIT AND PARTNER

    In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share (based on its interest in partnership capital) of the assets of the partnership and is deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests. Thus, our proportionate share of the assets, liabilities and items of income of the Operating Partnership (including the Operating Partnership's share of the assets and liabilities and items of income with respect to any partnership in which it holds an interest) are treated as our assets, liabilities and items of income for purposes of applying the requirements described herein.

INCOME TESTS

    GROSS INCOME REQUIREMENTS

    To maintain our qualification as a REIT, we must satisfy annually two gross income requirements.

    - At least 75% of our gross income for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property. Gross income includes "rents from real property" and, in certain circumstances, interest, but excludes gross income from certain disposition or property held primarily for sale to customers in the ordinary course of a trade or business ("prohibited transactions").

    - At least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing.

    RENTS FROM REAL PROPERTY

    The rents we receive or that we are deemed to receive qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met.

    - The amount of rent generally must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "rents from real property," however, solely by reason of being based on a fixed percentage or percentages of gross receipts or sales.

    - The Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant") or a subtenant of such tenant (in which case only rent attributable to the subtenant is disqualified).

    - If rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as "rents from real property."

    - For rents to qualify as "rents from real property" the REIT must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" who is adequately compensated and from whom the REIT does not derive any income. However, a REIT may provide services with respect to its properties and the income will qualify as "rents from real property" if the services are "usually or customarily rendered" in connection with the rental of room or other space for occupancy only and are not otherwise considered "rendered to the occupant." Even if the services with respect to a property are impermissible tenant services the income will qualify as "rent from real property" if the income from such services does not exceed one percent of all amounts received or accrued with respect to that property. In establishing the amount of impermissible tenant services income, such amount must be at least 150 percent of the direct cost of providing the tenant services, or managing or operating the property.

    We do not charge rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage or percentages of receipts or sales consistent with the rule described above). We do not derive, and do not anticipate deriving, rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents.

RENTS FROM REAL PROPERTY WITH RESPECT TO HOTEL PROPERTY LEASES

    Pursuant to leases with respect to two hotel properties, ZL Hotel LLC leases from the Operating Partnership the two hotel properties under a 10 year lease. The hotel leases provide that ZL Hotel LLC is obligated to pay to the Operating Partnership (i) the greater of a "Base Rent" or a "Participating Rent" (collectively, the "Rents") and (ii) certain additional charges (as defined in the Leases). Participating Rent is calculated by multiplying fixed percentages by various revenue categories for each of the hotel properties. Both Base Rent and the thresholds in the Participating Rent formulas adjust for inflation. Base Rent accrues and is required to be paid monthly. Participating Rent is payable monthly, in the form of monthly adjustments based on actual results.

    In order for the Rents and Additional Charges to constitute "rents from real property," the leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

    - the intent of the parties;

    - the form of the agreement;

    - the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and

    - the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain (e.g., appreciation) with respect to the property.

    In addition, Code section 7701(e) provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not:

    - the service recipient is in physical possession of the property;

    - the service recipient controls the property;

    - the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs, or the recipient bears the risk of damage to or loss of the property);

    - the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract;

    - the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient; and

    - the total contract price does not substantially exceed the rental value of the property for the contract period.

Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case. The hotel leases were structured to qualify as true leases for federal income tax purposes.

    You should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the hotel leases that discuss whether such leases constitute true leases for federal income tax purposes. Therefore, there can be no complete assurance that the IRS will not assert a contrary position. If the leases are recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that the Operating Partnership receives from the lessee would not be considered rent or would not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, we likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose our REIT status.

    As indicated above, "rents from real property" must not be based in whole or in part on the income or profits of any person. The Participating Rent should qualify as "rents from real property" since it is based on percentages of receipts or sales which percentages are fixed at the time the leases are entered into, provided (i) the leases are not renegotiated during the term of the leases in a manner that has the effect of basing Participating Rent on income or profits and (ii) the leases conform with normal business practice. More generally, the Participating Rent will not qualify as "rents from real property" if, considering the hotel leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the Participating Rent on income or profits. Since the Participating Rent is based on fixed percentages of the gross revenues from the hotels that are established in the hotel leases, and we have represented that the percentages (i) will not be renegotiated during the terms of the leases in a manner that has the effect of basing the Participating Rent on income or profits and (ii) conform with normal business practice, the Participating Rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of gross revenues, as described above.)

RENTS FROM REAL PROPERTY WITH RESPECT TO PARKING LEASES AND PARKING MANAGEMENT
  AGREEMENTS

    Pursuant to leases with independent third parties, the Operating Partnership or certain subsidiary partnerships lease certain garage property and the garage portions of certain office properties to independent third parties for periods between one to three years. The parking leases provide that the Operating Partnership will receive rent based on the gross receipts of the parking garage. The same "true lease" and "rent from real property" analysis applies with respect to the parking leases as is described above for the hotel leases. These garage leases also have been structured to qualify as true leases for federal income tax purposes. As is the case with respect to the hotel leases, there can be no complete assurance that the IRS will not assert a contrary position, which if successful could result in the loss of our status as a REIT.

    Additionally, the Company has engaged independent contractors to manage and operate, for a fee, certain parking facilities that the Company owns and that are not subject to the leases described in the preceding paragraph. These Management Agreements were the subject of a private letter ruling received by the Company from the Internal Revenue Service which concluded that certain arrangements with such independent contractors (as described in the private letter ruling) do not preclude either the rental income from the tenants of such properties or the income from operating the parking facilities from qualifying as rents from real property.

    INCOME FROM USUALLY OR CUSTOMARILY RENDERED SERVICES

    We provide certain services with respect to our properties through the Operating Partnership. The Operating Partnership is not an "independent contractor." We believe (and have represented to Goodwin, Procter & Hoar LLP) that all such services are considered "usually or customarily rendered" in connection with the rental of space for occupancy only. Therefore, our provision of such services does not jeopardize the qualification of rent from the Properties as "rents from real property." In rendering its opinion on our ability to qualify as a REIT, Goodwin, Procter & Hoar LLP is relying on such representations. In the case of any services that are not "usual and customary" under the foregoing rules, we intend to employ "independent contractors" to provide such services.

NON-QUALIFYING INCOME RECEIVED BY THE OPERATING PARTNERSHIP

    The Operating Partnership may receive certain types of income with respect to the properties it owns that will not qualify under the 75% or 95% gross income test. We believe, however, that the aggregate amount of such non-qualifying income in any taxable year will not cause us to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

    ELIGIBILITY FOR RELIEF UNDER THE CODE IF WE FAIL TO QUALIFY AS A REIT

    If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for that year if we are eligible for relief under certain provisions of the Code. These relief provisions generally will be available if:

    - our failure to meet these tests was due to reasonable cause and not due to willful neglect;

    - we attach a schedule of our income sources to our federal income tax return; and

    - any incorrect information on the schedule is not due to fraud with intent to evade tax.

It is not possible, however, to state whether, in all circumstances, we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limits on such income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. As discussed above in "Opinion of Tax Counsel," even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

For taxable years prior to January 1, 1998, a REIT had to satisfy an additional gross income test annually--less than 30% of the company's gross income could consist of short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain from the sale or other disposition of real property held for less than four years. No mitigation provision was applicable if we were to fail to satisfy the 30% income test for our taxable year ended December 31, 1997. See "Risk Factors--Failure to Qualify as a REIT" on page 10.

ASSET TESTS

    At the close of each quarter of our taxable year, we also must satisfy three tests relating to the nature and diversification of our assets.

    - First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities.

    - Second, no more than 25% of our total assets may be represented by securities other than those in the 75% asset class.

    - Third, of the investments included in the 25% asset class, the value of any one issuer's securities that we own may not exceed 5% of the value of our total assets. Additionally, we may not own more than 10% of any one issuer's outstanding voting securities.

    The 5% test must generally be met for any quarter in which we acquire securities of an issuer. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, we can cure the failure by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We maintain, and will continue to maintain, adequate records of the value of our assets to ensure compliance with the asset tests and will take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

ANNUAL DISTRIBUTION REQUIREMENTS

    In order to be taxed as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders. The amount of these distributions must be at least equal to:

    - the sum of 95% of our "REIT taxable income" (computed without regard to the dividends-paid deduction and our capital gain) and 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property

    - minus the sum of certain items of cash income.

We must pay such distributions in the taxable year to which they relate. Alternatively, we may pay such distributions in the following taxable year if declared before we timely file our federal income tax return for such year and if paid on or before the first regular dividend payment after such declaration. Even if we satisfy the foregoing distribution requirements, to the extent that we do not distribute all of our net capital gain or "REIT taxable income" as adjusted, we will be subject to tax thereon at regular capital gains or ordinary corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of (a) 85% of our ordinary income for that year,
(b) 95% of our capital gain net income other than such capital gain net income which we elect to retain and pay tax on for that year and (c) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

ELECTION TO RETAIN OUR LONG-TERM CAPITAL GAINS

    Pursuant to recently enacted legislation, we may elect to retain, rather than distribute our net long-term capital gains for tax years beginning after August 5, 1997. The effect of such an election is that:

    - we are required to pay the tax on such gains;

    - common stockholders, while required to include their proportionate share of the undistributed long-term capital gains in income, will receive a credit or refund for their share of the tax paid by the REIT; and

    - the basis of such stockholders' Common Stock would be increased by the amount of the undistributed long-term capital gains (minus the amount of capital gains tax paid by the Company) included in the domestic stockholders' long-term capital gains.

In addition, if we dispose of any asset subject to the Built-in Gain Rules during the applicable Recognition Period, we will be required, pursuant to guidance issued by the IRS, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of the asset.

    We believe we have made and we intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the Operating Partnership Agreement authorizes us, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements.

    We expect that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the 95% distribution requirement. It is possible, however, we, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation. This could occur as a result of timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at our taxable income, or as a result of nondeductible expenses such as principal amortization or capital expenditures in excess of noncash deductions. In the event that such timing differences occur, we may find it necessary to arrange for borrowings or, if possible, pay taxable stock dividends in order to meet the dividend requirement.

DEFICIENCY DIVIDENDS

    Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

                               FAILURE TO QUALIFY

    If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we fail to qualify will not be deductible, nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to our stockholders will be dividends, taxable as ordinary income, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limit on such income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. See "Risk Factors--Failure to Qualify as a REIT Would Cause Us to be Taxed as a Corporation" on page 10.

                       TAXATION OF DOMESTIC STOCKHOLDERS

DEFINITION

    In this section, the phrase "domestic stockholder" means a holder of Common Stock and Preferred Stock that for United States federal income tax purposes:

    - is a citizen or resident of the United States;

    - is a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof;

    - is an estate or trust, the income of which is subject to United States federal income taxation regardless of its source; or

    - a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.

For any taxable year for which we qualify for taxation as a REIT, amounts distributed to taxable domestic stockholders will be taxed as follows.

DISTRIBUTIONS GENERALLY

    Distributions to domestic stockholders, other than capital gain dividends discussed below, will constitute dividends up to the amount of our current or accumulated earnings and profits and will be taxable to the stockholders as ordinary income. These distributions are not eligible for the dividends-received deduction for corporations. To the extent that we make a distribution in excess of our current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in each domestic stockholder's Common Stock, and the amount of such distribution in excess of a domestic stockholder's tax basis in its Common Stock will be taxable as gain realized from the sale of its Common Stock. Dividends that we declare in October, November or December of any year payable to a stockholder of record on a specified date in any such month will be treated as both paid by the Company and received by the stockholder on December 31 of the year, provided that we actually pay the dividend during January of the following calendar year. Stockholders may not include any of our losses on their own federal income tax returns.

    We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Company up to the amount required to be distributed in order to avoid imposition of the 4% excise tax, discussed in the section titled "Opinion of Tax Counsel" above. Moreover, any "deficiency dividend" will be treated as an ordinary or capital gain dividend, as the case may be, regardless of our earnings and profits. As a result, stockholders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends.

CAPITAL GAIN DIVIDENDS

    Dividends to domestic stockholders that we properly designate as capital gain dividends will be treated as long-term capital gains (to the extent they do not exceed our actual net capital gain) for the taxable year without regard to the period for which the stockholder has held his stock.

PASSIVE ACTIVITY LOSS AND INVESTMENT INTEREST LIMITATIONS

    Distributions from the Company and gain from the disposition of the Securities will not be treated as passive activity income, and therefore stockholders may not be able to apply any "passive losses" against such income. Dividends from the Company (to the extent they do not constitute a return of capital) will generally be treated as investment income for purposes of the investment income limitation. Net capital gain from the disposition of Securities and capital gain dividends generally will be included in investment income for purposes of the investment interest deduction limitations only if and to the extent you so elect, in which case such capital gains will be taxed as ordinary income.

CERTAIN DISPOSITIONS OF SECURITIES

    Losses incurred on the sale or exchange of Securities that you hold for less than six months (after applying certain holding period rules) will be deemed capital losses to the extent of any capital gain dividends received by you from those shares.

TREATMENT OF TAX-EXEMPT STOCKHOLDERS

    Distributions from the Company to a tax-exempt employee pension trust or other domestic tax-exempt stockholder generally, will not constitute "unrelated business taxable income" ("UBTI") unless the stockholder has borrowed to acquire or carry its Securities. Qualified trusts that hold more than 10% (by value) of the shares of certain REITs, however, may be required to treat a certain percentage of such a REIT's distributions as UBTI. This requirement will apply only if (i) the REIT would not qualify as such for federal income tax purposes but for the application of the "look-through" exception to the Five or Fewer Requirement applicable to shares held by qualified trusts and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is predominantly held by qualified trusts if either (i) a single qualified trust holds more than 25% by value of the interests in the REIT or (ii) one or more qualified trusts, each owning, more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to
(b) the total gross income (less certain associated expenses) of the REIT. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year. For these purposes, a qualified trust is any trust described in section 401(a) of the Code and exempt from tax under section 501
(a) of the Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the Five or Fewer Requirement without relying upon the "look-through" exception.

              SPECIAL TAX CONSIDERATIONS FOR FOREIGN STOCKHOLDERS

    The rules governing United States income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates (collectively, "foreign stockholders") are complex. The following discussion is intended only as a summary of these rules. Prospective foreign stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws on an investment in the Company, including any reporting requirements.

TAXATION IF EFFECTIVELY CONNECTED WITH A UNITED STATES TRADE OR BUSINESS

    In general, foreign stockholders will be subject to regular United States federal income tax with respect to their investment in the Company if the investment is "effectively connected" with the foreign stockholder's conduct of a trade or business in the United States. A corporate foreign stockholder that receives income that is (or is treated as) effectively connected with a United States trade or business also may be subject to the branch profits tax under section 884 of the Code, which is payable in addition to regular United States federal corporate income tax. The following discussion will apply to foreign stockholders whose investment in the Company is not so effectively connected.

DISTRIBUTIONS NOT ATTRIBUTABLE TO GAIN FROM THE SALE OR EXCHANGE OF A UNITED
  STATES REAL PROPERTY INTEREST

    A distribution by the Company that is not attributable to gain from the sale or exchange by the Company of a United States real property interest and that we do not designate as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits. Generally, any ordinary income dividend will be subject to a United States federal income tax equal to 30% of the gross amount of the dividend unless this tax is reduced by an applicable tax treaty. Such a distribution in excess of our earnings and profits will be treated first as a return of capital that will reduce each foreign stockholder's basis in its Common Stock (but not below zero) and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of Common Stock.

DISTRIBUTIONS ATTRIBUTABLE TO GAIN FROM THE SALE OR EXCHANGE OF A UNITED STATES
  REAL PROPERTY INTEREST

    Distributions by the Company that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a foreign stockholder under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, such distributions are taxed to a foreign stockholder as if the distributions were gains "effectively connected" with a United States trade or business. Accordingly, a foreign stockholder will be taxed at the normal capital gain rates applicable to a domestic stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax when made to a foreign corporate stockholder that is not entitled to treaty exemptions.

WITHHOLDING OBLIGATIONS FROM DISTRIBUTIONS TO FOREIGN STOCKHOLDERS

    Although tax treaties may reduce our withholding obligations, we generally will be required to withhold from distributions to foreign stockholders, and remit to the IRS, (i) 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and (ii) 30% of ordinary dividends paid out of earnings and profits. In addition, if we designate prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for purposes of withholding. A distribution in excess of our earnings and profits will be subject to 30% dividend withholding if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of our current or accumulated earnings and profits. If the amount of tax withheld by the Company with respect to a distribution to a foreign stockholder exceeds the stockholder's United States tax liability with respect to such distribution, the foreign stockholder may file for a refund of such excess from the IRS.

SALE OF OUR SECURITIES BY A FOREIGN STOCKHOLDER

    Unless our Securities constitute a "United States real property interest" within the meaning of FIRPTA, a sale of our Securities by a foreign stockholder generally will be subject to United States federal income taxation. Our Securities will not constitute a United States real property interest if we are a "domestically controlled REIT." A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by foreign stockholders. We currently anticipate that we will be a domestically controlled REIT. Therefore, sales of our Securities will not be subject to taxation under FIRPTA. However, because our Securities will be publicly traded, no assurance can be given that we will continue to be a domestically controlled REIT. If we were not a domestically controlled REIT, whether a foreign stockholder's sale of our Securities would be subject to tax under FIRPTA as a sale of a United States real property interest would depend on whether our Securities were "regularly traded" on an established securities market (such as the NYSE on which our Common Stock will be listed) and on the size of the selling stockholder's interest in the Company. If the gain on the sale of Securities were subject to taxation under FIRPTA, the foreign stockholder would be subject to the same treatment as a domestic stockholder with respect to the gain (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). In addition, distributions that are treated as gain from the disposition of Securities and are subject to tax under FIRPTA also may be subject to a 30% branch profit tax when made to a corporate foreign stockholder that is not entitled to treaty exemptions. In any event, a purchaser of Securities from a foreign stockholder will not be required to withhold under FIRPTA on the purchase price if the purchased Securities is "regularly traded" on an established securities market (such as the NYSE) or if we are a domestically controlled REIT. Otherwise, under FIRPTA the purchaser of our Securities may be required to withhold 10% of the purchase price and remit this amount to the IRS. Capital gains not subject to FIRPTA will be taxable to a foreign stockholder if the foreign stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the non-resident alien individual will be subject to a 30% tax on his or her U.S. source capital gains.

    On October 6, 1997, the U.S. Treasury Department issued final Treasury regulations governing information reporting and the certification procedures regarding withholding and backup withholding on certain amounts paid to foreign stockholders after December 31, 1999. The new Treasury regulations may alter the procedures for claiming the benefits of an income tax treaty. Our foreign stockholders should consult their tax advisors concerning the effect, if any, of such new Treasury regulations on an investment in our Common Stock.

         INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

BACKUP WITHHOLDING TAX FOR DOMESTIC STOCKHOLDERS

    Under certain circumstances, domestic stockholders may be subject to backup withholding at a rate of 31% on payments made with respect to, or cash proceeds of a sale or exchange of, Common Stock. Backup withholding will apply only if the holder:

    - fails to furnish his or her taxpayer identification number ("TIN") (which, for an individual, would be his or her Social Security Number);

    - furnishes an incorrect TIN;

    - is notified by the IRS that he or she has failed properly to report payments of interest and dividends or is otherwise subject to backup withholding; or

    - under certain circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct TIN and (a) that he or she has not been notified by the IRS that he or she is subject to backup withholding for failure to report interest and dividend payments or (b) that he or she has been notified by the IRS that he or she is no longer subject to backup withholding.

Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations.

    Domestic stockholders should consult their own tax advisors regarding their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a domestic stockholder will be allowed as a credit against the domestic stockholder's United States federal income tax liability and may entitle the domestic stockholder to a refund, provided that the required information is furnished to the IRS.

BACKUP WITHHOLDING TAX FOR FOREIGN STOCKHOLDERS

    Additional issues may arise pertaining to information reporting and backup withholding for foreign stockholders. Foreign stockholders should consult their tax advisors with regard to U.S. information reporting and backup withholding.

                            OTHER TAX CONSIDERATIONS

EFFECT OF TAX STATUS OF OPERATING PARTNERSHIP ON REIT QUALIFICATION

    Substantially all of our investments are through the Operating Partnership. In addition, the Operating Partnership holds interests in certain of our properties through subsidiary partnerships. Our interest in these partnerships may involve special tax considerations. Such considerations include (i) the allocations of items of income and expense, which could affect the computation of our taxable income, (ii) the status of the Operating Partnership, and other subsidiary partnerships as partnerships (as opposed to associations taxable as corporations) for federal income tax purposes and (iii) the taking of actions by the Operating Partnership and subsidiary partnerships that could adversely affect our qualifications as a REIT. In the opinion of Goodwin, Procter & Hoar LLP, based on certain representations of the Company and our subsidiaries, each of the Operating Partnership, and the other subsidiary partnerships in which the Operating Partnership has an interest will be treated for federal income tax purposes as a partnership (and not as an association taxable as a corporation). If any of the Operating Partnership, or other subsidiary partnerships in which the Operating Partnership has an interest were treated as an association taxable as a corporation, we would fail to qualify as a REIT for a number of reasons.

TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES

    When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution. Pursuant to section 704(c) of the Code, income, gain, loss and deduction attributable to such contributed property must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (this difference is referred to as a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes. Such allocations do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property (including certain of our properties). Consequently, the Operating Partnership Agreement requires such allocations to be made in a manner consistent with section 704(c) of the Code. Final and temporary Regulations under
Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences for property contributed to a partnership on or after December 21, 1993. The choices include the retention of the "traditional method" that was available under prior law or the election of certain alternative methods. Currently, we generally have elected and intend to continue to elect the "traditional method with curative allocations" of
Section 704(c) allocations. Under the traditional method, which is the least favorable method from our perspective, the carryover basis of contributed interests in our properties in the hands of the Operating Partnership could cause us (i) to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all properties were to have a tax basis equal to their fair market value at the time of the contribution (the "ceiling rule") and (ii) to be allocated taxable gain in the event of a sale of such contributed interests in our properties in excess of the economic or book income allocated to the Company as a result of such sale, with a corresponding benefit to the other partners in the Operating Partnership. For properties with respect to which we elect the "traditional method with curative allocations" the Operating Partnership Agreement will specially allocate taxable gain on sale of such properties to the contributing partners up to the aggregate amount of depreciation deductions with respect to each such property that the "ceiling rule" prevented the Company from being allocated. In addition, with respect to at least one property, the Company has elected the "remedial method" of allocations under Section 704(c) of the Code.

    Interests in our properties purchased for cash by the Operating Partnership simultaneously with or subsequent to our admission to the Operating Partnership initially had a tax basis equal to their fair market value. Thus,
Section 704(c) of the Code does not apply to such interests.

                              STATE AND LOCAL TAX

    We and our operating subsidiaries may be subject to state and local tax in states and localities in which we or they do business or own property. The tax treatment of the Company and our operating subsidiaries and the holders of our Common Stock in such jurisdictions may differ from the federal income tax treatment described above.

                  RATIOS OF COMBINED EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

    The following table sets forth the consolidated ratios of earnings to fixed charges and Preferred Stock Dividends for the Company and the Predecessor for the periods shown:

                                                   COMPANY                                               PREDECESSOR
                       ---------------------------------------------------------------   -------------------------------------------
                                                                                                  YEARS ENDED DECEMBER 31,
                        NINE MONTHS ENDED       JUNE 23, 1997-       JANUARY 1, 1997-    -------------------------------------------
                       SEPTEMBER 30, 1998    DECEMBER 31, 1997(1)    JUNE 22, 1997(1)    1996(1)    1995(1)    1994(1)(2)     1993
                       -------------------   ---------------------   -----------------   --------   --------   ----------   --------
Ratio................         2.08x                  1.93x                 1.07x          1.07x      0.95x        1.08x      1.19x

------------------------

(1) Ratios for the period January 1--June 22, 1997 and the years ended December 31, 1996, 1995, 1994 and 1993 are of the Predecessor and reflect periods prior to the Initial Offering on June 23, 1997.

The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of net income (loss) before minority interest, gain on sale of real estate assets and extraordinary items, plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense, capitalized interest, credit enhancement fees and loan cost amortization. To date, we have not issued any Preferred Stock; therefore, the ratios of earnings to combined fixed charges and Preferred Stock dividend requirements are the same as the ratios of earnings to fixed charges presented above.

                              PLAN OF DISTRIBUTION

    We may sell Securities to or through one or more underwriters or dealers for public offering and sale by or through them; directly to one or more individual, institutional or other purchasers; through agents; or through a combination of any such methods of sale. Direct sales to investors may also be accomplished through subscription rights distributed to our stockholders on a pro rata basis, which may or may not be transferable. In connection with any distribution of subscription rights to stockholders, if all of the underlying Securities are not subscribed for, we may sell the unsubscribed Securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed Securities to third parties.

    The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices (any of which may represent a discount from the prevailing market prices).

    In connection with the sale of Securities, underwriters or agents may receive compensation from the Company or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable prospectus supplement.

    Unless otherwise specified in the related prospectus supplement, each series of Securities will be a new issue with no established trading market, other than the shares of Common Stock which are listed on the NYSE. Any shares of Common Stock sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. We may elect to list any series of Preferred Stock on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but one will not be obligated to do so and any underwriter may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Securities.

    Until the distribution of the Securities is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase the Securities. As an exception to these rules, underwriters are permitted to engage in certain transactions that stabilize the price of the Securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Securities.

    If any underwriters create a short position in the Securities in connection with an offering, I.E., if they sell more Securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing Securities in the open market.

    The lead underwriters may also impose a penalty bid on certain other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase Securities in the open market to reduce the underwriters' short position or to stabilize the price of the Securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those Securities as part of the offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.

    We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the Securities. In addition, we do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

    Underwriters, dealers and agents may engage in transactions with, or perform services for, or be tenants of, the Company in the ordinary course of business.

    If so indicated in the applicable prospectus supplement, we will authorize dealers or other persons acting as our agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such prospectus supplement. Institutions with which such Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. The obligations of any purchaser under any such contracts will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchase is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such Contracts.

    In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

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                                 LEGAL MATTERS

    Certain legal matters, including the legality of the Securities, will be passed upon for the Company by Goodwin, Procter & Hoar LLP. Gilbert G. Menna, the sole shareholder of Gilbert G. Menna, P.C., a partner of Goodwin, Procter & Hoar LLP, serves as an Assistant Secretary of the Company. Certain partners of Goodwin, Procter & Hoar LLP or their affiliates, together with Mr. Menna, own approximately 20,000 shares of Common Stock. Goodwin, Procter & Hoar LLP occupies approximately 26,000 square feet at 599 Lexington Avenue, New York under a lease that expires in 2002.

                                    EXPERTS

    The financial statements and schedules for the year ended December 31, 1997 referred to and incorporated by reference in this Prospectus or elsewhere in the Registration Statement of which this Prospectus is a part have been audited by PricewaterhouseCoopers LLP, independent accountants, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.

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